Filed Pursuant to Rule 433

Registration No. 333-150225

Press Release April 14, 2008

WACHOVIA REPORTS 1ST QUARTER RESULTS; ANNOUNCES INITIATIVES

TO FURTHER ENHANCE CAPITAL BASE AND FLEXIBILITY

— Plans to Raise Capital through Public Offering

— Reduces Quarterly Dividend to $0.375 Per Common Share, Preserving $2.0 Billion of

Capital Annually

— Increases Credit Reserves; Provision $2.1 Billion Above Net Charge-offs

— Net Loss of $350 Million or $393 Million (20 Cents) after Preferred Dividend

— Strong Sales Momentum and Solid Underlying Expense Control Cushions Impact of

Rising Credit Costs and Market Disruption Losses

CHARLOTTE, N.C. – Wachovia today announced a series of actions to further enhance its capital base and operational flexibility, and updated its credit reserve modeling to reflect greater emphasis on forecasted changes in customer behavior assuming continued house price depreciation. These actions include:

•	Plans to raise capital through a public offering of common stock and perpetual convertible preferred stock;

•

Lowering the quarterly common stock dividend, which preserves $2.0 billion of capital annually, to build capital ratios and provide more operational flexibility. The board of directors declared a quarterly common stock dividend of $0.375 cents per common share, payable on June 16, 2008, to stockholders of record on May 30, 2008. This dividend level is consistent with Wachovia’s capital needs and growth opportunities for each of its business segments, and with an anticipated 40 percent to 50 percent cash payout ratio over the intermediate horizon; and

•

The update in the credit reserve modeling in response to the current and forecasted market environment and its effect on consumer behavior, particularly in stressed markets, resulting in a significant increase in the first quarter 2008 provision for credit losses. In addition, the scope of credit disclosures was increased to provide enhanced insight into the payment option consumer real estate portfolio.

In addition, Wachovia reported a first quarter 2008 net loss of $350 million before preferred dividends, or a net loss available to common stockholders of $393 million, (20 cents per common share). These results, which reflect higher credit costs and the continued disruption in the capital markets, compared with earnings of $2.30 billion, or $1.20 per share, in the first quarter of 2007.

While solid underlying performance was overshadowed by market disruption-related valuation losses of $2.0 billion, Wachovia generated total revenue of $7.9 billion on higher loans and deposits and strength in fiduciary and asset management fees, brokerage commissions and traditional banking fees, including the impact of the A.G. Edwards acquisition.

“I’m deeply disappointed with our first quarter results, but I am confident we’re taking prudent and appropriate actions in this challenging period to restore Wachovia to a more profitable path. The precipitous decline in housing market conditions and unprecedented changes in consumer behavior prompted us to update our credit reserve modeling and rely less heavily on historical trends to forecast losses. As a result, we have substantially increased our reserves,” said Ken Thompson, Wachovia’s chief executive officer. “The most painful decision was to reduce the dividend because it adversely affects our shareholders. But we believe the long-term benefit to

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WACHOVIA REPORTS 1ST QUARTER RESULTS; ANNOUNCES CAPITAL INITIATIVES/page 2 shareholder value outweighs the disadvantage of the dividend reduction as we fortify our balance sheet against continued instability in the housing and capital markets.

“It’s important to note that in early 2007 in advance of the market dislocation, we took steps to bolster our liquidity and reduce market-related exposures in products originally intended for distribution,” Thompson added. “We have generally been a provider of liquidity to the market during this period of market disruption, and we also continue to reduce our market-related exposures. The actions we announced today will further enhance and ensure our ongoing financial flexibility to invest and drive future earnings growth. With strengthened reserves and capital, and our strong deposit base, we believe we’re well-positioned to continue to successfully weather this uniquely challenging period.”

Earnings Highlights

	Three Months Ended
	March 31, 2008		December 31, 2007		March 31, 2007
(In millions, except per share data)	Amount	EPS	Amount	EPS	Amount	EPS
Earnings
Net income (loss)	$(350)	—	193	0.10	2,302	1.20
Discontinued operations, net of income taxes	—	—	(142)	(0.07)	—	—
Dividends on preferred stock	(43)	—	—	—	—	—

Net income (loss) available to common stockholders	$(393)	(0.20)	51	0.03	2,302	1.20
Discontinued operations, net of income taxes	—	—	142	0.07	—	—

Income (loss) from continuing operations	(393)	(0.20)	193	0.10	2,302	1.20
Net merger-related and restructuring expenses	123	0.06	108	0.05	6	—

Earnings (loss) excluding merger-related and restructuring expenses, and discontinued operations	$(270)	(0.14)	301	0.15	2,308	1.20

Financial ratios
Return on average common stockholders’ equity	(2.11)%		0.28		13.47
Net interest margin (a)	2.92		2.88		3.06
Fee and other income as % of total revenue (a)	39.15		36.99		45.15
Overhead efficiency ratio (a)	68.91%		78.00		55.88

Capital adequacy (b)
Tier 1 capital ratio	7.5%		7.4		7.4
Total capital ratio	12.1		11.8		11.4
Leverage ratio	6.2%		6.1		6.1

Asset quality
Allowance for loan losses as % of nonaccrual and restructured loans	84%		90		207
Allowance for loan losses as % of loans, net	1.37		0.98		0.80
Allowance for credit losses as % of loans, net (c)	1.41		1.02		0.84
Net charge-offs as % of average loans, net	0.66		0.41		0.15
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	1.70%		1.14		0.42

(a)	Tax-equivalent.
(b)	The first quarter of 2008 is based on estimates.
(c)	The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.

Results include after-tax net merger-related expenses of 6 cents per share in the first quarter of 2008; these expenses did not affect earnings per share in the first quarter of 2007. Excluding the merger-related expenses, results were a net loss available to common stockholders of $270 million, or 14 cents per share, in the first quarter of 2008. Results also include the impact of the A.G. Edwards, Inc., acquisition from October 1, 2007.

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WACHOVIA REPORTS 1ST QUARTER RESULTS; ANNOUNCES CAPITAL INITIATIVES/page 3

Wachovia Corporation

	Three Months Ended
(In millions)	March 31, 2008	December 31, 2007	March 31, 2007
Net interest income (Tax-equivalent)	$4,805	4,674	4,537
Fee and other income	3,091	2,744	3,734
Total revenue (Tax-equivalent)	7,896	7,418	8,271
Provision for credit losses	2,831	1,497	177
Noninterest expense	5,441	5,786	4,621
Income (loss) from continuing operations before income taxes (benefits) (Tax-equivalent)	(531)	28	3,337
Income taxes (benefits) (Tax-equivalent)	(181)	(165)	1,035
Net income (loss) available to common stockholders	(393)	51	2,302
Average loans, net	465,936	449,805	415,261
Average core deposits	$394,513	390,043	369,270

Other key trends in the first quarter of 2008 compared with the first quarter of 2007 included:

•

Revenue of $7.9 billion on higher loan and deposit balances, while fee and other income declined due to net market disruption-related valuation losses of $2.0 billion and significantly reduced fee income related to the disruption in the capital markets. Otherwise, strong momentum continued in fiduciary and asset management fees and brokerage commissions reflecting the A.G. Edwards acquisition and organic growth. Results included $445 million in net gains related to adoption of new fair value accounting standards and a $225 million gain related to the Visa initial public offering.

•

Net interest margin compression of 14 basis points year over year, although the margin rose 4 basis points from the fourth quarter of 2007. Net interest income rose modestly, reflecting growth in average commercial loans, up 26 percent, and average consumer loans, up 4 percent, as well as solid core deposit growth, up 7 percent. Average loan growth included the impact of $7.3 billion of transfers to the loan portfolio from held-for-sale as well as strength in commercial, commercial real estate and traditional conforming mortgage loans. Deposit growth was led by strength in IRAs and money market accounts.

•	An 18 percent increase in noninterest expense largely reflecting the impact of A.G. Edwards, as well as growth in credit-related sundry expense.

•

Provision for credit losses of $2.8 billion, which exceeded net charge-offs by $2.1 billion. The provision largely reflected more severe deterioration in the residential housing market, particularly in specific markets in California and Florida, as well as the result of the refinements made to the credit reserve model for the payment option product. These refinements incorporate multiple and more granular factors regarding unprecedented consumer behavior, housing price deterioration and increased foreclosures. Net charge-offs were $765 million, or an annualized 0.66 percent of average net loans. Total nonperforming assets including loans held for sale were $8.4 billion, or 1.70 percent of loans, foreclosed properties and loans held for sale, largely reflecting increases in consumer real estate-related nonperforming assets due to the effects of the weakened housing industry.

Lines of Business

The following discussion covers the results for Wachovia’s four core business segments and is on a segment earnings basis, which excludes net merger-related and restructuring expenses, other intangible amortization and discontinued operations. Segment earnings are the basis on which

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WACHOVIA REPORTS 1ST QUARTER RESULTS; ANNOUNCES CAPITAL INITIATIVES/page 4

Wachovia manages and allocates capital to its business segments. In accordance with Wachovia’s business segment methodology, provision expense in excess of charge-offs, which amounted to $2.1 billion in the first quarter of 2008, is not allocated to business segments.

Pages 13 and 14 include a reconciliation of segment results to Wachovia’s consolidated results of operations in accordance with GAAP.

General Bank Highlights

	Three Months Ended
(In millions)	March 31, 2008	December 31, 2007	March 31, 2007
Net interest income (Tax-equivalent)	$3,455	3,402	3,398
Fee and other income	990	929	845
Total revenue (Tax-equivalent)	4,500	4,389	4,290
Provision for credit losses	569	320	147
Noninterest expense	2,050	2,041	1,869
Segment earnings	$1,195	1,287	1,444
Cash overhead efficiency ratio (Tax-equivalent)	45.55%	46.50	43.56
Average loans, net	$311,447	303,269	288,229
Average core deposits	297,680	296,568	284,046
Economic capital, average	$12,695	11,179	10,662

General Bank

The General Bank includes retail, small business and commercial customers. The first quarter of 2008 compared with the first quarter of 2007 included:

•

Earnings of $1.2 billion, down $249 million, driven by rapidly rising credit costs and related expenses, which overshadowed continued strong sales momentum reflected in total revenue of $4.5 billion, up 5 percent.

•

Average loan growth of 8 percent, with double digit growth in wholesale businesses and 4 percent growth in mortgage lending as a decline in prepayments offset lower volumes on the payment option mortgage product.

•	Significant efforts in the mortgage business included a restructuring of the operating model, extensive loss mitigation efforts and initiatives to increase the volume of marketable mortgages.

•

A home equity lending decline of 41 percent, reflecting implementation of tightened credit standards. Over 95 percent of our home equity loans are originated through our branch network and other direct channels.

•	A 26 percent increase in auto loan originations

•	Average core deposit growth of 5 percent, largely reflecting strength in wholesale deposits, which were up 10 percent, and an increase of 4 percent in retail deposits.

•	Growth in net new retail checking accounts slowed to a still strong increase of 174,000 in the first quarter of 2008 compared with an increase of 268,000 in the first quarter of 2007.

•	Net new checking accounts include 139,000 linked to the new Way2Save accounts, which launched in mid-January 2008.

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WACHOVIA REPORTS 1ST QUARTER RESULTS; ANNOUNCES CAPITAL INITIATIVES/page 5

•

17 percent growth in fee and other income, with strength in service charges, interchange income and mortgage banking fee income. Strong interchange income reflected an 18 percent increase in debit/credit card volume from the first quarter of 2007.

•

Noninterest expense up 10 percent due to growth in credit-related sundry expense, as well as on continued strategic investment in de novo branch activity, Western expansion and buildup in credit card operations. During the first quarter of 2008, 23 de novo branches were opened and 58 branches were consolidated. As a result of performance initiatives, operating leverage continued to improve, which enabled the continued strategic investment.

•	A $422 million increase in the provision for credit losses largely reflecting rapid deterioration in consumer real estate in certain housing markets and higher losses on auto loans.

Wealth Management Highlights

	Three Months Ended
(In millions)	March 31, 2008	December 31, 2007	March 31, 2007
Net interest income (Tax-equivalent)	$181	183	181
Fee and other income	211	214	196
Total revenue (Tax-equivalent)	397	400	380
Provision for credit losses	5	7	1
Noninterest expense	246	249	247
Segment earnings	$92	91	84
Cash overhead efficiency ratio (Tax-equivalent)	62.08%	62.27	65.12
Average loans, net	$22,413	21,791	20,394
Average core deposits	17,397	16,773	17,267
Economic capital, average	$705	616	592

Wealth Management

Wealth Management includes private banking, personal trust, investment advisory services, charitable services, financial planning and insurance brokerage. The first quarter of 2008 compared with the first quarter of 2007 included:

•	Earnings of $92 million on 4 percent revenue growth in challenging markets.

•

Strong fiduciary and asset management fees as a pricing initiative implemented in the third quarter of 2007 and new sales offset declines in equity valuations. Insurance commissions declined largely due to a soft market for insurance premiums and nonstrategic insurance account dispositions.

•	Relatively flat net interest income as solid loan growth offset deposit spread compression.

•	A slight decline in expense driven by efficiency initiatives, which offset the impact of private banking and Western expansion investment.

•	5 percent growth in assets under management to $79.8 billion as asset gathering overcame market depreciation.

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WACHOVIA REPORTS 1ST QUARTER RESULTS; ANNOUNCES CAPITAL INITIATIVES/page 6

Corporate and Investment Bank Highlights

	Three Months Ended
(In millions)	March 31, 2008	December 31, 2007	March 31, 2007
Net interest income (Tax-equivalent)	$1,032	988	716
Fee and other income	(159)	(555)	1,109
Total revenue (Tax-equivalent)	823	383	1,782
Provision for credit losses	197	112	6
Noninterest expense	747	952	911
Segment earnings (loss)	$(77)	(431)	550
Cash overhead efficiency ratio (Tax-equivalent)	90.76%	247.83	51.10
Average loans, net	$101,024	91,702	73,385
Average core deposits	33,623	36,200	34,227
Economic capital, average	$13,242	11,293	8,329

Corporate and Investment Bank

The Corporate and Investment Bank includes corporate lending, investment banking, and treasury and international trade finance. First quarter 2008 results compared with the first quarter of 2007 included:

•	A segment loss of $77 million driven by $1.6 billion in net valuation losses reflecting continued disruption in the capital markets and reduced origination volume in most market-related businesses.

•	Market valuation losses, net of applicable hedges, of:

•	$339 million in subprime residential asset-backed collateralized debt obligations and other related exposures, compared with $818 million in fourth quarter 2007, excluding discontinued operations;

•	$521 million in commercial mortgage structured products, compared with $600 million in fourth quarter 2007;

•	$251 million in consumer mortgage structured products, compared with $123 million in fourth quarter 2007;

•	$309 million in leveraged finance net of fees, compared with a net $93 million gain in fourth quarter 2007; and

•	$144 million in non-subprime collateralized debt obligations and other structured products, compared with a $59 million net gain in fourth quarter 2007.

•

A 44 percent increase in net interest income, which reflected 38 percent growth in average loans including the transfer into the loan portfolio at fair value of certain loans originally slated for disposition, as well as loan growth in the corporate lending and global financial institutions business.

•

Principal investing revenue of $414 million, largely due to a net $486 million of gains related to the adoption of new fair value accounting standards in January 2008, offset by mark-to-market losses in the direct investment portfolio.

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WACHOVIA REPORTS 1ST QUARTER RESULTS; ANNOUNCES CAPITAL INITIATIVES/page 7

•	An 18 percent decline in noninterest expense primarily due to lower variable compensation and reduced headcount in investment banking.

•	Provision of $197 million largely reflecting residential-related commercial real estate losses.

Capital Management Highlights

	Three Months Ended
(In millions)	March 31, 2008	December 31, 2007	March 31, 2007
Net interest income (Tax-equivalent)	$274	318	259
Fee and other income	2,191	2,211	1,477
Total revenue (Tax-equivalent)	2,455	2,518	1,728
Provision for credit losses	—	—	—
Noninterest expense	1,855	1,938	1,237
Segment earnings	$381	368	312
Cash overhead efficiency ratio (Tax-equivalent)	75.54%	76.96	71.59
Average loans, net	$2,562	2,295	1,554
Average core deposits	43,084	38,019	31,683
Economic capital, average	$2,143	2,120	1,334

Capital Management

Capital Management includes retail brokerage services and asset management. The first quarter of 2008 compared with the first quarter of 2007 included:

•

Earnings of $381 million on 42 percent revenue growth, which primarily reflected the A.G. Edwards acquisition. In addition, solid growth in retail brokerage managed account and other asset-based fees despite declining equity markets offset lower transactional revenue and equity syndicate distribution fees. The impact of FDIC sweep deposit growth of $11.0 billion partially offset spread compression in the declining interest rate environment.

•	Record annuity sales of $2.7 billion, including $1.5 billion in the General Bank financial centers.

•	50 percent growth in noninterest expense largely due to the effect of A.G. Edwards, as well as higher legal expense and revenue-based commissions.

Total assets under management of $258.7 billion at March 31, 2008, decreased 6 percent from December 31, 2007, primarily due to declining market valuations.

***

Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, with assets of $808.9 billion and market capitalization of $53.8 billion at March 31, 2008. Wachovia provides a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to customers through 3,300 retail financial centers in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. Globally, clients are served in selected corporate and institutional sectors and through more than 40 international offices. Our retail brokerage operations under the Wachovia Securities brand name manage more than $1.1 trillion in client assets through 18,600 registered representatives in 1,500 offices nationwide. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com; and investment products and services at evergreeninvestments.com.

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WACHOVIA REPORTS 1ST QUARTER RESULTS; ANNOUNCES CAPITAL INITIATIVES/page 8

Forward-Looking Statements

This news release contains various forward-looking statements. A discussion of various factors that could cause Wachovia Corporation’s actual results to differ materially from those expressed in such forward-looking statements is included in Wachovia’s filings with the Securities and Exchange Commission, including its Current Report on Form 8-K dated April 14, 2008.

Explanation of Wachovia’s Use of Certain Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes certain non-GAAP financial measures, including those presented on page 2 and on page 11 under the captions “Earnings Excluding Merger-Related and Restructuring Expenses, and Discontinued Operations” and “Earnings Excluding Merger-Related and Restructuring Expenses, Other Intangible Amortization and Discontinued Operations”, and which are reconciled to GAAP financial measures on pages 21 and 22. In addition, in this news release certain designated net interest income amounts are presented on a tax-equivalent basis, including the calculation of the overhead efficiency ratio.

Wachovia believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons with the performance of others in the financial services industry. Specifically, Wachovia believes the exclusion of merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle permits evaluation and a comparison of results for on-going business operations, and it is on this basis that Wachovia’s management internally assesses the company’s performance. Those non-operating items are excluded from Wachovia’s segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. In addition, because of the significant amount of deposit base intangible amortization, Wachovia believes the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial services firms. Wachovia’s management makes recommendations to its board of directors about dividend payments based on reported earnings excluding merger-related and restructuring expenses, other intangible amortization, discontinued operations and the cumulative effect of a change in accounting principle, and has communicated certain dividend payout ratio goals to investors on this basis. Management believes this payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor Wachovia’s dividend payout policy. Wachovia also believes the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry standards. Wachovia operates one of the largest retail brokerage businesses in our industry, and we have presented an overhead efficiency ratio excluding these brokerage services, which management believes is useful to investors in comparing the performance of our banking business with other banking companies.

Although Wachovia believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

Earnings Conference Call and Supplemental Materials

Wachovia CEO Ken Thompson and CFO Tom Wurtz will review Wachovia’s first quarter 2008 results in a conference call and audio web cast beginning at 8:00 a.m. Eastern Daylight Saving Time today. This review may include a discussion of certain non-GAAP financial measures. Supplemental materials relating to first quarter results, which also include a reconciliation of any non-GAAP measures to Wachovia’s reported financials, are available on the Internet at Wachovia.com/investor, and investors are encouraged to access these materials in advance of the conference call.

Web cast Instructions: To gain access to the web cast, which will be “listen-only,” go to Wachovia.com/investor and click on the link “Wachovia First Quarter Earnings Audio Web cast.” In order to listen to the web cast, you will need to download either Real Player or Media Player.

Teleconference Instructions: The telephone number for the conference call is 888-357-9787 for U.S. callers or 706-679-7342 for international callers. You will be asked to tell the answering coordinator your name and the name of your firm. Mention the conference Access Code: WB Investor.

Replay: Monday, April 14, by 12:00 Noon EST and continuing through 5 p.m. EST Friday, July 11. Replay telephone number is 706-645-9291; access code: 43662109.

Investors seeking further information should contact the Investor Relations team: Alice Lehman at 704-374-4139 or Ellen Taylor at 704-383-1381. Media seeking further information should contact the Corporate Media Relations team: Mary Eshet at 704-383-7777 or Christy Phillips at 704-383-8178.

Wachovia may file a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Investors should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that Wachovia has filed with the SEC for more complete information about Wachovia and this offering. Documents may be obtained for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, investors may call toll-free 1-800-326-5897 to request that the prospectus be mailed after filing.

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WACHOVIA CORPORATION AND SUBSIDIARIES

FINANCIAL TABLES

WACHOVIA CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(Unaudited)

	2008	2007
(Dollars in millions, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
EARNINGS SUMMARY
Net interest income (GAAP)	$4,752	4,630	4,551	4,449	4,500
Tax-equivalent adjustment	53	44	33	38	37

Net interest income (Tax-equivalent)	4,805	4,674	4,584	4,487	4,537
Fee and other income	3,091	2,744	2,933	4,240	3,734

Total revenue (Tax-equivalent)	7,896	7,418	7,517	8,727	8,271
Provision for credit losses	2,831	1,497	408	179	177
Other noninterest expense	5,097	5,488	4,397	4,755	4,493
Merger-related and restructuring expenses	241	187	36	32	10
Other intangible amortization	103	111	92	103	118

Total noninterest expense	5,441	5,786	4,525	4,890	4,621
Minority interest in income of consolidated subsidiaries	155	107	189	139	136

Income (loss) from continuing operations before income taxes (benefits) (Tax-equivalent)	(531)	28	2,395	3,519	3,337
Income taxes (benefits)	(234)	(209)	656	1,140	998
Tax-equivalent adjustment	53	44	33	38	37

Income (loss) from continuing operations	(350)	193	1,706	2,341	2,302
Discontinued operations, net of income taxes	—	(142)	(88)	—	—

Net income (loss)	(350)	51	1,618	2,341	2,302
Dividends on preferred stock	43	—	—	—	—

Net income (loss) available to common stockholders	$(393)	51	1,618	2,341	2,302

Diluted earnings per common share (a)	$(0.20)	0.03	0.85	1.22	1.20
Return on average common stockholders’ equity	(2.11)%	0.28	9.19	13.54	13.47
Return on average assets	(0.18)	0.03	0.88	1.33	1.35
Overhead efficiency ratio	68.91%	78.00	60.20	56.02	55.88
Operating leverage	$823	(1,359)	(847)	189	(13)

ASSET QUALITY
Allowance for loan losses as % of loans, net	1.37%	0.98	0.78	0.79	0.80
Allowance for loan losses as % of nonperforming assets	78	84	115	157	189
Allowance for credit losses as % of loans, net	1.41	1.02	0.82	0.83	0.84
Net charge-offs as % of average loans, net	0.66	0.41	0.19	0.14	0.15
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	1.70%	1.14	0.66	0.49	0.42

CAPITAL ADEQUACY (b)
Tier I capital ratio	7.5%	7.4	7.1	7.5	7.4
Total capital ratio	12.1	11.8	10.8	11.5	11.4
Leverage ratio	6.2%	6.1	6.1	6.2	6.1

OTHER DATA
Average basic common shares (In millions)	1,963	1,959	1,885	1,891	1,894
Average diluted common shares (In millions)	1,977	1,983	1,910	1,919	1,925
Actual common shares (In millions) (c)	1,992	1,980	1,901	1,903	1,913
Dividends paid per common share	$0.64	0.64	0.64	0.56	0.56
Dividend payout ratio on common shares	(320.00)%	2133.33	75.29	45.90	46.67
Book value per common share (c)	$36.40	37.66	36.90	36.40	36.47
Common stock price	27.00	38.03	50.15	51.25	55.05
Market capitalization (c)	$53,782	75,302	95,326	97,530	105,330
Common stock price to book value (c)	74%	101	136	141	151
FTE employees	120,378	121,890	109,724	110,493	110,369
Total financial centers/brokerage offices	4,850	4,894	4,167	4,135	4,167
ATMs	5,308	5,139	5,123	5,099	5,146

(a)	Calculated using average basic common shares in the first quarter of 2008.
(b)	The first quarter of 2008 is based on estimates.
(c)	Includes restricted stock for which the holder receives dividends and has full voting rights.

WACHOVIA CORPORATION AND SUBSIDIARIES

OTHER FINANCIAL DATA

(Unaudited)

	2008	2007
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
EARNINGS EXCLUDING MERGER-RELATED AND RESTRUCTURING EXPENSES, AND DISCONTINUED OPERATIONS (a) (b)
Return on average common stockholders’ equity	(1.45)%	1.62	9.81	13.66	13.50
Return on average assets	(0.12)	0.16	0.94	1.34	1.35
Overhead efficiency ratio	65.85	75.48	59.73	55.65	55.75
Overhead efficiency ratio excluding brokerage	61.92%	74.54	56.82	52.04	52.60
Operating leverage	$877	(1,208)	(843)	210	(51)

EARNINGS EXCLUDING MERGER-RELATED AND RESTRUCTURING EXPENSES, OTHER INTANGIBLE AMORTIZATION AND DISCONTINUED OPERATIONS (a) (b) (c)
Dividend payout ratio on common shares	(640.00)%	355.56	68.09	44.09	45.16
Return on average tangible common stockholders’ equity	(2.80)	5.05	23.88	33.57	33.27
Return on average tangible assets	(0.09)	0.20	1.03	1.47	1.49
Overhead efficiency ratio	64.55	73.97	58.51	54.47	54.33
Overhead efficiency ratio excluding brokerage	60.14%	72.40	55.32	50.61	50.88
Operating leverage	$869	(1,187)	(855)	197	(75)

OTHER FINANCIAL DATA
Net interest margin	2.92%	2.88	2.92	2.96	3.06
Fee and other income as % of total revenue	39.15	36.99	39.02	48.58	45.15
Effective income tax rate (d)	40.04	122.05	27.33	32.78	30.22
Effective tax rate (Tax-equivalent) (d) (e)	34.06%	127.17	28.38	33.51	30.99

AVERAGE BALANCE SHEET DATA
Commercial loans, net	$198,578	188,164	174,672	165,512	157,288
Consumer loans, net	267,358	261,641	255,129	255,745	257,973
Loans, net	465,936	449,805	429,801	421,257	415,261
Earning assets	659,033	650,140	628,773	605,978	593,663
Total assets	783,593	763,487	729,004	704,773	691,029
Core deposits	394,513	390,043	379,009	378,496	369,270
Total deposits	443,353	437,566	416,107	408,418	399,106
Interest-bearing liabilities	611,099	599,130	574,399	547,669	535,778
Stockholders’ equity	$78,747	73,986	69,857	69,317	69,320

PERIOD-END BALANCE SHEET DATA
Commercial loans, net	$211,700	198,566	189,545	175,369	167,039
Consumer loans, net	268,782	263,388	259,661	253,751	254,624
Loans, net	480,482	461,954	449,206	429,120	421,663
Goodwill and other intangible assets
Goodwill	43,068	43,122	38,848	38,766	38,838
Deposit base	573	619	670	727	796
Customer relationships	1,375	1,410	620	651	684
Tradename	90	90	90	90	90
Total assets	808,890	782,896	754,168	715,428	702,669
Core deposits	398,562	397,405	377,865	378,188	377,358
Total deposits	444,964	449,129	421,937	410,030	405,270
Stockholders’ equity	$78,307	76,872	70,140	69,266	69,786

(a)	These financial measures are calculated by excluding from GAAP net income (loss) presented on page 10, $123 million, $108 million, $22 million, $20 million and $6 million in the first quarter of 2008 and the fourth, third, second and first quarters of 2007, respectively, of after-tax net merger-related and restructuring expenses and $142 million and $88 million after tax in the fourth and third quarters of 2007, respectively, of discontinued operations.
(b)	See page 10 for the most directly comparable GAAP financial measure and pages 21 and 22 for a more detailed reconciliation.
(c)	These financial measures are calculated by excluding from GAAP net income (loss) presented on page 10, $64 million, $65 million, $59 million, $66 million and $76 million in the first quarter of 2008 and the fourth, third, second and first quarters of 2007, respectively, of deposit base and other intangible amortization.
(d)	The fourth and third quarters of 2007 include taxes on discontinued operations.
(e)	The tax-equivalent tax rate applies to fully tax-equivalized revenues.

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	2008	2007
(In millions, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
INTEREST INCOME
Interest and fees on loans	$7,577	7,980	7,937	7,723	7,618
Interest and dividends on securities	1,496	1,616	1,529	1,474	1,478
Trading account interest	571	557	566	506	433
Other interest income	535	757	799	647	611

Total interest income	10,179	10,910	10,831	10,350	10,140

INTEREST EXPENSE
Interest on deposits	2,941	3,433	3,334	3,180	3,014
Interest on short-term borrowings	523	673	801	706	669
Interest on long-term debt	1,963	2,174	2,145	2,015	1,957

Total interest expense	5,427	6,280	6,280	5,901	5,640

Net interest income	4,752	4,630	4,551	4,449	4,500
Provision for credit losses	2,831	1,497	408	179	177

Net interest income after provision for credit losses	1,921	3,133	4,143	4,270	4,323

FEE AND OTHER INCOME
Service charges	676	716	689	667	614
Other banking fees	498	497	471	449	416
Commissions	914	970	600	649	659
Fiduciary and asset management fees	1,439	1,436	1,029	1,015	953
Advisory, underwriting and other investment banking fees	261	249	393	454	407
Trading account profits (losses)	(308)	(524)	(301)	195	128
Principal investing	446	41	372	298	48
Securities gains (losses)	(205)	(320)	(34)	23	53
Other income	(630)	(321)	(286)	490	456

Total fee and other income	3,091	2,744	2,933	4,240	3,734

NONINTEREST EXPENSE
Salaries and employee benefits	3,260	3,468	2,628	3,122	2,972
Occupancy	379	375	325	331	312
Equipment	323	334	283	309	307
Marketing	97	80	74	78	62
Communications and supplies	186	191	176	178	173
Professional and consulting fees	196	271	194	205	177
Other intangible amortization	103	111	92	103	118
Merger-related and restructuring expenses	241	187	36	32	10
Sundry expense	656	769	717	532	490

Total noninterest expense	5,441	5,786	4,525	4,890	4,621

Minority interest in income of consolidated subsidiaries	155	107	189	139	136

Income (loss) from continuing operations before income taxes (benefits)	(584)	(16)	2,362	3,481	3,300
Income taxes (benefits)	(234)	(209)	656	1,140	998

Income (loss) from continuing operations	(350)	193	1,706	2,341	2,302
Discontinued operations, net of income taxes	—	(142)	(88)	—	—

Net income (loss)	(350)	51	1,618	2,341	2,302
Dividends on preferred stock	43	—	—	—	—

Net income (loss) available to common stockholders	$(393)	51	1,618	2,341	2,302

PER COMMON SHARE DATA (after preferred stock dividends)
Basic earnings
Income (loss) from continuing operations	$(0.20)	0.10	0.91	1.24	1.22
Net income (loss) available to common stockholders	(0.20)	0.03	0.86	1.24	1.22
Diluted earnings (a)
Income (loss) from continuing operations	(0.20)	0.10	0.90	1.22	1.20
Net income (loss) available to common stockholders	(0.20)	0.03	0.85	1.22	1.20
Cash dividends	$0.64	0.64	0.64	0.56	0.56
AVERAGE COMMON SHARES
Basic	1,963	1,959	1,885	1,891	1,894
Diluted	1,977	1,983	1,910	1,919	1,925

(a)	Calculated using average basic common shares in the first quarter of 2008.

WACHOVIA CORPORATION AND SUBSIDIARIES

BUSINESS SEGMENTS

(Unaudited)

	Three Months Ended March 31, 2008
(In millions)	General Bank	Wealth Management	Corporate and Investment Bank	Capital Management	Parent	Net Merger- Related and Restructuring Expenses (b)	Total
CONSOLIDATED
Net interest income (a)	$3,455	181	1,032	274	(137)	(53)	4,752
Fee and other income	990	211	(159)	2,191	(142)	—	3,091
Intersegment revenue	55	5	(50)	(10)	—	—	—

Total revenue (a)	4,500	397	823	2,455	(279)	(53)	7,843
Provision for credit losses	569	5	197	—	2,060	—	2,831
Noninterest expense	2,050	246	747	1,855	302	241	5,441
Minority interest	—	—	—	—	198	(43)	155
Income taxes (benefits)	675	54	(65)	218	(1,041)	(75)	(234)
Tax-equivalent adjustment	11	—	21	1	20	(53)	—

Net income (loss)	1,195	92	(77)	381	(1,818)	(123)	(350)
Dividends on preferred stock	—	—	—	—	43	—	43

Net income (loss) available to common stockholders	$1,195	92	(77)	381	(1,861)	(123)	(393)

	Three Months Ended December 31, 2007
(In millions)	General Bank	Wealth Management	Corporate and Investment Bank	Capital Management	Parent	Net Merger- Related and Restructuring Expenses (b)	Total
CONSOLIDATED
Net interest income (a)	$3,402	183	988	318	(217)	(44)	4,630
Fee and other income	929	214	(555)	2,211	(55)	—	2,744
Intersegment revenue	58	3	(50)	(11)	—	—	—

Total revenue (a)	4,389	400	383	2,518	(272)	(44)	7,374
Provision for credit losses	320	7	112	—	1,058	—	1,497
Noninterest expense	2,041	249	952	1,938	419	187	5,786
Minority interest	—	—	—	—	118	(11)	107
Income taxes (benefits)	730	53	(269)	211	(866)	(68)	(209)
Tax-equivalent adjustment	11	—	19	1	13	(44)	—

Income (loss) from continuing operations	1,287	91	(431)	368	(1,014)	(108)	193
Discontinued operations, net of income taxes	—	—	—	—	(142)	—	(142)

Net income (loss)	$1,287	91	(431)	368	(1,156)	(108)	51

WACHOVIA CORPORATION AND SUBSIDIARIES

BUSINESS SEGMENTS

(Unaudited)

	Three Months Ended March 31, 2007
(In millions)	General Bank	Wealth Management	Corporate and Investment Bank	Capital Management	Parent	Net Merger- Related and Restructuring Expenses (b)	Total
CONSOLIDATED
Net interest income (a)	$3,398	181	716	259	(17)	(37)	4,500
Fee and other income	845	196	1,109	1,477	107	—	3,734
Intersegment revenue	47	3	(43)	(8)	1	—	—

Total revenue (a)	4,290	380	1,782	1,728	91	(37)	8,234
Provision for credit losses	147	1	6	—	23	—	177
Noninterest expense	1,869	247	911	1,237	347	10	4,621
Minority interest	—	—	—	—	136	—	136
Income taxes (benefits)	819	48	305	179	(349)	(4)	998
Tax-equivalent adjustment	11	—	10	—	16	(37)	—

Net income (loss)	$1,444	84	550	312	(82)	(6)	2,302

(a)	Tax-equivalent.
(b)	The tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

WACHOVIA CORPORATION AND SUBSIDIARIES

LOANS—ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

(Unaudited)

	2008	2007
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
ON-BALANCE SHEET LOAN PORTFOLIO COMMERCIAL
Commercial, financial and agricultural	$119,193	112,509	109,269	102,397	99,687
Real estate—construction and other	18,597	18,543	18,167	17,449	16,965
Real estate—mortgage	26,370	23,846	21,514	20,448	20,130
Lease financing	23,637	23,913	23,966	24,083	24,053
Foreign	33,616	29,540	26,471	20,959	16,240

Total commercial	221,413	208,351	199,387	185,336	177,075

CONSUMER
Real estate secured	230,197	227,719	225,355	220,293	220,682
Student loans	9,324	8,149	7,742	6,757	8,479
Installment loans	27,437	25,635	24,763	25,017	23,665

Total consumer	266,958	261,503	257,860	252,067	252,826

Total loans	488,371	469,854	457,247	437,403	429,901
Unearned income	(7,889)	(7,900)	(8,041)	(8,283)	(8,238)

Loans, net (On-balance sheet)	$480,482	461,954	449,206	429,120	421,663

MANAGED PORTFOLIO (a)
COMMERCIAL
On-balance sheet loan portfolio	$221,413	208,351	199,387	185,336	177,075
Securitized loans—off-balance sheet	120	131	142	170	181
Loans held for sale	3,342	9,414	13,905	11,573	10,467

Total commercial	224,875	217,896	213,434	197,079	187,723

CONSUMER
Real estate secured
On-balance sheet loan portfolio	230,197	227,719	225,355	220,293	220,682
Securitized loans—off-balance sheet	6,845	7,230	7,625	8,112	6,595
Securitized loans included in securities	11,683	10,755	5,963	6,091	5,629
Loans held for sale	5,960	4,816	3,583	4,079	4,089

Total real estate secured	254,685	250,520	242,526	238,575	236,995

Student
On-balance sheet loan portfolio	9,324	8,149	7,742	6,757	8,479
Securitized loans—off-balance sheet	2,586	2,811	2,856	2,905	3,045
Securitized loans included in securities	52	52	52	52	52
Loans held for sale	—	—	1,968	2,046	—

Total student	11,962	11,012	12,618	11,760	11,576

Installment
On-balance sheet loan portfolio	27,437	25,635	24,763	25,017	23,665
Securitized loans—off-balance sheet	1,968	2,263	2,572	3,105	2,851
Securitized loans included in securities	39	47	55	116	126
Loans held for sale	2,127	2,542	1,975	35	476

Total installment	31,571	30,487	29,365	28,273	27,118

Total consumer	298,218	292,019	284,509	278,608	275,689

Total managed portfolio	$523,093	509,915	497,943	475,687	463,412

SERVICING PORTFOLIO (b)
Commercial	$354,624	353,464	337,721	298,374	271,038
Consumer	$27,415	27,967	28,474	26,789	25,952

(a)	The managed portfolio includes the on-balance sheet loan portfolio, loans securitized for which the retained interests are classified in securities on-balance sheet, loans held for sale on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we service the loans.
(b)	The servicing portfolio consists of third party commercial and consumer loans for which our sole function is that of servicing the loans for the third parties.

WACHOVIA CORPORATION AND SUBSIDIARIES

ALLOWANCE FOR CREDIT LOSSES

(Unaudited)

	2008	2007
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
ALLOWANCE FOR CREDIT LOSSES (a)
Balance, beginning of period	$4,717	3,691	3,552	3,533	3,514
Provision for credit losses	2,834	1,467	381	168	175
Provision for credit losses relating to loans transferred to loans held for sale or sold	7	6	3	4	1
Provision for credit losses for unfunded lending commitments	(10)	24	24	7	1
LOAN LOSSES
Commercial, financial and agricultural	(171)	(67)	(41)	(39)	(34)
Commercial real estate—construction and mortgage	(81)	(117)	(5)	(4)	(6)

Total commercial	(252)	(184)	(46)	(43)	(40)

Real estate secured	(351)	(156)	(59)	(40)	(33)
Student loans	(3)	(4)	(5)	(2)	(3)
Installment and other loans (b)	(242)	(225)	(168)	(138)	(142)

Total consumer	(596)	(385)	(232)	(180)	(178)

Total loan losses	(848)	(569)	(278)	(223)	(218)

LOAN RECOVERIES
Commercial, financial and agricultural	14	22	9	15	9
Commercial real estate—construction and mortgage	1	—	3	—	3

Total commercial	15	22	12	15	12

Real estate secured	10	9	12	11	6
Student loans	1	2	3	—	1
Installment and other loans (b)	57	75	45	47	44

Total consumer	68	86	60	58	51

Total loan recoveries	83	108	72	73	63

Net charge-offs	(765)	(461)	(206)	(150)	(155)

Allowance relating to loans acquired, transferred to loans held for sale or sold	(16)	(10)	(63)	(10)	(3)

Balance, end of period	$6,767	4,717	3,691	3,552	3,533

ALLOWANCE FOR CREDIT LOSSES
Allowance for loan losses	$6,567	4,507	3,505	3,390	3,378
Reserve for unfunded lending commitments	200	210	186	162	155

Total allowance for credit losses	$6,767	4,717	3,691	3,552	3,533

ALLOWANCE FOR LOAN LOSSES
as % of loans, net	1.37%	0.98	0.78	0.79	0.80
as % of nonaccrual and restructured loans (c)	84	90	129	174	207
as % of nonperforming assets (c)	78	84	115	157	189
ALLOWANCE FOR CREDIT LOSSES
as % of loans, net	1.41%	1.02	0.82	0.83	0.84

NET CHARGE-OFFS AS % OF AVERAGE LOANS, NET (d)
Commercial, financial and agricultural	0.41%	0.12	0.10	0.07	0.08
Commercial real estate—construction and mortgage	0.73	1.12	0.02	0.04	0.04

Total commercial	0.48	0.34	0.08	0.07	0.07

Real estate secured	0.59	0.26	0.08	0.05	0.05
Student loans	0.08	0.10	0.14	0.07	0.10
Installment and other loans (b)	2.76	2.35	1.99	1.47	1.67

Total consumer	0.79	0.46	0.27	0.19	0.20

Total as % of average loans, net	0.66%	0.41	0.19	0.14	0.15

CONSUMER REAL ESTATE SECURED NET CHARGE-OFFS
First lien	$(291)	(122)	(32)	(17)	(15)
Second lien	(50)	(25)	(15)	(12)	(12)

Total consumer real estate secured net charge-offs	$(341)	(147)	(47)	(29)	(27)

(a)	The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.
(b)	Principally auto loans.
(c)	These ratios do not include nonperforming assets included in loans held for sale.
(d)	Annualized.

WACHOVIA CORPORATION AND SUBSIDIARIES

NONPERFORMING ASSETS

(Unaudited)

	2008	2007
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
NONPERFORMING ASSETS
Nonaccrual loans
Commercial
Commercial, financial and agricultural	$908	602	354	318	303
Commercial real estate - construction and mortgage	1,750	1,059	289	161	117

Total commercial	2,658	1,661	643	479	420

Consumer
Real estate secured
First lien	5,015	3,234	1,986	1,380	1,124
Second lien	75	58	41	44	37
Installment and other loans (a)	40	42	45	42	51

Total consumer	5,130	3,334	2,072	1,466	1,212

Total nonaccrual loans	7,788	4,995	2,715	1,945	1,632
Troubled debt restructurings (b)	56	—	—	—	—
Foreclosed properties	530	389	334	207	155

Total nonperforming assets	$8,374	5,384	3,049	2,152	1,787

as % of loans, net, and foreclosed properties (c)	1.74%	1.16	0.68	0.50	0.42

Nonperforming assets included in loans held for sale
Commercial	$—	—	—	—	1
Consumer	5	62	59	42	25

Total nonperforming assets included in loans held for sale	5	62	59	42	26

Nonperforming assets included in loans and in loans held for sale	$8,379	5,446	3,108	2,194	1,813

as % of loans, net, foreclosed properties and loans held for sale (d)	1.70%	1.14	0.66	0.49	0.42

PAST DUE LOANS 90 DAYS AND OVER, AND NONACCRUAL LOANS (c)

Accruing loans past due 90 days and over	$1,047	708	590	562	555
Nonaccrual loans	7,788	4,995	2,715	1,945	1,632

Total past due loans 90 days and over, and nonaccrual loans	$8,835	5,703	3,305	2,507	2,187

Commercial as % of loans, net	1.31%	0.89	0.38	0.31	0.28
Consumer as % of loans, net	2.26%	1.49	1.00	0.78	0.68

(a)	Principally auto loans; nonaccrual status does not apply to student loans.
(b)	Troubled debt restructurings were not significant prior to the first quarter of 2008.
(c)	These ratios do not include nonperforming assets included in loans held for sale.
(d)	These ratios reflect nonperforming loans included in loans held for sale. Loans held for sale are recorded at the lower of cost or market value, and accordingly, the amounts shown and included in the ratios are net of the transferred allowance for loan losses and the lower of cost or market value adjustments.

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	2008	2007
(In millions, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
ASSETS
Cash and due from banks	$14,703	15,124	12,681	12,065	12,593
Interest-bearing bank balances	3,236	3,057	4,449	2,726	2,591
Federal funds sold and securities purchased under resale agreements	10,644	15,449	11,995	11,511	10,322

Total cash and cash equivalents	28,583	33,630	29,125	26,302	25,506

Trading account assets	72,592	55,882	54,835	51,540	44,161
Securities	114,183	115,037	111,827	106,184	106,841
Loans, net of unearned income	480,482	461,954	449,206	429,120	421,663
Allowance for loan losses	(6,567)	(4,507)	(3,505)	(3,390)	(3,378)

Loans, net	473,915	457,447	445,701	425,730	418,285

Loans held for sale	11,429	16,772	21,431	17,733	15,032
Premises and equipment	6,733	6,605	6,002	6,080	6,058
Due from customers on acceptances	1,109	1,418	1,295	831	992
Goodwill	43,068	43,122	38,848	38,766	38,838
Other intangible assets	2,038	2,119	1,380	1,468	1,570
Other assets	55,240	50,864	43,724	40,794	45,386

Total assets	$808,890	782,896	754,168	715,428	702,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	60,951	60,893	56,825	62,112	63,399
Interest-bearing deposits	384,013	388,236	365,112	347,918	341,871

Total deposits	444,964	449,129	421,937	410,030	405,270
Short-term borrowings	57,857	50,393	62,714	52,715	47,144
Bank acceptances outstanding	1,118	1,424	1,303	840	1,004
Trading account liabilities	28,887	21,585	17,771	19,319	17,291
Other liabilities	19,036	19,151	18,424	18,080	16,741
Long-term debt	175,653	161,007	158,584	142,047	142,334

Total liabilities	727,515	702,689	680,733	643,031	629,784

Minority interest in net assets of consolidated subsidiaries	3,068	3,335	3,295	3,131	3,099

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at March 31, 2008	—	—	—	—	—
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	—	—	—	—	—
Non-Cumulative Perpetual Class A Preferred Stock, Series J, $1,000 liquidation preference per share, 92 million depositary shares issued and outstanding at March 31, 2008	2,300	2,300	—	—	—
Non-Cumulative Perpetual Class A Preferred Stock, Series K, $1,000 liquidation preference per share, 3.5 million shares issued and outstanding at March 31, 2008	3,500	—	—	—	—
Common stock, $3.33-1/3 par value, authorized 3 billion shares, outstanding 1.965 billion shares at March 31, 2008	6,551	6,534	6,283	6,289	6,316
Paid-in capital	56,368	56,149	51,938	51,905	52,026
Retained earnings	11,763	13,456	14,670	14,335	13,378
Accumulated other comprehensive income, net	(2,175)	(1,567)	(2,751)	(3,263)	(1,934)

Total stockholders’ equity	78,307	76,872	70,140	69,266	69,786

Total liabilities and stockholders’ equity	$808,890	782,896	754,168	715,428	702,669

WACHOVIA CORPORATION AND SUBSIDIARIES

NET INTEREST INCOME SUMMARIES

(Unaudited)

	FIRST QUARTER 2008			FOURTH QUARTER 2007
(In millions)	Average Balances	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balances	Interest Income/ Expense	Average Rates Earned/ Paid
ASSETS
Interest-bearing bank balances	$4,253	51	4.85%	$5,083	64	5.05%
Federal funds sold and securities purchased under resale agreements	11,865	103	3.49	12,901	155	4.77
Trading account assets	44,655	589	5.28	37,694	569	6.04
Securities	110,401	1,545	5.60	115,436	1,625	5.62
Loans
Commercial
Commercial, financial and agricultural	115,377	1,671	5.82	111,500	1,908	6.79
Real estate—construction and other	18,634	251	5.42	18,435	318	6.85
Real estate—mortgage	25,291	374	5.95	22,973	426	7.36
Lease financing	7,167	140	7.79	7,374	145	7.82
Foreign	32,109	389	4.86	27,882	380	5.42

Total commercial	198,578	2,825	5.72	188,164	3,177	6.70

Consumer
Real estate secured	231,392	3,926	6.79	227,893	4,042	7.08
Student loans	9,155	113	4.96	8,073	126	6.19
Installment loans	26,811	659	9.88	25,675	651	10.04

Total consumer	267,358	4,698	7.04	261,641	4,819	7.35

Total loans	465,936	7,523	6.48	449,805	7,996	7.08

Loans held for sale	11,592	223	7.71	18,998	360	7.53
Other earning assets	10,331	146	5.69	10,223	166	6.48

Total earning assets excluding derivatives	659,033	10,180	6.19	650,140	10,935	6.70
Risk management derivatives (a)	—	52	0.04	—	19	0.01

Total earning assets including derivatives	659,033	10,232	6.23	650,140	10,954	6.71

Cash and due from banks	11,645			12,028
Other assets	112,915			101,319

Total assets	$783,593			$763,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	86,452	236	1.10	83,370	345	1.64
Money market accounts	128,074	747	2.34	121,717	949	3.09
Other consumer time	123,655	1,437	4.68	127,061	1,557	4.86
Foreign	26,197	231	3.55	27,354	306	4.44
Other time	22,643	265	4.71	20,169	263	5.16

Total interest-bearing deposits	387,021	2,916	3.03	379,671	3,420	3.57
Federal funds purchased and securities sold under repurchase agreements	35,956	308	3.45	36,386	413	4.50
Commercial paper	5,509	38	2.74	7,272	78	4.27
Securities sold short	6,919	62	3.63	6,728	61	3.62
Other short-term borrowings	10,154	45	1.77	10,369	58	2.24
Long-term debt	165,540	1,961	4.75	158,704	2,129	5.34

Total interest-bearing liabilities excluding derivatives	611,099	5,330	3.51	599,130	6,159	4.08
Risk management derivatives (a)	—	97	0.06	—	121	0.08

Total interest-bearing liabilities including derivatives	611,099	5,427	3.57	599,130	6,280	4.16

Noninterest-bearing deposits	56,332			57,895
Other liabilities	37,415			32,476
Stockholders’ equity	78,747			73,986

Total liabilities and stockholders’ equity	$783,593			$763,487

Interest income and rate earned—including derivatives		$10,232	6.23%		$10,954	6.71%
Interest expense and equivalent rate paid—including derivatives		5,427	3.31		6,280	3.83

Net interest income and margin—including derivatives		$4,805	2.92%		$4,674	2.88%

(a)	The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES

NET INTEREST INCOME SUMMARIES

(Unaudited)

	THIRD QUARTER 2007			SECOND QUARTER 2007			FIRST QUARTER 2007
(In millions)	Average Balances	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balances	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balances	Interest Income/ Expense	Average Rates Earned/ Paid
ASSETS
Interest-bearing bank balances	$6,459	93	5.68%	$3,384	50	6.00%	$1,523	30	7.80%
Federal funds sold and securities purchased under resale agreements	14,206	194	5.42	12,110	158	5.25	14,124	177	5.07
Trading account assets	38,737	575	5.93	35,165	519	5.90	29,681	442	5.97
Securities	111,424	1,522	5.46	108,433	1,467	5.41	108,071	1,461	5.42
Loans
Commercial
Commercial, financial and agricultural	106,263	1,927	7.19	101,012	1,805	7.16	98,413	1,736	7.16
Real estate—construction and other	17,795	344	7.66	17,334	329	7.62	16,508	313	7.69
Real estate—mortgage	20,883	406	7.71	20,175	378	7.53	20,231	380	7.61
Lease financing	7,523	146	7.80	7,759	150	7.74	7,730	150	7.75
Foreign	22,208	308	5.53	19,232	265	5.51	14,406	196	5.49

Total commercial	174,672	3,131	7.12	165,512	2,927	7.09	157,288	2,775	7.15

Consumer
Real estate secured	223,356	4,070	7.28	222,096	4,042	7.28	225,909	4,148	7.36
Student loans	7,299	122	6.61	8,850	141	6.42	8,524	136	6.47
Installment loans	24,474	614	9.96	24,799	609	9.84	23,540	566	9.75

Total consumer	255,129	4,806	7.52	255,745	4,792	7.50	257,973	4,850	7.55

Total loans	429,801	7,937	7.35	421,257	7,719	7.34	415,261	7,625	7.40

Loans held for sale	20,209	363	7.14	17,644	285	6.47	16,748	255	6.16
Other earning assets	7,937	138	6.91	7,985	144	7.23	8,255	139	6.82

Total earning assets excluding derivatives	628,773	10,822	6.86	605,978	10,342	6.84	593,663	10,129	6.87
Risk management derivatives (a)	—	42	0.02	—	46	0.03	—	48	0.03

Total earning assets including derivatives	628,773	10,864	6.88	605,978	10,388	6.87	593,663	10,177	6.90

Cash and due from banks	11,134			11,533			12,260
Other assets	89,097			87,262			85,106

Total assets	$729,004			$704,773			$691,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	81,851	357	1.73	83,977	367	1.75	84,247	373	1.80
Money market accounts	116,404	980	3.34	111,562	976	3.51	107,785	917	3.45
Other consumer time	122,474	1,507	4.88	120,684	1,455	4.84	116,262	1,369	4.77
Foreign	23,322	292	4.97	21,871	270	4.96	20,802	249	4.85
Other time	13,776	187	5.40	8,051	107	5.30	9,034	119	5.36

Total interest-bearing deposits	357,827	3,323	3.68	346,145	3,175	3.68	338,130	3,027	3.63
Federal funds purchased and securities sold under repurchase agreements	44,334	556	4.98	38,031	473	4.98	35,142	430	4.97
Commercial paper	5,799	65	4.42	5,143	60	4.67	4,920	57	4.72
Securities sold short	7,420	70	3.74	7,158	67	3.75	8,709	83	3.86
Other short-term borrowings	7,793	55	2.74	7,688	52	2.77	6,898	44	2.54
Long-term debt	151,226	2,067	5.44	143,504	1,923	5.37	141,979	1,880	5.35

Total interest-bearing liabilities excluding derivatives	574,399	6,136	4.24	547,669	5,750	4.21	535,778	5,521	4.17
Risk management derivatives (a)	—	144	0.10	—	151	0.11	—	119	0.09

Total interest-bearing liabilities including derivatives	574,399	6,280	4.34	547,669	5,901	4.32	535,778	5,640	4.26

Noninterest-bearing deposits	58,280			62,273			60,976

Other liabilities	26,468			25,514			24,955
Stockholders’ equity	69,857			69,317			69,320

Total liabilities and stockholders’ equity	$729,004			$704,773			$691,029

Interest income and rate earned—including derivatives		$10,864	6.88%		$10,388	6.87%		$10,177	6.90%
Interest expense and equivalent rate paid—including derivatives		6,280	3.96		5,901	3.91		5,640	3.84

Net interest income and margin—including derivatives		$4,584	2.92%		$4,487	2.96%		$4,537	3.06%

WACHOVIA CORPORATION AND SUBSIDIARIES

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

(Unaudited)

		2008		2007
(In millions, except per share data)	*	First Quarter		Fourth Quarter	Third Quarter	Second Quarter	First Quarter
INCOME (LOSS) FROM CONTINUING OPERATIONS
Net income (loss) (GAAP)	A	$(350)		51	1,618	2,341	2,302
Discontinued operations, net of income taxes (GAAP)		—		142	88	—	—

Income (loss) from continuing operations (GAAP)		(350)		193	1,706	2,341	2,302
Merger-related and restructuring expenses (GAAP)		123		108	22	20	6

Earnings excluding merger-related and restructuring expenses, and discontinued operations	B	(227)		301	1,728	2,361	2,308
Other intangible amortization (GAAP)		64		65	59	66	76

Earnings excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	C	$(163)		366	1,787	2,427	2,384

INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS
Net income (loss) available to common stockholders (GAAP)	D	$(393)		51	1,618	2,341	2,302
Discontinued operations, net of income taxes (GAAP)		—		142	88	—	—

Income (loss) from continuing operations available to common stockholders (GAAP)		(393)		193	1,706	2,341	2,302
Merger-related and restructuring expenses (GAAP)		123		108	22	20	6

Income (loss) available to common stockholders excluding merger-related and restructuring expenses, and discontinued operations	E	(270)		301	1,728	2,361	2,308
Other intangible amortization (GAAP)		64		65	59	66	76

Net income (loss) available to common stockholders, excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	F	$(206)		366	1,787	2,427	2,384

RETURN ON AVERAGE COMMON STOCKHOLDERS’ EQUITY
Average common stockholders’ equity (GAAP)	G	$74,697		73,599	69,857	69,317	69,320
Merger-related and restructuring expenses (GAAP)		110		242	124	14	1
Discontinued operations (GAAP)		—		(142)	(88)	—	—

Average common stockholders’ equity, excluding merger-related and restructuring expenses, and discontinued operations	H	74,807		73,699	69,893	69,331	69,321
Average intangible assets (GAAP)	I	(45,211)		(44,941)	(40,198)	(40,328)	(40,263)

Average common stockholders’ equity, excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	J	$29,596		28,758	29,695	29,003	29,058

Return on average common stockholders’ equity
GAAP	D/G	(2.11	) %	0.28	9.19	13.54	13.47
Excluding merger-related and restructuring expenses, and discontinued operations	E/H	(1.45)		1.62	9.81	13.66	13.50
Return on average tangible common stockholders’ equity GAAP	D/G+I	(5.36)		0.71	21.64	32.38	32.14
Excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	F/J	(2.80)%		5.05	23.88	33.57	33.27

RETURN ON AVERAGE ASSETS
Average assets (GAAP)	K	$783,593		763,487	729,004	704,773	691,029
Average intangible assets (GAAP)		(45,211)		(44,941)	(40,198)	(40,328)	(40,263)

Average tangible assets (GAAP)	L	738,382		718,546	688,806	664,445	650,766

Average assets (GAAP)		783,593		763,487	729,004	704,773	691,029
Merger-related and restructuring expenses (GAAP)		110		242	124	14	1
Discontinued operations (GAAP)		—		(142)	(88)	—	—

Average assets, excluding merger-related and restructuring expenses, and discontinued operations	M	783,703		763,587	729,040	704,787	691,030
Average intangible assets (GAAP)		(45,211)		(44,941)	(40,198)	(40,328)	(40,263)

Average tangible assets, excluding merger-related and restructuring expenses, and discontinued operations	N	$738,492		718,646	688,842	664,459	650,767

Return on average assets
GAAP	A/K	(0.18)%		0.03	0.88	1.33	1.35
Excluding merger-related and restructuring expenses, and discontinued operations	B/M	(0.12)		0.16	0.94	1.34	1.35
Return on average tangible assets
GAAP	A/L	(0.19)		0.03	0.93	1.41	1.43
Excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	C/N	(0.09)%		0.20	1.03	1.47	1.49

WACHOVIA CORPORATION AND SUBSIDIARIES

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

(Unaudited)

		2008	2007
(In millions, except per share data)	*	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
OVERHEAD EFFICIENCY RATIOS
Noninterest expense (GAAP)	O	$5,441	5,786	4,525	4,890	4,621
Merger-related and restructuring expenses (GAAP)		(241)	(187)	(36)	(32)	(10)

Noninterest expense, excluding merger-related and restructuring expenses	P	5,200	5,599	4,489	4,858	4,611
Other intangible amortization (GAAP)		(103)	(111)	(92)	(103)	(118)

Noninterest expense, excluding merger-related and restructuring expenses, and other intangible amortization	Q	$5,097	5,488	4,397	4,755	4,493

Net interest income (GAAP)		$4,752	4,630	4,551	4,449	4,500
Tax-equivalent adjustment		53	44	33	38	37

Net interest income (Tax-equivalent)		4,805	4,674	4,584	4,487	4,537
Fee and other income (GAAP)		3,091	2,744	2,933	4,240	3,734

Total	R	$7,896	7,418	7,517	8,727	8,271

Retail Brokerage Services, excluding insurance	S	$1,628	1,719	1,033	1,070	1,015
Noninterest expense (GAAP)

Net interest income (GAAP)		$261	303	255	248	249
Tax-equivalent adjustment		1	1	—	—	—

Net interest income (Tax-equivalent)		262	304	255	248	249
Fee and other income (GAAP)		1,866	1,908	1,180	1,202	1,185

Total	T	$2,128	2,212	1,435	1,450	1,434

Overhead efficiency ratios GAAP	O/R	68.91%	78.00	60.20	56.02	55.88
Excluding merger-related and restructuring expenses	P/R	65.85	75.48	59.73	55.65	55.75
Excluding merger-related and restructuring expenses, and brokerage	P-S/R-T	61.92	74.54	56.82	52.04	52.60
Excluding merger-related and restructuring expenses, and other intangible amortization	Q/R	64.55	73.97	58.51	54.47	54.33
Excluding merger-related and restructuring expenses, other intangible amortization and brokerage	Q-S/R-T	60.14%	72.40	55.32	50.61	50.88

OPERATING LEVERAGE
Operating leverage (GAAP)		$823	(1,359)	(847)	189	(13)
Merger-related and restructuring expenses (GAAP)		54	151	4	21	(38)

Operating leverage, excluding merger-related and restructuring expenses		877	(1,208)	(843)	210	(51)
Other intangible amortization (GAAP)		(8)	21	(12)	(13)	(24)

Operating leverage, excluding merger-related and restructuring expenses, and other intangible amortization		$869	(1,187)	(855)	197	(75)

DIVIDEND PAYOUT RATIOS ON COMMON SHARES
Dividends paid per common share	U	$0.64	0.64	0.64	0.56	0.56

Diluted earnings per common share (GAAP)	V	$(0.20)	0.03	0.85	1.22	1.20
Merger-related and restructuring expenses (GAAP)		0.06	0.05	—	0.01	—
Other intangible amortization (GAAP)		0.04	0.03	0.04	0.04	0.04
Discontinued operations (GAAP)		—	0.07	0.05	—	—

Diluted earnings per common share, excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	W	$(0.10)	0.18	0.94	1.27	1.24

Dividend payout ratios
GAAP	U/V	(320.00)%	2,133.33	75.29	45.90	46.67
Excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	U/W	(640.00)%	355.56	68.09	44.09	45.16

*	The letters included in the columns are provided to show how the various ratios presented in the tables on pages 21 and 22 are calculated. For example, return on average assets on a GAAP basis is calculated by dividing income (GAAP) by average assets (GAAP) (i.e., A/K) and annualized where appropriate.

Wachovia Corporation 1Q08 Financial Highlights April 14, 2008

1
Loss of $350 million, EPS
(a)
of ($0.20)
-
Operating loss of $270 million, EPS of ($0.14)
Core strength in General Bank, Capital Management and Wealth Management
overwhelmed by credit costs and continued market disruption losses
-
$2.8 billion provision including $1.1 billion Pick-a-Pay reserve build
Enhanced Pick-a-Pay credit modeling with greater emphasis on forecasted future changes in customer behaviors assuming continued house price depreciation, particularly in stressed markets
Expect further robust provisioning in 2008-2009
-
$2.0 billion of market disruption-related losses including $729 million on unfunded leveraged finance positions
Proactive actions provide solid foundation in order to further strengthen the balance sheet and build capital to top tier levels
-
Reduce dividend by 41% to quarterly level of $0.375 per share
Annual capital retention of $2.1 billion
-
Plans to raise capital of approximately $7 - 8 billion through public offering
-
Provides capacity to build Tier 1 capital ratio in excess of 8.8% by YE2009
Results significantly
affected by higher
credit costs and
continued market
disruption-related
losses
Significant actions
taken to strengthen
the balance sheet
1Q08 Quarterly highlights
(a) EPS calculated on net loss available to common stockholders of $393 million, reflecting preferred dividends of $43 million.

2
Financial highlights
Results include $2.1 billion reserve build
and $2.0 billion of market disruption losses
somewhat offset by $445 million of FAS
157/159 fair value net gains and Visa IPO
gain of $225 million
NII up 6% YoY and up 3% QoQ on strong
earning asset growth and improved margin
-
Low-cost core deposits up 7% YoY; up 3%
QoQ
Fees down 17% YoY on higher market
disruption losses; up 13% QoQ
-
Effects of market disruption overwhelm
underlying strength in traditional banking
Expenses up 18% YoY and down 6% QoQ
-
QoQ declines driven by lower incentives
somewhat offset by higher FAS123R expense
New dividend level consistent with
anticipated 40-50% cash payout ratio over
intermediate horizon
Outlook for 2008 on page 32
vs vs
($ in millions, except per share data) 1Q08 4Q07 1Q07
Net interest income
$
4,805 3
%
6
Fee and other income 3,091 13 (17)
Total revenue 7,896 6
%
(5)
Provision 2,831 89 -
Expense 5,441 (6) 18
Minority interest 155
45 14
Pre-tax income (loss) (531) - -
Income taxes (benefits) (181) 10 -
Net income (loss) (350) - -
Preferred dividends 43 - -
Net income (loss) available to
common stockholders (393) - -
Net merger-related 123 - -
Operating income (loss)/
continuing operations
$
(270) -
%
-
Avg basic shares 1,963 -
%
4
EPS
$
(0.20) - -
EPS operating
$
(0.14) -
%
-
Net interest margin 2.92
%
4
bps
(14)
Return on avg equity (2.11) - -
Overhead efficiency ratio 68.91
%
(909)
bps
-

3
Balance sheet strengthening
Building capital and reserves
Capital preservation and build
Provides ability to operate from a position
of strength
Reducing dividend to quarterly rate of
$0.375; preserves $2.1 billion of capital
annually
-
Targeting 40 - 50% cash payout ratio
(a)
Hypothetical $7 billion common /
convertible preferred capital raise would
add 150 bps to Tier 1 Capital ratio
(b)
Credit reserve build
Refined reserve modeling; use of new dynamic model results in higher expected loss factors on
Pick-a-Pay
-
Results in current modeled charge-offs and additional reserve of $3.2 - $3.8 billion in 2008 and $2.4 - $2.8 billion in 2009 and allowance to loan ratio of approximately 2.5% - 2.8% by YE 2009
(a)
-
Additional granularity on future loss expectations in stressed MSAs based on changing consumer behaviors tied to declining home prices; less reliant on historical frequency and loss severity experience
(a) Before net merger-related and restructuring expenses, other intangible amortization and discontinued operations.
(b) Assumes estimated Net Risk Weighted Assets at 3/31/08; $3.5 billion of common and $3.5  billion of convertible preferred capital issued and one year benefit at reduced quarterly dividend rate of $0.375 per share.
(c) Market data as of 4/11/08.
(a) As of March 31, 2008, see important assumptions as outlined on page 21.  Future changes in assumptions could cause forecasts to change.
Dividend Yield
(c)
9.2%
6.9%
5.5%
5.4%
4.4%
3.6%
WB $2.56 BAC C WB $1.50 WFC JPM

4
Capital Ratios
vs
1Q08
(a)
4Q07 4Q07
Tier 1 7.5
%
7.4      10
bps
Total Capital 12.1
11.8    30
Leverage 6.2
%
6.1      10
bps
Strong liquidity and capital position
Proactively managing liquidity and capital for
challenging environment
Retail franchise provides significant deposit
funding
Capital ratios hold steady
-
1Q08 $3.5 billion preferred stock offering; strong
demand
-
Lower dividend preserves 35 bps of Tier 1
capital annually
-
Plans to further enhance capital ratios
Wachovia Bank, N.A. has generally been a
liquidity provider to the market throughout
the market disruption
Wachovia Corporation continues to maintain
a very prudent liquidity profile
Period end as of 3/31/08.
10%
22%
6%
55%
7%
Stable Liability Funding
87% funded by Deposits, LTD & Equity
Total
Deposits
Other
Liab
ST
Debt
LT
Debt
Equity
(a) 1Q08 capital ratios are based on estimates.

5
Market disruption losses and write-downs
(a) Net of associated hedges.
(b) 4Q07 includes $50 million of provision expense relating to loan impairments.
Market Disruption-Related Losses, Net
(a)
2007/ 2008
($ in millions) 1Q08 4Q07 3Q07 Life-to-Date
Corporate and Investment Bank
ABS CDO and other subprime-related
$
(339) (818) (230) (1,387)
Commercial mortgage (CMBS) (521) (600) (488) (1,609)
Consumer mortgage
(251) (123) (82) (456)
Leveraged finance (309) 93 (272) (488)
Other (144) 59 (109) (194)
Total
(1,564) (1,389) (1,181) (4,134)
Capital Management
Asset-backed commercial paper 0 (17) (40) (57)
Parent
Impairment losses
(b)
(409) (94) 0 (503)
Total, net (1,973) (1,500) (1,221) (4,694)
Discontinued operations
(BluePoint)
$
- (210) (120) (330)

6
Average deposit growth
7% YoY core deposit growth
-
Low cost core up 7% YoY on strong money
market and checking sales
1Q08 deposit growth driven by
-
Retail brokerage FDIC sweep deposits
increase of $5.0 billion
-
Strong commercial results on treasury and
trade finance sales
-
Checking account net new sales of 174,000
-
Leveraging World Savings franchise
-
De novo branch expansion
-
Way2Save product launch
Results exceeding expectations with 33% of
accounts generating a new checking account
vs vs
($ in billions)
1Q08 4Q07 1Q07
DDA
$
56.3
(3)
%
(8)
Interest checking 53.1
3       5
Savings 33.4
5       -
Money market 128.1
5       19
Low-cost core 270.9
3       7
Retail CDs 123.6
(3)      6
  Core deposits 394.5
1       7
Other deposits 48.9
3       64
Total deposits
$
443.4
1
%
11
Core Deposit Growth
$369.3
$378.5 $379.0
$390.0
$394.5
1Q07 2Q07 3Q07 4Q07 1Q08
Low-Cost Core Deposits Other Core Deposits

7
Average loan growth
Loans up 12% YoY and 4% QoQ
-
Strength in commercial, commercial real estate,
traditional mortgage and auto
Traditional mortgage up 10% YoY on
disciplined originations of marketable
mortgages; Pick-a-Pay mortgage up 2% as
slower prepay speeds offset lower volumes
C & I up 28% YoY on strength in large
corporate and middle-market and included
net $2.5 billion in foreign commercial real
estate and commercial loans transferred from
held-for-sale in 1Q08
CRE up 20% YoY on organic growth and
$2.5 billion in loans transferred from held-for-
sale in late 4Q07 and 1Q08
Current outlook:
-
Modest growth expectations for remainder of
2008
vs vs
($ in billions) 1Q08 4Q07 1Q07
Pick-a-Payment mortgage
$
121.0 1
%
2
Traditional mortgage 52.6 4 10
Home equity 57.8 1 (3)
Other consumer 36.0 7 12
Total consumer 267.4 2 4
Commercial and industrial 154.7
5 28
Commercial real estate 43.9 6 20
Total commercial 198.6 6 26
Total loans, net
$
465.9 4
%
12

8
General Bank key metrics
Average loans up 8% YoY
-
Mortgage originations down 11%; higher
marketable production offset by lower Pick-a-
Pay volumes
-
Home equity down 41% reflecting
implementation of tightened credit standards
> 95% direct channel originations
-
Auto originations up 26%
Average deposits up 5% YoY
-
1Q08 net new checking account sales of
174,000, including 139,000 checking accounts
linked to Way2Save accounts
Debit/credit card purchase volume up 18%
YoY
Opened 23 de novo branches and
consolidated 58 branches in 1Q08
New/lost ratio of 1.27
-
Retail customer acquisition rate of 14.9%;
attrition of 11.7%
Customer satisfaction remains best in class
(a) Volume of purchase activity on debit and credit cards.
(b) Percentage of customers who rate Wachovia a 7 on all three loyalty questions
(scale 1-7). Goal: 55%. Results based on Gallup survey.
(c) Controllable retail households acquired/retail households attrited; controllable households exclude single service mortgage.
(d) New commercial banking relationship or customer with no prior loan or deposit account.
vs vs
($ in millions) 1Q08 4Q07 1Q07
Product originations
Mortgage
$
12,787 3
%
(11)
First lien home equity 2,148 (9) (29)
Second lien home equity 2,689 (29) (47)
Auto 3,720 16 26
Avg loans, net
$
311,447 3 8
Net new checking 174,431 86 (35)
Avg core deposits
$
297,680 - 5
Card purchase volume
(a)
$
17,424 (2)
%
18
Customer loyalty
(b)
52.50
%
(50)
bps
40
New/Lost ratio
(c)
1.27 (5)
%
1
Commercial customer
acquisition
(d)
310 (15)
%
(16)

9
General Bank summary
Segment earnings of $1.2 billion, down 17%
YoY and 7% QoQ largely reflecting rising
credit costs
NII reflects balance sheet growth despite
margin compression and rising NPAs
Fees up 17% YoY reflecting strong fee
growth in most categories
-
Strong service charge and interchange income
growth on higher volumes
-
Mortgage banking fees up on higher marketable
origination volumes
-
Investment sales referral income up on in-bank
annuity sales
Modest expense growth
-
34% of expense increase driven by higher
credit-related expenses and 18% by growth
initiatives
Provision driven by higher losses in
consumer real estate and auto
vs vs
($ in millions) 1Q08 4Q07 1Q07
Net interest income
$
3,455 2
%
2
Service charges 572 (6) 11
Interchange income 186 (2) 22
Mortgage banking fees 69 33
All other fees/ income 163 - 38
Fee and other income 990 7
Total revenue 4,500 3 5
Provision 569 78 -
Expense 2,050 - 10
Segment earnings
$
1,195 (7)
%
(17)
17
17

10
211
Wealth Management summary
Segment earnings of $92 million
-
Up 10% YoY and 1% QoQ in spite of
environmental headwinds
Revenues up 4% YoY
-
NII flat YoY as loan growth was offset by
deposit spread compression
-
Fees up 8% YoY as growth in fiduciary and
asset management fees offset lower insurance
commissions
Investment management sales remain strong
but down YoY on market volatility and wealth
lens client segmentation
Expenses flat YoY on continued focus on
tight expense management
AUM up 5% YoY
(a) Assets under management include $39 billion in assets managed by and reported in Capital Management.
(b) Trust and Investment Management new recurring fee sales.
(c) Annualized wealth revenue per relationship manager.
vs vs
($ in millions) 1Q08 4Q07 1Q07
Net interest income
$
181 (1)
%
-
Fee and other income 8 (1)
Total revenue 397 (1) 4
Provision 5 (29) -
Expense 246 (1) -
Segment earnings 92 1 10
Avg loans, net 22,413 3 10
Avg core deposits 17,397 4 1
AUM
(a)
79,834 (5) 5
Investment mgmt sales
(b)
14.0 9 (22)
Revenue/ RM
(c)
$
2.9 7 -
Wealth Mgmt producers 970
(2)
%
2

11
Corporate and Investment Bank summary
Segment loss of $77 million
-
Net market disruption losses of $1.6 billion
reflecting lower valuations in virtually all asset
classes
Results include $729 million loss on unfunded
leveraged finance commitments
-
Principal investing gains of $414 million
included $486 million in FAS 157 net gains
-
Strong performance in high grade, global rate
products and equities offset by lower results in
structured products and leveraged finance
Expenses down 18% YoY on lower
revenue-based incentive compensation
Additional planned markets-related
headcount reductions of 450 – 550 FTEs
and additional cost reductions will benefit
margins further in 3Q08
Provision driven by higher losses on
residential-related commercial real estate
Loans up 38% YoY driven by growth in
commercial real estate and international
trade finance and reflects transfers from
held for sale to the portfolio
vs vs
($ in millions) 1Q08 4Q07 1Q07
Principal Investing
$
414
-
%
-
IB originations 401
- (9)
Capital markets (875)
(3) -
Lending 599
3 10
Treasury and Trade Finance 284
1 11
Total revenue 823
- (54)
Provision 197
76 -
Expense 747
(22) (18)
Segment loss (77)
(82) -
Avg loans, net 101,024
10 38
Avg core deposits 33,623
(7) (2)
Lending commitments
$
113,521
(4) 3
($ in millions) 1Q08 4Q07 3Q07
ABS CDO and other
subprime-related
$ (339) (818) (230)
Commercial mortgage (CMBS)
(521) (600) (488)
Consumer mortgage
(251) (123) (82)
Leveraged finance
(309) 93 (272)
Other
(144) 59 (109)
Total CIB market disruption-
related losses
(1,564) (1,389) (1,181)
Discontinued ops
(BluePoint)
$
- (210) (120)
%

12
1Q08 net valuation losses of $521 million including
losses on $3.5 billion of loans moved from held-for-
sale in 1Q08
-
Results reflect continued spread widening despite solid
underlying fundamentals
Net exposure of $3.0 billion as of 3/31/08
-
$3.5 billion income producing commercial real
estate loans moved to the portfolio in 1Q08
-
Sold $4.2 billion during the quarter
-
Reduced hedging as overall levels decreased
Commercial mortgage and leveraged finance
Distribution-related exposure
Leveraged finance
1Q08 net valuation losses of $309 million
-
Assumes 100% funding of current unfunded commitments
Net exposure of $8.2 billion including $6.5 billion of unfunded commitments
-
$1.3 billion of exposure, including $750 million of outstandings, moved to the portfolio in 1Q08
$0
$2,000
$4,000
$6,000
$8,000
$10,000
$12,000
$14,000
$16,000
$18,000
$20,000
2Q07 3Q07 4Q07 1Q08
Gross MTM Exposure Net MTM Exposure
Commercial mortgage (CMBS)
($ in millions)

13
Corporate and Investment Bank
Remaining distribution exposure
(a) At 3/31/08, $2.0 billion is hedged with highly rated monoline financial guarantors; $900 million with a AA-rated large European bank; $1.2 billion with a large AA-rated global multi-line insurer, both under margin agreements.
Subprime-related, CMBS and Leveraged Finance 3/31/08
Distribution Exposure, Net Exposure
3/31/08 Hedged With 3/31/08 12/31/07 3/31/08
Gross Various Net Net vs
($ in millions) Exposure Instruments Exposure Exposure 12/31/07
ABS CDO-related exposures:
Super senior ABS CDO exposures
High grade
$
2,403 (2,403) 0 0 -
%
Mezzanine 2,038 (1,599) 439 613 (28)
CDO-squared 0 0 0 0 -
Total super senior ABS CDO exposures 4,441 (4,002) 439 613 (28)
Other retained ABS CDO-related exposures 67 0 67 208 (68)
Total ABS CDO-related exposures
(a)
4,508 (4,002) 506 821 (38)
Subprime RMBS exposures:
AAA rated
1,684 0 1,684 1,948 (14)
Below AAA rated (net of hedges)
(365) 0 (365) (253) 44
Total subprime RMBS exposures 1,319 0 1,319 1,695 (22)
Total subprime-related exposure 5,827 (4,002) 1,825 2,516 (27)
Commercial mortgage-related (CMBS) 3,793 (840) 2,953 7,564 (61)
Leveraged finance (net of applicable fees)
$
n.a. n.a. 8,157 9,149 (11)
%

14
Capital Management key metrics
Series 7 brokers consistent with 4Q07 levels
-
Growth in high-producing brokers offset by
lower-producing broker attrition
Series 6 reps up 23% QoQ on growth
throughout the footprint and Western
expansion
Recurring revenue percentage in Retail
Brokerage up 160 bps YoY
-
Managed account assets up 35% YoY
-
FDIC sweep deposits up 35% YoY
Record annuity sales in 1Q08, up 52% YoY
and 19% QoQ
AUM down 18% YoY on 2Q07 change in
investment management discretion on $34
billion which had minimal impact on fees
Gross fluctuating fund flows down 2%
YoY excluding $1B 1Q07 Evergreen closed-
end fund offering
-
Retail money market net flows up 203% YoY
(a) Annualized.
(b) Assets under management include $39 billion in assets managed for Wealth Management, which are also reported in that segment. In 2Q07 there was a $34 billion change in investment  discretion of previously co-managed AUM, now solely managed by Wealth Management.
vs vs
($ in billions) 1Q08 4Q07 1Q07
Retail Brokerage
Series 7 brokers 14,583 -
%
79
Bank series 6 reps 4,059 23 61
Managed acct assets
$
190.3 (6) 35
Avg FDIC sweep deposits 42.1 13 35
Client assets
$
1,118.5 (4)
%
45
Recurring revenue
61.8
%
40
bps
160
Rev/broker
(000)
(a)
$
584 (3)
%
(17)
In-bank revenue
(millions) 282 3 7
Loan originations
$
1.7 13
%
42
Pre-tax margin
24.3
%
140
bps
(550)
Asset Management
Total AUM
(b)
$
258.7 (6)
%
(18)
Gross fluctuating
fund flows
$
2.6 4
%
(30)
Pre-tax margin
25.3
%
160
bps
530

15
Capital Management summary
Segment earnings of $381 million up 22%
YoY driven by the addition of AG Edwards
Revenues up 42% YoY driven by
acquisitions and managed account asset
growth
-
NII up 6% on strong FDIC sweep deposit
growth partially offset by spread compression
-
Commissions up 54% on addition of AGE
which contributed $319 million during the
quarter
-
Fiduciary and asset management fees up
53%; up 11% before the benefit of acquisitions
-
AGE revenue retention in line with original
expectations
Expenses up 50% YoY driven by $572
million related to acquisitions
-
Excluding acquisitions, expenses up 4%
driven by salaries and employee benefits, and
legal costs
vs vs
($ in millions) 1Q08 4Q07 1Q07
Net interest income
$
274 (14)
%
6
Commissions 824 (3) 54
Fiduciary/ asset mgmt 1,304 (1) 53
Other fee income 63 37 (29)
Fee and other income 2,191 (1) 48
Total revenue 2,455 (3) 42
Provision - - -
Expense 1,855 (4) 50
Segment earnings 381 4 22
Avg loans, net 2,562 12 65
Avg core deposits
$
43,084 13
%
36

16
Credit quality
Increase in NPAs reflects significant
weakness in the housing market
particularly in specific regions of California
and Florida
Provision of $2.8 billion; net charge-offs of
$765 million or 66 bps
-
Commercial net charge-offs of $237 million, up
$75 million QoQ; included $126 million from
Real Estate Financial Services
1Q08 results include a $66 million loss on a
loan backed by ABS securities in CIB
-
Consumer net charge-offs of $528 million, up
$229 million QoQ
Consumer real estate losses of $341 million
include Pick-a-Pay losses of $240 million
Installment losses of $185 million, up $35
million QoQ driven by higher consumer DDA
overdraft losses; auto losses up $6 million
(a) Excludes nonperforming assets in loans held for sale.
($ in millions) 1Q08 4Q07 1Q07
Nonaccrual loans
$
7,788
4,995 1,632
Restructured loans 56
- -
Foreclosed properties 530
389 155
Total NPAs
$
8,374
5,384 1,787
as % of loans, net ORE
(a)
1.74
%
1.16 0.42
Provision
$
2,831
1,497 177
Net charge-offs
$
765
461 155
Commercial 0.48%
0.34 0.07
Consumer 0.79
0.46 0.20
Total c/o ratio 0.66
0.41 0.15
Commercial past dues 0.05
0.05 0.03
Consumer past dues 0.35%
0.23 0.20

17
Allowance for credit losses
Allowance for credit losses of $6.8 billion
increased $3.2 billion from 1Q07 to 1.41% of
loans
-
Covers 1Q08 annualized net charge-offs 2.2
times
Provision of $2.8 billion exceeded charge-offs
by $2.1 billion
-
$1.6 billion due to higher expected loss factors
for Pick-a-Pay, home equity, auto and traditional
mortgage on significant market weakness and
changing consumer behaviors
Pick-a-Pay allowance ratio of 155 bps vs. 66 bps
in 4Q07
Home equity allowance ratio of 79 bps
Auto portfolio allowance ratio of 321 bps
-
$138 million commercial over provision on higher
frequency and loss severity expectations
-
$116 million commercial real estate over
provision including $98 million of FAS 114
reserves
-
$165 million increase in unallocated reserves
($ in millions) 1Q08 4Q07 1Q07
Allowance for loan losses
$
6,567
4,507 3,378
Allowance for credit losses
$
6,767
4,717 3,533
Allowance for loan losses
  as % of loans, net 1.37
%
0.98 0.80
    Commercial 1.25
1.20 1.12
    Consumer 1.34
0.74 0.53
  as % of nonaccrual and
  restructured loans 84
90 207
  as % of NPAs 78
84 189
Allowance for credit losses
  as % of loans, net 1.41
%
1.02 0.84

18
Mortgage portfolio
Average traditional mortgage LTV of 72%;
average FICO score of 732
-
Traditional mortgage NPAs up $303 million QoQ;
current average LTV of 79%
(b)
1Q08 results include $253 million of NPAs relating to
$2.8 billion of non-branch originated Alt-A loans in CIB
transferred at market value from HFS to the portfolio at
an average LTV of 81%; these loans have no associated
allowance
Average Pick-a-Pay LTV of 71%
-
Pick-a-Pay NPAs up $1.6 billion QoQ; current average
LTV of NPAs of 89%
(b)
-
Trends largely reflect the continued effect of declining
home values, particularly in stressed areas such as CA
and FL
-
Tightening underwriting standards based on
geographic risk
FICO > 700 and max LTV of 60% in markets with
significant home price declines
FICO > 660 and max LTV of 80% in most stable markets
-
Focused on aggressive resolution of problem assets
with accelerated disposition of foreclosed properties
Sold 825 properties in 1Q08; new inflows to REO of
1,107
All FICO scores and LTVs at origination unless otherwise noted.
(a) Includes other non Pick-a-Pay product balances of $6.0 billion in 1Q08, $5.4 billion in 4Q07, and $3.0 billion in 1Q07.
(b) Based on AVM automated valuation method using February data.
($ in millions) 1Q08 4Q07 1Q07
Traditional mortgage
$
48,932
47,991 43,934
NPAs
$
560
257 141
as a % of loans 1.15
%
0.54 0.32
Net charge-offs
$
29
16 5
as % of avg loans
0.23
%
0.13 0.04
Pick-a-Pay
(a)
$
121,161
119,630 117,506
NPAs
$
4,623
3,052 924
as a % of loans 3.82
%
2.55 0.79
Net charge-offs
$
240
93 1
as % of avg loans
0.79
%
0.31 -

Jan-06
Feb-06
Mar-06
Apr-06
May-06
Jun-06
Jul-06
Aug-06
Sep-06
Oct-06
Nov-06
Dec-06
Jan-07
Feb-07
Mar-07
Apr-07
May-07
Jun-07
Jul-07
Aug-07
Sep-07
Oct-07
Nov-07
Dec-07
Jan-08
Feb-08
Mar-08

WACHOVIA

19
Wachovia Mortgage
90+ days past due vs. industry
Source: Industry Prime, Alt-A, Subprime and NegAm ARM delinquency data from LoanPerformance, a unit of First American CoreLogic.
.
0%
1%
2%
3%
4%
5%
6%
7%
8%
9%
10%
11%
12%
13%
14%
WB Traditional Pick-a-Pay Industry Prime
Industry Alt-A Industry Subprime Industry Prime ARM NegAm

Pick-a-Pay								
Traditional Mortgage								
Home Equity

20
Consumer real estate
Key market statistics
($ in millions)
(a) AVM is automated valuation method using February data. Source: Veros.
(b) Portfolio-weighted OFHEO index for home price changes.
(c) Management forecast of the OFHEO index for home prices weighted for the portfolio.
Region Outstandings Original LTV
Current
LTV -
AVM
(a)
OFHEO Change
Peak - 1Q08
(b)
Forecast
1Q08 - Trough
(c)
Original
FICO
Current
FICO
CA $70,579 70 80 -7.6% -6.4% 666 657
FL $12,030 71 77 -8.7% -8.5% 683 662
NJ $5,660 71 71 -3.3% -6.9% 692 686
AZ $3,095 72 80 -8.8% -18.7% 681 674
TX $2,986 75 62 N/A N/A 679 661
Other States $26,810 72 73 -2.4% -5.2% 687 678
Total Pick-a-Pay $121,161 71 78 -6.1% -6.8% 674 664
FL $8,351 69 69 730 727
CA $7,483 66 61 742 753
NC $4,171 74 68 732 731
NJ $3,931 66 67 731 732
GA $3,454 74 73 725 722
Other States $21,541 71 66 731 732
Total $48,932 72 67 732 734
Total Mortgage $170,093 70 75 690 684
FL $12,169 74 75 728 723
NJ $7,358 71 67 733 732
NC $6,047 81 74 730 727
PA $6,033 76 67 731 732
VA $4,876 75 68 733 734
Other States $23,620 76 74 724 719
Total Home Equity $60,104 75 72 726 725

21
Pick-a-Pay mortgage
Refined reserve modeling in 1Q08
-8.5% -8.7% Florida
-6.4% -7.6% California
-6.8% -6.1% Nationwide
1Q08 –
Trough
Peak –
1Q08
Portfolio-weighted OFHEO-
based home price forecasts
At 3/31/08, new model results in a higher 12-month forward view of expected losses that required additional portfolio reserves of $1.1 billion due to increased propensity to default tied to further home price declines
-
Reflects February current LTVs which indicate that approximately 14% of the Pick-a-Pay portfolio has current
LTV > 100% with 75% in California and 10% in Florida
More precisely captures key factors observed to drive default rates and economic losses
Reflects February estimated traditional correlation between borrower credit profile and default frequency but incorporates the view that changes in borrowers’ equity levels are a greater predictor of future losses than
FICO scores
Includes approximately 20 loan / borrower characteristics to further enhance loss forecast by:
-
Borrower propensity to default and loss severity correlated to changes in the OFHEO index
-
Connecting borrower equity to projected changes in home prices by geographic region
Model variables influenced by management’s current economic outlook:
-
Full year 2008 GDP of flat to 1% growth with negative growth in first half
-
Rising unemployment reaches 6% sometime in 2009
-
Management forecast of the OFHEO index: Currently estimate that we are roughly halfway through the housing price decline
Utilized newly developed loss forecasting model that more strongly correlates forward expected losses to changes in home prices and the resulting change in consumer behavior on default frequency and loss severity; less reliant on historical roll rates
Expect
trough to
occur in
mid-09

22
Pick-a-Pay mortgage
Modeled credit costs
Actual Actual Full Year Full Year
4Q07 1Q08 2008 2009
Charge-offs $0.09 $ 0.2 $1.3 - 1.7 $2.4 - 2.8
Additional provision 0.55 1.1 1.9 - 2.1
Total credit costs 0.64 1.3 3.2 – 3.8 2.4 – 2.8
Ending allowance $0.82 $2.0 $2.7 - 2.9 $2.7 – 2.9
Ending allowance/loans
(b)
0.7% 1.6% 2.4% - 2.7% 2.5% - 2.8%
($ in billions)
The above modeled output builds to an estimated cumulative losses range of 7 – 8% over the remaining life of the pool
As an illustration, a 7.5% cumulative loss scenario could imply that 20% of the loans in the portfolio default through foreclosure and suffer a loss of 45% of the original property values, on average, assuming loans were originated at a 75% LTV, plus disposition costs of 10% of the loan balance
These forecast outcomes may be affected by changes in a variety of factors including actual home price trends, economic conditions, changes in borrower behavior, regulatory changes and loss mitigation strategies
(a) Based on assumptions on page 21, as of March 31, 2008. Future changes in assumptions could cause forecasts to change.
(b) Assumes forecasted loan balances for 2008 and 2009.
.
Pick-a-Pay Modeled Credit Costs
(a)
None expected

23
Wachovia Pick-a-Pay
March 2008 deferred interest analysis
Deferred interest of $3.5 billion represented 3.04% of the portfolio
(a)
-
$176 million in deferred interest associated with nonperforming loans, 3.77% of NPAs
Borrowers utilization of minimum payment option remains fairly constant
-
68% elected in March 2008 vs. 66% in March 2007
-
52% elected the minimum option in each of the past 6 months
-
41% elected the minimum option in each of the past 12 months
$1.2 billion, or less than 1% of borrowers, with a deferred interest balance > 10% of current balance
Current average LTV
(b)
of 82% for loans with deferred interest balance > 10% of current balance
(a) $115.0 billion in Pick-a-Pay product excludes other balances of $6.2 billion.
(b) Current average LTVs based on February 2008 AVMs. Source: Veros.
($ in millions) 1Q08 4Q07 1Q07
Deferred interest balance by LTV
At or below 80%
60% or less
$
329
305     231
60.01% to 70% 434
402     298
70.01% to 80% 1,090
991     699
  Subtotal 1,853
1,698 1,228
80.01% to 85% 1,033
935     617
85.01% to 90% 466
327     40
Greater than 90% 174
129     64
  Subtotal 1,673
1,391 721
    Total deferred interest
$
3,526
3,089 1,949

24
Wachovia Pick-a-Pay
Proactively managing risk
Significantly tightening underwriting standards based on geographic risk with particular focus on stressed markets in California and Florida
In markets that have experienced significant housing price declines, we are increasing minimum FICO scores to 700 and we will allow up to a maximum LTV of 60%
In our most stable markets, our minimum FICO will be 660 and we will allow up to a maximum
LTV of 80%
Conservative in-house appraisal and underwriting approach
Aggressive problem loan resolution
Enhanced collection and loss mitigation
Accelerated disposition of foreclosed properties
Continue to offer conforming mortgage products throughout all of our markets

25
Home equity loans and lines
45% secured by first lien
75% average LTV
(a)
Portfolio is predominantly customer-
relationship based
-
> 95% of the portfolio originated through
direct channels
-
5% of portfolio in CA and 20% in FL
NPAs up 15 bps QoQ but remain at relatively
low levels
-
Second lien home equity 60+ days past due are
40% of the industry average
(b)
Charge-offs up 22 bps QoQ driven by
increases in stressed geographies
Implementing additional limitations on
utilization of undrawn equity lines
Period end balances reflect the quarter-end transfer of $2.3 billion of first lien home equity loans to held for sale.
(a) FICOs and LTVs at origination unless otherwise noted.
(b) Source: Loan Performance Data as of January 2008 industry average.
($ in millions) 1Q08 4Q07 1Q07
First lien
$
27,171
27,749 28,629
Second lien 32,933
32,350 30,560
Total home equity
$
60,104
60,099 59,189
30+ days past due
as % of loans
1.37
% 1.32 0.78
NPAs
$
432
342 235
as % of loans
0.72
% 0.57 0.40
Net charge-offs
$
73
38 19
as % of avg loans 0.47
% 0.25 0.13

% of loans 60+ days past due
Jan-06
Mar-06
May-06
Jul-06
Sep-06
Nov-06
Jan-07
Mar-07
May-07
Jul-07
Sep-07
Nov-07
Jan-08
Feb-08
Mar-08

Jan-06
Mar-06
May-06
Jul-06
Sep-06
Nov-06
Jan-07
Mar-07
May-07
Jul-07
Sep-07
Nov-07
Jan-08
Feb-08
Mar-08

WACHOVIA

26
Wachovia second lien home equity loans
and lines 60+ days past due vs. industry
Second Lien Home Equity Loans
0.00%
0.20%
0.40%
0.60%
0.80%
1.00%
1.20%
1.40%
1.60%
1.80%
WB Total General Bank (a) WB Bank Channel Industry
Second Lien Home Equity Lines
0.00%
0.20%
0.40%
0.60%
0.80%
1.00%
1.20%
1.40%
1.60%
1.80%
WB Total General Bank (a) WB Bank Channel Industry
(a) Excludes Wealth Management and Retail Brokerage home equity loans and lines.
Source: Industry Prime, Alt-A and Subprime delinquency data from LoanPerformance, a unit of First American CoreLogic.

27
Managed auto portfolio
Managed losses of 2.31% down 5 bps QoQ
-
30+ days past due of 2.05% vs. industry
forecast of 3.54%
(b)
Managed NPAs as a % of loans of 25 bps;
down 3 bps QoQ
-
Roll rates declined throughout quarter
Began proactive migration towards prime
credit customer originations in mid-2006
Managed Consumer Auto 30+ Days Past Due
vs. Industry
(a) Includes NPAs and net charge-offs from securitizations not included in our reported NPAs and net charge-offs as referenced on page 16.
(b) Source: Moody’s Economy.com; 1Q08 industry average is a forecast.
($ in millions) 1Q08 4Q07 1Q07
Managed auto
$
26,357
24,672 22,225
NPAs
(a)
$
67
70 70
as % of loans 0.25
% 0.28 0.31
Net charge-offs
(a)
$
151
145 81
as % of avg loans
2.31
% 2.36 1.46
$0
$5,000
$10,000
$15,000
$20,000
$25,000
$30,000
1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 1Q08
0.00%
1.00%
2.00%
3.00%
4.00%
5.00%
6.00%
WB Balances WB 30+ days past due Industry 30+ days past due

28
Commercial Real Estate
Real Estate Financial Services portfolio
Commercial Real Estate outstandings
(a)
up
12% driven by the 1Q08 transfer to the
portfolio of $3.5 billion in income producing
loans from held-for-sale
Continued review of REFS residential-
related portfolio in response to continued
housing market deterioration
-
1Q08 and 4Q07 portfolio reviews included land
and condo loans as well as residential-related
facilities generally > $2 million
NPAs up $795 million; charge-offs of $126
million up $17 million to 110 bps vs. 115
bps in 4Q07
-
Increases driven largely by residential portfolio
Average maturity of 1.8 years
(a) Includes the Real Estate Financial Services (REFS) portfolio of $37.3 billion and $10.3 billion in commercial real estate loans held-for-investment in Investment Banking
($ in millions) 1Q08 4Q07 1Q07
Residential
$
12,197
12,437 11,884
Income producing 35,447
30,199 24,437
Total REFS
(a)
47,644
42,636 36,321
Residential NPAs 1,396
919 63
Income producing NPAs 488
170 11
Total NPAs
$
1,884
1,089 74
as % of loans
3.95
% 2.55 0.20
Residential c/o
$
120
77 6
Income producing c/o 7
32 0
Total net charge-offs
$
126
109 6
as % of avg loans 1.10
%  1.15 0.06

29
Real Estate Financial Services
Well diversified loan portfolio
$47.6 Billion Commercial Real
Estate Portfolio
(a)
Office
16%
Retail
13%
Multi-Family
12%
Industrial
5%
Income
Producing
Land
8%
Lodging
Other
3.5%
Single
Family
8%
Residential
Improved
Land
7%
Condos
6%
Residential
Unimproved
Land
3%
Non-RE
Collateral
5%
74% income producing
26% residential-related
-
Average maturity of 1.0 years
Homebuilders - $4.5B
-
Regional/small builder portfolio is largely
recourse based with disciplined inventory
controls and 1–2 year terms
-
Focus on strong sponsorship/management
Land - $4.8B
-
Primarily originated with substantial equity
cushion and recourse to borrowers
Condos - $2.9B
(a) Includes the Real Estate Financial Services portfolio of $37.3 billion and $10.3 billion in commercial real estate loans held-for-investment in Investment Banking
Period-end balance sheet as of 3/31/2008.
5%
5%
3.5%
Mixed
Use
Unsecured
Real Estate

30
Real Estate Financial Services
Geographic concentrations
(a) Includes the Real Estate Financial Services portfolio of $37.3 billion and $10.3 billion in commercial real estate loans held-for-investment in Investment Banking.
(b) Geographic concentration totals do not include $5.9 billion in Commercial Real Estate outstandings related to loans secured by non-real estate collateral and loans with undefined property locations. International includes Europe and Asia.
Period-end balance sheet as of 3/31/2008.
$47.6 Billion Commercial Real Estate Portfolio
(a)
Top 10 Geographic Concentrations
(b)
California
$4.3
18%
International
$3.5
10%
North
Carolina
$3.1
9%
Texas
$2.9
7%
Virginia
$2.7
7%
Other Remaining
States
$10.4
Georgia
$2.6
Florida
$7.5
24%
7%
6%
New Jersey
$1.7
4%
New York
$1.6
4%
Pennsylvania
$1.4
3%

31
Middle-market and large corporate
Portfolios much more granular than last
down cycle
-
Average loan size of $1.5MM
Borrowers well positioned and generally
maintaining higher levels of liquidity
1Q08 commercial net losses of 39 bps
-
$66 million of losses related to loans backed
by ABS securities in CIB
$119 Billion Commercial
Loan Portfolio
Agriculture/Forestry/
Fishing
1%
22%
Finance
4%
Other
1%
13%
Manufacturing
Mining
2%
11%
Property
Management
Public
Administration
2%
Retail
Trade
6%
Services
17%
9%
Transportation/
Public Util
9%
Building Contractors
2%
Individuals
NEC/
Nonclass
Insurance
1%
Wholesale
Trade
Period-end balance sheet as of 3/31/2008.

32
Summary and Outlook
Expect 2Q08 net interest income to grow by approximately 5 - 7% over 1Q08 and then grow modestly over remaining period of 2008
-
Sources of growth to include:
Modest loan growth from 1Q08 levels
Continued deposit growth including growth in FDIC sweep deposits
Benefit of capital raise and lower dividend rate
Fees remain exposed to net market disruption losses/gains
No share repurchases in the rest of 2008
Targeted capital raise of approximately $7 billion
Tax rate of 28.5 - 29%

33 Appendix

34
Consumer real estate portfolio
FICO scores and LTVs at origination.
(a) Second lien LTVs reflect total amount borrowed, including first lien positions held by third parties. LTV data assumes that home equity lines are fully funded.
% Loans
1Q08 Average Average LTV
($ in millions) Balances FICO LTV
(a)
> 90%
(a)
Home equity loans and lines
First lien
$
27,171 729 73
%
13
Second lien 32,933 724 76 14
Total home equity loans and lines 60,104 726 75 14
Total mortgage 170,093 690 71 2
Total consumer real estate portolio 230,197 699 72 5
Nonaccrual loans
First lien 5,015 647 75 2
Second lien 75 691 83 22
Total consumer real estate nonaccrual loans
$
5,090 647 75
%
3

% of loans 90+ days past due
1 4 7 10 13 16 19 22 25 28 31 34 37 40 43 46 49
1 4 7 10 13 16 19 22 25 28 31 34 37
% of loans 90+ days past due
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25
1 3 5 7 9 11 13

35
0.0%
2.0%
4.0%
6.0%
8.0%
Wachovia Mortgage
90+ days past due by vintage vs. industry
0.0%
2.0%
4.0%
6.0%
8.0%
2007 - $33.4 billion Pick-a-Pay / $10.8 billion Traditional
0.0%
2.0%
4.0%
6.0%
8.0%
0.0%
2.0%
4.0%
6.0%
8.0%
Source: Industry Prime, Alt-A, Subprime and NegAm ARM delinquency data from LoanPerformance, a unit of First American CoreLogic.
.
Month
Month
2006 - $32.9 billion Pick-a-Pay / $8.5 billion Traditional
2004 - $12.0 billion Pick-a-Pay / $4.8 billion Traditional  2005 - $25.0 billion Pick-a-Pay / $13.9 billion Traditional
WB Traditional Pick-a-Pay Industry Prime
Industry Alt-A Industry Subprime Industry Prime ARM NegAm

Pick-a-Pay		
Traditional Mortgage		
1st Lien Home Equity		
2nd Lien Home Equity		

WACHOVIA

36
Consumer Real Estate
FICO scores and LTV stratification
Original
FICO
<=60 61-70 71-80 81-90 91-100 100+ Total Balance
<620 4% 6% 11% 0% 0% 0% 21% 25,160 $
620-659 3% 5% 14% 0% 0% 0% 21% 26,002 $
660-699 3% 5% 15% 1% 0% 0% 23% 27,627 $
>700 6% 7% 21% 1% 0% 0% 35% 42,372 $
15% 22% 60% 2% 0% 0% 100% 121,161 $
<620 0% 0% 1% 0% 1% 0% 2% 1,120 $
620-659 1% 1% 3% 0% 1% 0% 7% 3,471 $
660-699 3% 3% 8% 1% 1% 0% 16% 7,887 $
>700 19% 13% 35% 3% 4% 0% 74% 36,454 $
24% 17% 48% 5% 6% 0% 100% 48,932 $
<620 1% 0% 1% 1% 0% 0% 2% 634 $
620-659 1% 1% 2% 3% 2% 0% 9% 2,473 $
660-699 3% 2% 3% 6% 3% 0% 17% 4,738 $
>700 20% 8% 14% 22% 8% 0% 71% 19,326 $
25% 11% 19% 31% 13% 0% 100% 27,171 $
<620 1% 0% 1% 1% 0% 0% 3% 844 $
620-659 1% 1% 2% 3% 2% 0% 9% 2,843 $
660-699 2% 2% 4% 6% 3% 0% 17% 5,667 $
>700 11% 8% 16% 28% 8% 0% 72% 23,580 $
15% 12% 22% 38% 14% 0% 100% 32,933 $
18% 18% 47% 11% 5% 0% 100% 230,197 $  RE Total
Total
Original CLTV
Total
Total
Total
Total
The percentages in the table above may not add to the totals due to rounding.

Pick-a-Pay			
Traditional Mortgage			
1st Lien Home Equity			
2nd Lien Home Equity			

WACHOVIA

37
Consumer Real Estate FICO scores and LTV
stratification Prior to 2004 and 2005
vintages
Original
FICO
<=80 81-90 91-100 100+ Total Balance <=80 81-90 91-100 100+ Total Balance
<620 17% 0% 0% 0% 17% 4,257 $     17% 0% 0% 0% 18% 4,376 $
620-659 19% 0% 0% 0% 19% 4,846 $     20% 0% 0% 0% 20% 5,111 $
660-699 24% 0% 0% 0% 24% 5,997 $     24% 0% 0% 0% 25% 6,127 $
>700 39% 0% 0% 0% 40% 9,930 $     37% 0% 0% 0% 38% 9,372 $
99% 0% 1% 0% 100% 25,031 $   100% 0% 0% 0% 100% 24,986 $
<620 2% 0% 1% 0% 3% 296 $        1% 0% 0% 0% 1% 147 $
620-659 6% 1% 1% 0% 7% 843 $        5% 0% 0% 0% 6% 812 $
660-699 15% 1% 1% 0% 17% 2,031 $     15% 1% 1% 0% 16% 2,239 $
>700 68% 3% 2% 0% 73% 8,560 $     72% 3% 2% 0% 77% 10,750 $
90% 5% 5% 0% 100% 11,731 $   93% 4% 3% 0% 100% 13,948 $
<620 2% 1% 0% 0% 3% 370 $        1% 0% 0% 0% 2% 85 $
620-659 5% 4% 2% 0% 11% 1,262 $     4% 3% 1% 0% 8% 393 $
660-699 10% 7% 3% 0% 21% 2,343 $     8% 6% 3% 0% 17% 889 $
>700 38% 20% 7% 0% 65% 7,415 $     40% 25% 8% 0% 73% 3,781 $
55% 32% 12% 0% 100% 11,390 $   54% 34% 12% 0% 100% 5,149 $
<620 2% 1% 0% 0% 3% 242 $        1% 0% 0% 0% 2% 145 $
620-659 5% 4% 2% 0% 11% 865 $        4% 3% 1% 0% 8% 533 $
660-699 9% 8% 5% 0% 22% 1,734 $     8% 7% 3% 0% 18% 1,216 $
>700 28% 26% 11% 0% 64% 5,157 $     33% 31% 8% 0% 72% 4,970 $
43% 38% 18% 1% 100% 7,998 $     47% 41% 12% 0% 100% 6,864 $
79% 14% 7% 0% 100% 55,897 $   86% 10% 4% 0% 100% 50,853 $   RE Total
Total
Total
Total
Total
2004 and Prior 2005
Original CLTV Original CLTV
The percentages in the table above may not add to the totals due to rounding.

Pick-a-Pay			
Traditional Mortgage			
1stt Lien Home Equity			
2nd Lien Home Equity			

WACHOVIA

38
Consumer Real Estate FICO scores and LTV
stratification 2006 and 2007 vintages
Original
FICO
<=80 81-90 91-100 100+ Total Balance <=80 81-90 91-100 100+ Total Balance
<620 25% 0% 0% 0% 25% 8,329 $     22% 0% 0% 0% 22% 7,346 $
620-659 22% 0% 0% 0% 22% 7,357 $     22% 1% 0% 0% 22% 7,474 $
660-699 21% 1% 0% 0% 21% 6,950 $     21% 1% 0% 0% 22% 7,343 $
>700 30% 1% 0% 0% 31% 10,230 $   32% 2% 0% 0% 34% 11,261 $
98% 2% 0% 0% 100% 32,866 $   96% 4% 0% 0% 100% 33,424 $
<620 2% 0% 1% 0% 3% 255 $        2% 0% 1% 0% 3% 358 $
620-659 7% 0% 1% 0% 8% 651 $        6% 1% 2% 0% 9% 956 $
660-699 14% 1% 1% 0% 16% 1,392 $     13% 1% 2% 0% 16% 1,768 $
>700 65% 4% 4% 0% 73% 6,242 $     60% 4% 7% 0% 72% 7,750 $
87% 6% 7% 0% 100% 8,541 $     82% 6% 12% 0% 100% 10,834 $
<620 1% 0% 0% 0% 2% 77 $          1% 0% 0% 0% 2% 90 $
620-659 4% 2% 2% 0% 9% 390 $        4% 2% 2% 0% 8% 382 $
660-699 7% 5% 4% 0% 17% 751 $        6% 4% 3% 0% 13% 632 $
>700 37% 26% 11% 0% 73% 3,321 $     46% 21% 9% 0% 76% 3,578 $
49% 34% 17% 0% 100% 4,539 $     57% 28% 15% 0% 100% 4,682 $
<620 2% 1% 0% 0% 3% 203 $        2% 1% 0% 0% 3% 234 $
620-659 4% 3% 1% 0% 8% 673 $        4% 3% 2% 0% 8% 726 $
660-699 7% 6% 3% 0% 16% 1,312 $     7% 5% 3% 0% 15% 1,310 $
>700 36% 29% 8% 0% 73% 5,875 $     40% 26% 8% 0% 74% 6,488 $
50% 38% 12% 0% 100% 8,062 $     53% 34% 13% 0% 100% 8,757 $
85% 10% 4% 0% 100% 54,247 $   84% 11% 5% 0% 100% 57,866 $   RE Total
Total
Total
Total
Total
2006 2007
Original CLTV Original CLTV
The percentages in the table above may not add to the totals due to rounding.

Pick-a-Pay			
Traditional Mortgage			
1st Lien Home Equity			
2nd Lien Home Equity			

WACHOVIA

39
Consumer Real Estate FICO scores and LTV
stratification 2008 and Total
Original
FICO
<=80 81-90 91-100 100+ Total Balance <=80 81-90 91-100 100+ Total Balance
<620 11% 0% 0% 0% 12% 563 $        21% 0% 0% 0% 21% 25,160 $
620-659 21% 1% 0% 0% 22% 1,073 $     21% 0% 0% 0% 21% 26,002 $
660-699 26% 1% 0% 0% 27% 1,297 $     22% 1% 0% 0% 23% 27,627 $
>700 38% 2% 0% 0% 40% 1,922 $     34% 1% 0% 0% 35% 42,372 $
96% 4% 0% 0% 100% 4,855 $     98% 2% 0% 0% 100% 121,161 $
<620 1% 0% 0% 0% 1% 58 $          2% 0% 1% 0% 2% 1,120 $
620-659 5% 0% 0% 0% 5% 205 $        6% 0% 1% 0% 7% 3,471 $
660-699 11% 0% 1% 0% 12% 474 $        14% 1% 1% 0% 16% 7,887 $
>700 76% 3% 2% 0% 81% 3,141 $     67% 3% 4% 0% 74% 36,454 $
93% 3% 4% 0% 100% 3,878 $     89% 5% 6% 0% 100% 48,932 $
<620 1% 0% 0% 0% 1% 18 $          1% 1% 0% 0% 2% 634 $
620-659 3% 1% 0% 0% 4% 58 $          4% 3% 2% 0% 9% 2,473 $
660-699 8% 2% 0% 0% 10% 143 $        8% 6% 3% 0% 17% 4,738 $
>700 73% 10% 2% 0% 84% 1,192 $     42% 22% 8% 0% 71% 19,326 $
85% 13% 2% 0% 100% 1,411 $     56% 31% 13% 0% 100% 27,171 $
<620 1% 0% 0% 0% 2% 26 $          2% 1% 0% 0% 3% 844 $
620-659 3% 2% 1% 0% 6% 75 $          4% 3% 2% 0% 9% 2,843 $
660-699 6% 5% 2% 0% 13% 157 $        8% 6% 3% 0% 17% 5,667 $
>700 46% 29% 4% 0% 79% 993 $        35% 28% 8% 0% 72% 23,580 $
56% 37% 7% 0% 100% 1,252 $     49% 38% 14% 0% 100% 32,933 $
89% 8% 2% 0% 100% 11,333 $   84% 11% 5% 0% 100% 230,197 $ RE Total
Total
Total
Total
Total
2008 Total
Original CLTV Original CLTV
The percentages in the table above may not add to the totals due to rounding.

40
1Q08
Pick-a-Pay mortgage nonperforming loans
($ in millions)
Total $4,386
Cumulative charge-offs to date of
$187 million (17% of orig. balance)
No charge-offs to date
Initial charge-offs taken at 180 days
past due as necessary
20%
18%
62%
90 -179 Days
Past Due
(a) LTV is considered to be over 100% if the loan balance exceeds current estimated appraised value less estimated selling costs.
180+ Days  Past Due
Updated
(a)
LTV 100%
180+ Days Past Due
Updated
(a)
LTV > 100%

41
Pick-a-Pay reserve model
Our use of OFHEO in reserve modeling
Office of Federal Housing Enterprise Oversight (OFHEO) is a widely recognized source of data that measures average price changes in home sales financed by conventional mortgages, purchased by Fannie Mae or Freddie Mac, and therefore the data excludes information on home sales financed by jumbo loans.
We utilize the OFHEO data set as the basis for our allowance modeling for our Pick-a-Pay portfolio because we believe the data most closely represents the geographic diversity and granularity, the lower average loan size and the higher average owner equity of this portfolio.
OFHEO’s data set is very robust, granular and covers a long time series which we believe is a critical foundation for any modeling exercise. Our historical data and model correlations have been calibrated to the sensitivities of the OFHEO index.

42
Cautionary statement
The foregoing materials and management’s discussion of them may contain, among other things, certain forward-looking statements with respect to Wachovia, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Wachovia, including, without limitation, (i) statements regarding certain of Wachovia’s goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of Wachovia’s credit quality trends, (ii) statements relating to the benefits of the merger between Wachovia and A.G. Edwards, Inc. completed on October 1, 2007 (the “A.G.
Edwards Merger”), including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the A.G. Edwards Merger, (iii) statements relating to the benefits of the merger between Wachovia and Golden West Financial Corporation completed on October 1, 2006 (the “Golden West Merger”), including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the Golden West Merger, and (iv) statements preceded by, followed by or that include the words
“may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. These forward-looking statements are based on the current beliefs and expectations of Wachovia’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia’s control). Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause Wachovia’s financial performance to differ materially from that expressed in such forward-looking statements: (1) the risk that the applicable businesses in connection with the A.G. Edwards Merger or the Golden West Merger will not be integrated successfully or such integrations may be more difficult, time-consuming or costly than expected; (2) the risk that expected revenue synergies and cost savings from the A.G.
Edwards Merger or the Golden West Merger may not be fully realized or realized within the expected time frame; (3) the risk that revenues following the A.G.
Edwards Merger or the Golden West Merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the A.G. Edwards Merger or the Golden West Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the risk that the strength of the United States economy in general and the strength of the local economies in which Wachovia conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on
Wachovia’s loan portfolio and allowance for loan losses; (6) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (7) potential or actual litigation; (8) inflation, interest rate, market and monetary fluctuations;
(9) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s brokerage and capital markets activities; (10) unanticipated regulatory or judicial proceedings or rulings; (11) the impact of changes in accounting principles; (12) adverse changes in financial performance and/or condition of Wachovia’s borrowers which could impact repayment of such borrowers’ outstanding loans; and (13) the impact on Wachovia’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.
Wachovia cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning Wachovia, the A.G.
Edwards Merger or the Golden West Merger or other matters and attributable to Wachovia or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia does not undertake any obligation to update any forward-looking statement, whether written or oral.
The issuer may file a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer will arrange to send you the prospectus after filing if you request it by calling toll-free 1-800-326-5897.

43
Notes on non-GAAP financial measures
The information contained herein includes certain non-GAAP financial measures.
Please refer to our First Quarter 2008 Quarterly Earnings Report for additional information reconciling non-GAAP financial measures and for an important explanation of our use of non-GAAP measures and reconciliation of those non-GAAP measures to GAAP.
Wachovia believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons with the performance of others in the financial services industry. Specifically, Wachovia believes the exclusion of A.G. Edwards (AGE) and European Credit Management (ECM) from the key performance measures of fiduciary and asset management fees and expenses permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Wachovia management internally assesses the company’s performance. On page
15, references to Capital Management’s results excluding AGE and ECM reflect the following growth for the first quarter of 2008:
Fiduciary and asset management fees $360  million
Expenses $572  million

44
Notes on non-GAAP financial measures
Wachovia also provides certain information regarding its auto loan portfolio on a "managed" basis, which is a non-GAAP financial measure. This non-GAAP financial measure combines auto loans reported on-balance sheet on a GAAP basis with auto loans that have been securitized and are off-balance sheet.  Management believes that providing information on a "managed" basis is useful to investors in understanding underlying operational performance, trends, and facilitates comparisons with the performance of others in the financial services industry. On page 27, references are made regarding the managed auto portfolio which is reconciled as follows for the first quarter of 2008, fourth quarter of 2007 and first quarter of 2007:
Managed Auto Portfolio
($ in millions) 1Q08 4Q07 1Q07
Managed auto
On-balance sheet 24,349 $    21,790 18,772
Securitized 2,008 2,882 3,453
Total managed auto 26,357 24,672 22,225
NPAs
On-balance sheet 61 63 63
Securitized 6 7 7
Total NPAs 67 70 70
Net charge-offs
On-balance sheet 145 138 77
Securitized 6 7 4
Total net charge-offs 151 145 81
Average loans
On-balance sheet 23,605 21,614 18,596
Securitized 2,532 2,923 3,573
Total average loans 26,137 $    24,537 22,169
NPAs as a % of loans
On-balance sheet 0.25% 0.29 0.33
Securitized 0.31 0.23 0.21
Total NPAs as a % of loans 0.25 0.28 0.31
Net charge-offs as a % of average loans
On-balance sheet 2.46 2.55 1.65
Securitized 0.97 0.97 0.46
Total net charge-offs as a % of average loans 2.31% 2.36 1.46
Managed consumer auto 30+ days past due loans
On-balance sheet 499 $         667 317
Securitized 41 51 44
Total managed consumer auto 30+ days past due loans 540 $         718 361
Managed consumer auto 30+ days past due loans as a % of loans
On-balance sheet 2.05% 3.06 1.69
Securitized 2.02 1.77 1.27
Total managed consumer auto 30+ days past due loans as a % of loans 2.05% 2.91 1.62

WACHOVIA FIRST QUARTER 2008

QUARTERLY EARNINGS REPORT

APRIL 14, 2008

READERS ARE ENCOURAGED TO REFER TO WACHOVIA’S RESULTS FOR THE YEAR ENDED DECEMBER 31, 2007, PRESENTED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), WHICH MAY BE FOUND IN WACHOVIA’S 2007 ANNUAL REPORT ON FORM 10-K.

ALL NARRATIVE COMPARISONS ARE WITH FOURTH QUARTER 2007 UNLESS OTHERWISE NOTED.

THE INFORMATION CONTAINED HEREIN INCLUDES CERTAIN NON-GAAP FINANCIAL MEASURES. PLEASE REFER TO PAGES 31-35 FOR AN IMPORTANT EXPLANATION OF OUR USE OF NON-GAAP MEASURES AND RECONCILIATION OF THOSE NON-GAAP MEASURES TO GAAP.

Wachovia 1Q08 Quarterly Earnings Report

Earnings Summary

Earnings Reconciliation

	2008		2007								1Q08 EPS
	First Quarter		Fourth Quarter		Third Quarter		Second Quarter		First Quarter		vs 4Q07	vs 1Q07
(After-tax in millions, except per share data)	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS
Net income (loss) available to common stockholders (GAAP)	$(393)	(0.20)	51	0.03	1,618	0.85	2,341	1.22	2,302	1.20	—%	—
Discontinued operations, net of income taxes	—	—	142	0.07	88	0.05	—	—	—	—	—	—
Net merger-related and restructuring expenses	123	(0.06)	108	0.05	22	—	20	0.01	6	—	—	—

Earnings excluding merger-related and restructuring expenses, and discontinued operations	$(270)	(0.14)	301	0.15	1,728	0.90	2,361	1.23	2,308	1.20	—	—

Earnings Summary

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net interest income (Tax-equivalent)	$4,805	4,674	4,584	4,487	4,537	3%	6
Fee and other income	3,091	2,744	2,933	4,240	3,734	13	(17)

Total revenue (Tax-equivalent)	7,896	7,418	7,517	8,727	8,271	6	(5)
Provision for credit losses	2,831	1,497	408	179	177	89	—
Other noninterest expense	5,097	5,488	4,397	4,755	4,493	(7)	13
Merger-related and restructuring expenses	241	187	36	32	10	29	—
Other intangible amortization	103	111	92	103	118	(7)	(13)

Total noninterest expense	5,441	5,786	4,525	4,890	4,621	(6)	18
Minority interest in income of consolidated subsidiaries	155	107	189	139	136	45	14

Income (loss) from continuing operations before income taxes (benefits) (Tax-equivalent)	(531)	28	2,395	3,519	3,337	—	—
Income taxes (benefits) (Tax-equivalent)	(181)	(165)	689	1,178	1,035	10	—

Income (loss) from continuing operations	(350)	193	1,706	2,341	2,302	—	—
Discontinued operations, net of income taxes	—	(142)	(88)	—	—	—	—

Dividends on preferred stock	43	—	—	—	—	—	—
Net income (loss) available to common stockholders	$(393)	51	1,618	2,341	2,302	—%	—

Net interest margin	2.92%	2.88	2.92	2.96	3.06	—%	—
Effective tax rate (Tax-equivalent) (a) (b)	34.06	127.17	28.38	33.51	30.99	—	—
Tier 1 capital ratio (c)	7.5	7.4	7.1	7.5	7.4	—	—
Tangible capital ratio (excluding FAS 115/133/158)	3.9	4.2	4.6	4.8	4.7	—	—
Leverage ratio (c)	6.2%	6.1	6.1	6.2	6.1	—	—
Average diluted common shares (In millions)	1,977	1,983	1,910	1,919	1,925	—%	3

(a)	1Q08, 4Q07 and 3Q07 include taxes on discontinued operations.
(b)	The tax-equivalent tax rate applies to fully tax-equivalized revenues.
(c)	The first quarter of 2008 is based on estimates.

1Q08 vs. 4Q07

•	Net loss of $350 million; net loss of $393 million, after preferred dividends, down $444 million and down $2.7 billion from 1Q07; net loss per share of $0.20 down $0.23

—	Results reflect a $473 million increase in market disruption-related valuation losses of $2.0 billion and higher credit costs, partially offset by fair value accounting gains and a gain from the Visa IPO

•	Momentum in traditional banking businesses, asset management and retail brokerage masked by effects of credit headwinds and continued market disruption

•	Revenues of $7.9 billion up 6% from 4Q07; down 5% from 1Q07 despite the addition of A.G. Edwards (AGE)

—	Net interest income rose $131 million, or 3%, as the benefits of our liability sensitive rate position, strong earning asset growth of $8.9 billion, improving loan spreads and low-cost core deposit growth were somewhat offset by higher wholesale funding costs and increases in nonaccrual loans

•

Net interest margin increase of 4 bps to 2.92% reflects the benefit of our liability sensitive rate position and improving loan spreads, partially offset by higher wholesale funding including the effects of increased liquidity and rising nonaccrual loans

—	Fee income increased $347 million as $445 million of FAS 157/159 net gains, largely in principal investing, a $225 million gain associated with the Visa IPO and improved advisory and underwriting fees were partially offset by a $523 million increase in market disruption valuation losses and seasonal declines in service charges and commissions despite higher daily volumes; fiduciary and asset management fees, and other banking fees were stable

Page - 1

Wachovia 1Q08 Quarterly Earnings Report

•

Other noninterest expense decreased $391 million, or 7%, largely reflecting lower salaries and benefits expense, despite $109 million in retirement-eligible employee stock compensation expense, as well as lower sundry expense; 1Q08 results included $44 million relating to strategic growth initiatives and $12 million of non-merger related severance costs

•	Average loans up 4% on growth of 6% in commercial and 2% in consumer; up 12% from 1Q07

—	Strength in foreign and commercial real estate including the $3.3 billion average net effect of transfers into the loan portfolio from held-for-sale and large corporate reflecting strong growth and changing market conditions

—	Consumer growth driven by consumer real estate, auto and student

•	Average core deposits increased 1%; up 7% from 1Q07

—	Strong momentum in money market and interest checking reflecting strong sales and a flight to quality, partially offset by declines in CDs and lower DDA balances

•	Provision expense of $2.8 billion increased $1.3 billion largely reflecting increased risk in the consumer real estate, commercial and auto portfolios as well as higher charge-offs

—	Net charge-offs of $765 million, or 66 bps of loans, reflecting higher losses in consumer real estate, commercial and auto

•	Tier 1 capital ratio of 7.5% relatively flat from 4Q07 despite the January 2008 issuance of $3.5 billion of Tier 1 qualifying securities on lower net earnings

Page - 2

Wachovia 1Q08 Quarterly Earnings Report

Other Financial Measures

Performance Highlights

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(Dollars in millions, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Earnings excluding merger-related and restructuring expenses, and discontinued operations (a)(b)
Net income (loss)	$(270)	301	1,728	2,361	2,308	—%	—
Return on average assets	(0.12)%	0.16	0.94	1.34	1.35	—	—
Return on average common stockholders’ equity	(1.45)	1.62	9.81	13.66	13.50	—	—
Overhead efficiency ratio (Tax-equivalent)	65.85	75.48	59.73	55.65	55.75	—	—
Overhead efficiency ratio excluding brokerage (Tax-equivalent)	61.92%	74.54	56.82	52.04	52.60	—	—
Operating leverage (Tax-equivalent)	$877	(1,208)	(843)	210	(51)	—%	—

Earnings excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations (a)(b)
Net income (loss)	$(206)	366	1,787	2,427	2,384	—%	—
Dividend payout ratio on common shares	(640.00)%	355.56	68.09	44.09	45.16	—	—
Return on average tangible assets	(0.09)	0.20	1.03	1.47	1.49	—	—
Return on average tangible common stockholders’ equity	(2.80)	5.05	23.88	33.57	33.27	—	—
Overhead efficiency ratio (Tax-equivalent)	64.55	73.97	58.51	54.47	54.33	—	—
Overhead efficiency ratio excluding brokerage (Tax-equivalent)	60.14%	72.40	55.32	50.61	50.88	—	—
Operating leverage (Tax-equivalent)	$869	(1,187)	(855)	197	(75)	—%	—

Other financial data
Net interest margin	2.92%	2.88	2.92	2.96	3.06	—	—
Fee and other income as % of total revenue	39.15	36.99	39.02	48.58	45.15	—	—
Effective tax rate (c)	40.04	122.05	27.33	32.78	30.22	—	—
Effective tax rate (Tax-equivalent) (c)	34.06%	127.17	28.38	33.51	30.99	—	—

Asset quality
Allowance for loan losses as % of loans, net	1.37%	0.98	0.78	0.79	0.80	—	—
Allowance for loan losses as % of nonperforming assets	78	84	115	157	189	—	—
Allowance for credit losses as % of loans, net	1.41	1.02	0.82	0.83	0.84	—	—
Net charge-offs as % of average loans, net	0.66	0.41	0.19	0.14	0.15	—	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	1.70%	1.14	0.66	0.49	0.42	—	—

Capital adequacy
Tier 1 capital ratio (d)	7.5%	7.4	7.1	7.5	7.4	—	—
Tangible capital ratio (including FAS 115/133/158)	3.6	4.0	4.2	4.3	4.4	—	—
Tangible capital ratio (excluding FAS 115/133/158)	3.9	4.2	4.6	4.8	4.7	—	—
Leverage ratio (d)	6.2%	6.1	6.1	6.2	6.1	—	—

Other
Average diluted common shares (In millions)	1,977	1,983	1,910	1,919	1,925	—%	3
Actual common shares (In millions) (e)	1,992	1,980	1,901	1,903	1,913	1	4
Dividends paid per common share	$0.64	0.64	0.64	0.56	0.56	—	14
Book value per common share (e)	36.40	37.66	36.90	36.40	36.47	(3)	—
Common stock price	27.00	38.03	50.15	51.25	55.05	(29)	(51)
Market capitalization (e)	$53,782	75,302	95,326	97,530	105,330	(29)	(49)
Common stock price to book value (e)	74%	101	136	141	151	(27)	(51)
FTE employees	120,378	121,890	109,724	110,493	110,369	(1)	9
Total financial centers/brokerage offices	4,850	4,894	4,167	4,135	4,167	(1)	16
ATMs	5,308	5,139	5,123	5,099	5,146	3%	3

(a)	See tables on page 1, and on pages 32 through 35 for reconciliation to earnings prepared in accordance with GAAP.
(b)	See page 1 for the most directly comparable GAAP financial measure and pages 32 through 35 for reconciliation to earnings prepared in accordance with GAAP.
(c)	The tax-equivalent tax rate applies to fully tax-equivalized revenues.
(d)	The first quarter of 2008 is based on estimates.
(e)	Includes restricted stock for which the holder receives dividends and has full voting rights.

Page - 3

Wachovia 1Q08 Quarterly Earnings Report

Fee and Other Income

Fee and Other Income

	2008	2007				1Q08 Vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Service charges	$676	716	689	667	614	(6)%	10
Other banking fees	498	497	471	449	416	—	20
Commissions	914	970	600	649	659	(6)	39
Fiduciary and asset management fees	1,439	1,436	1,029	1,015	953	—	51
Advisory, underwriting and other investment banking fees	261	249	393	454	407	5	(36)
Trading account profits (losses)	(308)	(524)	(301)	195	128	(41)	—
Principal investing	446	41	372	298	48	—	—
Securities gains (losses)	(205)	(320)	(34)	23	53	(36)	—
Other income	(630)	(321)	(286)	490	456	96	—

Total fee and other income	$3,091	2,744	2,933	4,240	3,734	13%	(17)

KEY POINTS

•	Fee and other income of $3.1 billion increased $347 million, or 13%, from 4Q07 and decreased $643 million, or 17%, from 1Q07

—	1Q08 fees improved 13% largely driven by FAS 157/159 net gains, largely in principal investing, the Visa IPO gain, and stable fiduciary and asset management fees and other banking fees, which were more than offset by higher market disruption-related losses, seasonally lower service charges and insurance commissions, as well as modestly lower retail brokerage transaction revenue

(Please see page 5 for additional detail on market disruption-related losses)

—	Declines from 1Q07 reflect market disruption-related valuation losses and lower advisory and underwriting fees which more than offset higher fiduciary and asset management fees and commissions, partially reflecting merger activity, higher principal investing gains, and growth in service charges and interchange fees

•

Service charges declined 6% as seasonally lower consumer service charges more than offset a modest increase in commercial service charges; up 10% from 1Q07 driven by a 12% increase in consumer and 7% increase in commercial

•

Other banking fees were flat as growth in mortgage banking was largely offset by lower letter of credit and interchange fees reflecting seasonality; increased 20% from 1Q07 largely on increases in mortgage banking and interchange fees

•	Commissions declined $56 million, or 6%, on lower brokerage and insurance commissions, including seasonality

•

Fiduciary and asset management fees were relatively flat despite lower valuation levels; results increased $486 million from 1Q07 on the addition of AGE and strength in retail brokerage managed account and other asset-based fees

•

Advisory, underwriting and other investment banking fees increased 5% from depressed 4Q07 levels reflecting increased originations in high grade and equities despite continued weak overall market activity; results decreased 36% from strong 1Q07 levels driven by market disruption

•	Trading account losses of $308 million improved $216 million reflecting $178 million lower market disruption-related valuation losses

•

Principal investing results improved $405 million, and $398 million from 1Q07, driven by FAS 157 net gains of $486 million as well as gains in the direct investment portfolio, partially offset by losses in the public portfolio

•

Securities losses were $205 million in 1Q08 compared to losses of $320 million in 4Q07 and gains of $53 million in 1Q07; 1Q08 results included market disruption-related impairment losses of $480 million compared to $327 million in 4Q07, partially offset by $225 million in gains related to the Visa IPO

Page - 4

Wachovia 1Q08 Quarterly Earnings Report

Other Income

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Consumer loan-related sale/ securitization activity	$13	(115)	4	45	68	—%	(81)
Commercial mortgage-related sale/ securitization activity	(246)	(365)	(381)	142	99	(33)	—
Other income	(397)	159	91	303	289	—	—

Total other income (loss)	$(630)	(321)	(286)	490	456	96%	—

•	Other income results include:

—	$128 million improvement in consumer loan sales/securitization activity driven by improved consumer real estate and student loan despite $64 million in market disruption losses vs. $59 million in 4Q07

—	$119 million improvement in commercial mortgage-related sales/securitization activity largely reflecting a $124 million reduction in market disruption-related losses

—	Higher market disruption-related losses of $792 million in leveraged finance vs. $87 million in 4Q07

—	No net market disruption-related results on subprime ABS CDO/CLO and other warehouses vs. a net loss of $38 million in 4Q07

—	$39 million increase in results relating to certain corporate investments

Market Disruption-Related Losses, Net

	2008				2007
	First Quarter				2nd Half	Life-To-Date
(Pre-tax dollars in millions)	Trading profits (losses)	Securities gains (losses)	Other Income	Total	Total	Total
Corporate and Investment Bank
ABS CDO and other subprime-related	$(281)	(67)	9	(339)	(1,048)	(1,387)
Commercial mortgage (CMBS)	(283)	0	(238)	(521)	(1,088)	(1,609)
Consumer mortgage	(187)	0	(64)	(251)	(205)	(456)
Leveraged finance	483	0	(792)	(309)	(179)	(488)
Other	(131)	(4)	(9)	(144)	(50)	(194)

Total	(399)	(71)	(1,094)	(1,564)	(2,570)	(4,134)
Capital Management
Asset-backed commercial paper	0	0	0	0	(57)	(57)
Parent
Securities/Impairment losses	0	(409)	0	(409)	(94)	(503)

Total, net	$(399)	(480)	(1,094)	(1,973)	(3,051)	(4,694)

Market Disruption-Related Losses, Net

	2007
	Fourth Quarter
(Pre-tax dollars in millions)	Trading profits (losses)	Securities gains (losses)	Other Income (a)	Provision	Total
Corporate and Investment Bank
ABS CDO and other subprime-related	$(517)	(263)	(38)	0	(818)
Commercial mortgage (CMBS)	(238)	0	(362)	0	(600)
Consumer mortgage	(64)	0	(59)	0	(123)
Leveraged finance	183	(3)	(87)	0	93
Other	59	0	0	0	59

Total	(577)	(266)	(546)	0	(1,389)
Capital Management
Asset-backed commercial paper	0	(17)	0	0	(17)
Parent
Securities/Impairment losses	0	(44)	0	(50)	(94)

Total, net	(577)	(327)	(546)	(50)	(1,500)
Discontinued operations (BluePoint)	$(210)				(210)

Page - 5

Wachovia 1Q08 Quarterly Earnings Report

Noninterest Expense

Noninterest Expense

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Salaries and employee benefits	$3,260	3,468	2,628	3,122	2,972	(6)%	10
Occupancy	379	375	325	331	312	1	21
Equipment	323	334	283	309	307	(3)	5
Marketing	97	80	74	78	62	21	56
Communications and supplies	186	191	176	178	173	(3)	8
Professional and consulting fees	196	271	194	205	177	(28)	11
Sundry expense	656	769	717	532	490	(15)	34

Other noninterest expense	5,097	5,488	4,397	4,755	4,493	(7)	13
Merger-related and restructuring expenses	241	187	36	32	10	29	—
Other intangible amortization	103	111	92	103	118	(7)	(13)

Total noninterest expense	$5,441	5,786	4,525	4,890	4,621	(6)%	18

•	Other noninterest expense decreased $391 million driven by lower salaries and employee benefits, legal costs and professional and consulting fees

—	1Q08 results included $12 million of non-merger severance costs and $44 million associated with growth initiatives including de novo/branch consolidations and Western expansion

•

Salaries and employee benefits expense decreased $208 million driven by a decrease in salaries and incentives, which included lower revenue-based incentives and non-merger severance expense, somewhat offset by $109 million higher retirement-eligible employee stock compensation expense; up 10% from 1Q07 largely due to merger activity

•	Occupancy and equipment expense relatively flat reflecting continued expense discipline; up 13% from 1Q07 largely reflecting merger activity

•	Professional and consulting fees decreased $75 million reflecting seasonally higher expense in 4Q07

•	Sundry expense decreased $113 million, or 15%, driven by lower legal costs

Page - 6

Wachovia 1Q08 Quarterly Earnings Report

Balance Sheet

Average Balance Sheet Data

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Assets
Trading assets	$44,655	37,694	38,737	35,165	29,681	18%	50
Securities	110,401	115,436	111,424	108,433	108,071	(4)	2
Commercial loans, net
General Bank	69,453	67,188	65,776	64,402	62,723	3	11
Corporate and Investment Bank	99,416	91,419	82,934	76,707	73,241	9	36
Other	29,709	29,557	25,962	24,403	21,324	1	39

Total commercial loans, net	198,578	188,164	174,672	165,512	157,288	6	26
Consumer loans, net	267,358	261,641	255,129	255,745	257,973	2	4

Total loans, net	465,936	449,805	429,801	421,257	415,261	4	12

Loans held for sale	11,592	18,998	20,209	17,644	16,748	(39)	(31)
Other earning assets (a)	26,449	28,207	28,602	23,479	23,902	(6)	11

Total earning assets	659,033	650,140	628,773	605,978	593,663	1	11
Cash	11,645	12,028	11,134	11,533	12,260	(3)	(5)
Other assets	112,915	101,319	89,097	87,262	85,106	11	33

Total assets	$783,593	763,487	729,004	704,773	691,029	3%	13

Liabilities and Stockholders’ Equity
Core interest-bearing deposits	$338,181	332,148	320,729	316,223	308,294	2%	10
Foreign and other time deposits	48,840	47,523	37,098	29,922	29,836	3	64

Total interest-bearing deposits	387,021	379,671	357,827	346,145	338,130	2	14
Short-term borrowings	58,538	60,755	65,346	58,020	55,669	(4)	5
Long-term debt	165,540	158,704	151,226	143,504	141,979	4	17

Total interest-bearing liabilities	611,099	599,130	574,399	547,669	535,778	2	14
Noninterest-bearing deposits	56,332	57,895	58,280	62,273	60,976	(3)	(8)
Other liabilities	37,415	32,476	26,468	25,514	24,955	15	50

Total liabilities	704,846	689,501	659,147	635,456	621,709	2	13
Stockholders’ equity	78,747	73,986	69,857	69,317	69,320	6	14

Total liabilities and stockholders’ equity	$783,593	763,487	729,004	704,773	691,029	3%	13

(a) Includes interest-bearing bank balances, federal funds sold, securities purchased under resale agreements and margin loans.

Memoranda
Low-cost core deposits	$270,858	262,982	256,535	257,812	253,008	3%	7
Other core deposits	123,655	127,061	122,474	120,684	116,262	(3)	6

Total core deposits	$394,513	390,043	379,009	378,496	369,270	1%	7

KEY POINTS

•

Trading assets increased $7.0 billion, or 18%, primarily due to $6.8 billion in securities moved to trading from available for sale concurrent with the election to carry them at fair value under SFAS 159; average VAR of $66 million vs. $44 million in 4Q07

•

Securities decreased $5.0 billion, or 4%, as a $6.8 billion decrease related to securities moved to trading as noted above and $1.5 billion in sales/maturities were partially offset by the $3.2 billion average effect of consumer real estate securitizations; the average duration of the securities portfolio increased to 3.5 years from 3.4 years in 4Q07, driven by increased balances in mortgage-backed securities

•

Commercial loans increased $10.4 billion, or 6%, on higher foreign and commercial real estate, including the $3.2 billion average net effect of $5.0 billion in transfers to the portfolio from held for sale, growth in large corporate loans, higher middle-market and business banking as well as the $219 million average effect of $644 million of leveraged finance loans transferred from held for sale; period-end commercial loans up $13.1 billion

•

Consumer loans increased $5.7 billion, or 2%, reflecting the $1.3 billion average net effect of transfers from held for sale driven by real estate secured and auto, as well as growth in consumer real estate, student and auto, partially offset by the $3.2 billion average effect of consumer real estate sales and securitizations; period-end consumer loans up $5.4 billion with growth in real estate secured, auto and student, partially offset by $2.3 billion of consumer real estate transferred to held for sale at quarter end

•

Loans held for sale declined $7.4 billion as transfers to the portfolio in commercial and consumer real estate and auto, sales activity and lower originations in commercial real estate were somewhat offset by leveraged finance fundings

•	Other earning assets down 6% on wholesale funding changes including lower fed funds sold and interest bearing bank balances

Page - 7

Wachovia 1Q08 Quarterly Earnings Report

•	Total average earning assets rose $8.9 billion, or 1%, and 11% from 1Q07

•

Core deposits increased $4.5 billion, or 1%, reflecting strong momentum in money market, interest checking and brokerage FDIC sweep products due to a flight to quality and including $1.5 billion of FDIC average deposits from AGE, partially offset by declines in CDs and savings products; up 7% from 1Q07

•	Average short-term borrowings decreased $2.2 billion, or 4%, from 4Q07

•	Average long-term debt increased $6.8 billion, or 4%, and increased $23.6 billion from 1Q07

Average Consumer Loans - Total Corporation

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Mortgage	$52,590	50,480	48,606	46,198	47,736	4%	10
Pick-a-Payment mortgage	120,963	120,235	118,602	117,673	118,571	1	2
Home equity loans	30,560	31,266	31,334	31,885	31,763	(2)	(4)
Home equity lines	27,279	25,912	24,814	26,340	27,839	5	(2)
Student	9,155	8,073	7,299	8,850	8,524	13	7
Auto and other vehicle	24,554	23,383	22,161	21,016	19,866	5	24
Revolving	1,714	1,670	1,647	3,067	2,858	3	(40)
Other consumer loans	543	622	666	716	816	(13)	(33)

Total consumer loans	$267,358	261,641	255,129	255,745	257,973	2%	4

THE FOLLOWING TABLES PROVIDE ADDITIONAL PERIOD-END DETAIL ON OUR BALANCE SHEET.

Period-End Loans Held for Sale

	2008	2007
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Core business activity
Core business activity, beginning of period	$15,094	17,646	15,696	15,030	12,566
Originations/purchases	8,144	8,160	13,007	22,671	17,873
Transfers to (from) loans held for sale, net	(6,801)	(1,278)	2,162	(71)	(180)
Allowance for loan losses related to loans	—	—	(57)	—	—
Lower of cost or market value adjustments (a)	(364)	(223)	(249)	(91)	(3)
Market value adjustments for FVO loans	42	—	—	—	—
Performing loans sold or securitized	(7,355)	(8,992)	(11,606)	(20,910)	(14,745)
Other, principally payments	(354)	(219)	(1,307)	(933)	(481)

Core business activity, end of period	8,406	15,094	17,646	15,696	15,030

Portfolio management activity
Portfolio management activity, beginning of period	1,678	3,785	2,037	2	2
Originations/purchases	83	—	—	—	—
Transfers to (from) loans held for sale, net (b)	2,317	137	1,831	2,046	—
Lower of cost or market value adjustments (a)	(31)	(30)	(6)	(10)	—
Performing loans sold	(990)	(2,078)	—	—	—
Other, principally payments	(34)	(136)	(77)	(1)	—

Portfolio management activity, end of period	3,023	1,678	3,785	2,037	2

Total loans held for sale (c)	$11,429	16,772	21,431	17,733	15,032

(a)

Lower of cost or market value adjustments exclude amounts related to unfunded commitments. Market disruption-related write-downs on unfunded commitments amounted to $729 million, $78 million and $311 million in the first quarter of 2008 and in the fourth and third quarters of 2007, respectively.

(b)

Includes $1.8 billion in third quarter 2007 in connection with the consolidation of a structured lending vehicle; first quarter of 2008 and fourth quarter of 2007 include funding of the structured lending vehicle’s commitments amounting to $54 million and $159 million, respectively.

(c)

Nonperforming assets included in loans held for sale at March 31, 2008 and at December 31, September 30, June 30 and March 31, 2007, were $5 million, $62 million, $59 million, $42 million and $26 million, respectively.

•	Period-end loans held for sale of $11.4 billion decreased $5.3 billion

—	Loans held for sale related to core business activity decreased $6.7 billion primarily due to lower foreign and commercial real estate, which included a net $957 million of sale and securitization activity and $3.5 billion in transfers to the portfolio; consumer activity included a net $2.7 billion transfer of loans to the portfolio driven by real estate and auto, partially offset by a net $1.3 billion in origination activity; loan syndication positions decreased $469 million
—	In 1Q08, we originated $5.9 billion of consumer mortgages and delivered $5.0 billion to agencies/privates

—	Loans held for sale related to portfolio management activity increased $1.3 billion reflecting net transfers into held for sale of $2.3 billion primarily due to consumer real estate, partially offset by $990 million of commercial sale activity

Page - 8

Wachovia 1Q08 Quarterly Earnings Report

Period-End Managed Portfolio

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Commercial
On-balance sheet loan portfolio	$221,413	208,351	199,387	185,336	177,075	6%	25
Securitized loans - off-balance sheet	120	131	142	170	181	(8)	(34)
Loans held for sale	3,342	9,414	13,905	11,573	10,467	(64)	(68)

Total commercial	224,875	217,896	213,434	197,079	187,723	3	20

Consumer
On-balance sheet loan portfolio	266,958	261,503	257,860	252,067	252,826	2	6
Securitized loans - off-balance sheet	11,399	12,304	13,053	14,122	12,491	(7)	(9)
Securitized loans included in securities	11,774	10,854	6,070	6,259	5,807	8	—
Loans held for sale	8,087	7,358	7,526	6,160	4,565	10	77

Total consumer	298,218	292,019	284,509	278,608	275,689	2	8

Total managed portfolio	$523,093	509,915	497,943	475,687	463,412	3%	13

•	The third-party consumer mortgage servicing portfolio totaled $38.9 billion at March 31, 2008 and the total consumer mortgage servicing portfolio was $197.3 billion

Period-End Balance Sheet Data

	2008	2007				1Q08	1Q08
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	vs 4Q07	vs 1Q07
Commercial loans, net	$211,700	198,566	189,545	175,369	167,039	7%	27
Consumer loans, net	268,782	263,388	259,661	253,751	254,624	2	6

Loans, net	480,482	461,954	449,206	429,120	421,663	4	14

Goodwill and other intangible assets
Goodwill	43,068	43,122	38,848	38,766	38,838	—	11
Deposit base	573	619	670	727	796	(7)	(28)
Customer relationships	1,375	1,410	620	651	684	(2)	—
Tradename	90	90	90	90	90	—	—
Total assets	808,890	782,896	754,168	715,428	702,669	3	15
Core deposits	398,562	397,405	377,865	378,188	377,358	—	6
Total deposits	444,964	449,129	421,937	410,030	405,270	(1)	10
Long-term debt	175,653	161,007	158,584	142,047	142,334	9	23
Stockholders’ equity	$78,307	76,872	70,140	69,266	69,786	2%	12

Memoranda
Unrealized gains (losses) (Before income taxes)
Securities, net	$(2,340)	(1,290)	(1,994)	(2,768)	(809)
Risk management derivative financial instruments, net	1,831	635	(443)	(1,280)	(385)

Unrealized losses, net (Before income taxes)	$(509)	(655)	(2,437)	(4,048)	(1,194)

Page - 9

Wachovia 1Q08 Quarterly Earnings Report

Asset Quality

Asset Quality

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Nonperforming assets
Nonaccrual loans	$7,788	4,995	2,715	1,945	1,632	56%	—
Restructured loans	56	—	—	—	—	—	—
Foreclosed properties	530	389	334	207	155	36	—

Total nonperforming assets	$8,374	5,384	3,049	2,152	1,787	56%	—

as % of loans, net and foreclosed properties	1.74%	1.16	0.68	0.50	0.42	—	—

Nonperforming assets in loans held for sale	$5	62	59	42	26	(92)%	(81)

Total nonperforming assets in loans and in loans held for sale	$8,379	5,446	3,108	2,194	1,813	54%	—

as % of loans, net, foreclosed properties and loans held for sale	1.70%	1.14	0.66	0.49	0.42	—	—

Provision for credit losses	$2,831	1,497	408	179	177	89	—
Allowance for credit losses	$6,767	4,717	3,691	3,552	3,533	43%	92

Allowance for loan losses
as % of loans, net	1.37%	0.98	0.78	0.79	0.80	—	—
as % of nonaccrual and restructured loans (a)	84	90	129	174	207	—	—
as % of nonperforming assets (a)	78	84	115	157	189	—	—
Allowance for credit losses
as % of loans, net	1.41%	1.02	0.82	0.83	0.84	—	—

Net charge-offs	$765	461	206	150	155	66%	—
Commercial, as % of average commercial loans	0.48%	0.34	0.08	0.07	0.07	—	—
Consumer, as % of average consumer loans	0.79	0.46	0.27	0.19	0.20	—	—
Total, as % of average loans, net	0.66%	0.41	0.19	0.14	0.15	—	—

Past due accruing loans, 90 days and over	$1,047	708	590	562	555	48%	89
Commercial, as a % of loans, net	0.05%	0.05	0.04	0.03	0.03	—	—
Consumer, as a % of loans, net	0.35%	0.23	0.20	0.20	0.20	—	—

(a)	These ratios do not include nonperforming assets included in loans held for sale.

KEY POINTS

•	Total NPAs of $8.4 billion rose $3.0 billion driven by a $1.8 billion increase in consumer real estate and a $691 million increase in commercial real estate; up 58 bps to 1.74% of loans

—	Consumer real estate nonaccrual loan growth reflects the continued deterioration in the housing market, particularly in California and Florida, and includes $632 million in modified loans

—	Commercial real estate nonaccrual loan growth largely relates to residential real estate loans in the Real Estate Financial Services (REFS) portfolio

•	Provision expense of $2.8 billion largely reflecting the effects of continuing significant deterioration in the housing market

—	Results included $2.1 billion of reserve build largely reflecting higher expected losses for the consumer real estate and auto portfolios as well as continued deterioration in estimated default frequency and loss severity in the commercial portfolio

—	Net charge-offs of $765 million, or 66 bps of average loans, increased $304 million driven by higher consumer real estate, commercial and installment losses

•	Allowance for credit losses of $6.8 billion, or 1.41% of net loans

—	Allowance for loan losses covers annualized 1Q08 net charge-offs 2.15 times

—	Allowance reflects higher expected losses across our loan portfolio, particularly in our residential mortgage portfolio, on increased frequency and severity

Page - 10

Wachovia 1Q08 Quarterly Earnings Report

Charge-Offs

Charge-offs

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Loan losses:
Commercial, financial and agricultural	$(171)	(67)	(41)	(39)	(34)	—%	—
Commercial real estate - construction and mortgage	(81)	(117)	(5)	(4)	(6)	(31)	—

Total commercial	(252)	(184)	(46)	(43)	(40)	37	—
Real estate secured	(351)	(156)	(59)	(40)	(33)	—	—
Student loans	(3)	(4)	(5)	(2)	(3)	(25)	—
Installment and other loans (a)	(242)	(225)	(168)	(138)	(142)	8	70

Total consumer	(596)	(385)	(232)	(180)	(178)	55	—

Total loan losses	(848)	(569)	(278)	(223)	(218)	49	—
Loan recoveries:
Commercial, financial and agricultural	14	22	9	15	9	(36)	56
Commercial real estate - construction and mortgage	1	—	3	—	3	—	(67)

Total commercial	15	22	12	15	12	(32)	25
Real estate secured	10	9	12	11	6	11	67
Student loans	1	2	3	—	1	(50)	—
Installment and other loans (a)	57	75	45	47	44	(24)	30

Total consumer	68	86	60	58	51	(21)	33

Total loan recoveries	83	108	72	73	63	(23)	32

Net charge-offs	$(765)	(461)	(206)	(150)	(155)	66%	—
Net charge-offs as a % of average loans, net (b)
Commercial, financial and agricultural	0.41%	0.12	0.10	0.07	0.08	—	—
Commercial real estate - construction and mortgage	0.73	1.12	0.02	0.04	0.04	—	—

Total commercial	0.48	0.34	0.08	0.07	0.07	—	—
Real estate secured	0.59	0.26	0.08	0.05	0.05	—	—
Student loans	0.08	0.10	0.14	0.07	0.10	—	—
Installment and other loans (a)	2.76	2.35	1.99	1.47	1.67	—	—

Total consumer	0.79	0.46	0.27	0.19	0.20	—	—

Total, as % of average loans, net	0.66%	0.41	0.19	0.14	0.15	—	—

Consumer real estate secured net charge-offs:
First lien	$(291)	(122)	(32)	(17)	(15)	—%	—
Second lien	(50)	(25)	(15)	(12)	(12)	—	—

Total consumer real estate secured net charge-offs	$(341)	(147)	(47)	(29)	(27)	—%	—

(a)	Principally auto loans.
(b)	Annualized.

•

Net charge-offs in the loan portfolio of $765 million increased $304 million, or 66%, driven by growth in consumer real estate, commercial and auto; annualized net charge-offs up 25 basis points to 0.66% of average loans

—	Commercial net charge-offs of $237 million increased $75 million, or 29 bps, to 0.41% of loans

•

Commercial net charge-offs of $157 million increased $112 million driven in part by a $66 million loss associated with a loan that financed the sale of $255 million of residential subprime mortgage assets

•	Commercial real estate net charge-offs of $80 million, or 0.73% of loans, declined $37 million on lower income producing losses

—	Consumer net charge-offs of $528 million increased $229 million, or 33 bps to 0.79%, driven by a $194 million increase in consumer real estate net charge-offs and $35 million higher installment loan losses

•	1Q08 results include $341 million in consumer real estate losses, including $240 million in the Pick-a-Payment portfolio, $29 million in traditional mortgage and $73 million in home equity

•	Installment loan net charge-offs of $185 million were driven by auto losses of $145 million and consumer DDA overdraft losses of $23 million

Page - 11

Wachovia 1Q08 Quarterly Earnings Report

Allowance For Credit Losses

Allowance for Credit Losses

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Allowance for credit losses (a)
Allowance for loan losses, beginning of period	$4,507	3,505	3,390	3,378	3,360	29%	34
Net charge-offs	(765)	(461)	(206)	(150)	(155)	66	—
Allowance relating to loans acquired, transferred to loans held for sale or sold	(16)	(10)	(63)	(10)	(3)	60	—
Provision for credit losses related to loans transferred to loans held for sale or sold (b)	7	6	3	4	1	17	—
Provision for credit losses	2,834	1,467	381	168	175	93	—

Allowance for loan losses, end of period	6,567	4,507	3,505	3,390	3,378	46	94

Reserve for unfunded lending commitments, beginning of period	210	186	162	155	154	13	36
Provision for credit losses	(10)	24	24	7	1	—	—

Reserve for unfunded lending commitments, end of period	200	210	186	162	155	(5)	29

Allowance for credit losses	$6,767	4,717	3,691	3,552	3,533	43%	92

Allowance for loan losses
as % of loans, net	1.37%	0.98	0.78	0.79	0.80	—	—
as % of nonaccrual and restructured loans (c)	84	90	129	174	207	—	—
as % of nonperforming assets (c)	78	84	115	157	189	—	—
Allowance for credit losses
as % of loans, net	1.41%	1.02	0.82	0.83	0.84	—	—

(a)	The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.
(b)	The provision related to loans transferred or sold includes recovery of lower of cost or market losses.
(c)	These ratios do not include nonperforming assets included in loans held for sale.

•

Allowance for credit losses increased $2.1 billion to $6.8 billion, reflecting increased risk in the consumer real estate, commercial and auto portfolios largely resulting from a more uncertain credit environment following a dramatic downturn in the residential housing market, as well as continued loan growth

—	$1.6 billion of the increase related to consumer

•

$1.5 billion reflects an increase in our expected loss factors on our consumer real estate portfolios driven by continued market weakness in certain geographic regions, particularly California and Florida

•	$1.1 billion associated with the Pick-a-Payment portfolio to 155 bps of loans compared to 66 bps at the end of 4Q07

•	$242 million of the increase related to our home equity portfolio to 79 bps of loans

•	$114 million of the increase related to auto, largely reflecting higher expected losses to 321 bps of loans

—	$253 million of the increase related to commercial

•

$144 million reflects an increase in FAS 114 reserves and $109 million relates to higher expected losses on performing loans given the continued economic weakness in large part influenced by the impact of the downturn in the housing market on related commercial sectors

—	$165 million of the increase related to growth in unallocated reserves due to increased credit risk uncertainty stemming from economic and other environmental factors

—	As a percentage of loans, the allowance for loan losses of 1.37% and the allowance for credit losses of 1.41% both rose 39 bps

Page - 12

Wachovia 1Q08 Quarterly Earnings Report

Allowance for Credit Losses

	2008		2007
	First Quarter		Fourth Quarter		Third Quarter
(In millions)	Amount	As a % of loans, net	Amount	As a % of loans, net	Amount	As a % of loans, net
Allowance for loan losses
Commercial	$2,645	1.25%	$2,392	1.20%	$2,054	1.08%
Consumer	3,592	1.34	1,950	0.74	1,246	0.48
Unallocated	330	—	165	—	205	—

Total	6,567	1.37	4,507	0.98	3,505	0.78
Reserve for unfunded lending commitments
Commercial	200	—	210	—	186	—

Allowance for credit losses	$6,767	1.41%	$4,717	1.02%	$3,691	0.82%

Memoranda
Total commercial (Including reserve for unfunded lending commitments)	$2,845	1.34%	$2,602	1.31%	$2,240	1.18%

Nonperforming Assets

Nonperforming Assets

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Nonaccrual Loans
Commercial:
Commercial, financial and agricultural	$908	602	354	318	303	51%	—
Commercial real estate - construction and mortgage	1,750	1,059	289	161	117	65	—

Total commercial	2,658	1,661	643	479	420	60	—

Consumer:
Real estate secured:
First lien	5,015	3,234	2,012	1,381	1,120	55	—
Second lien	75	58	41	43	37	29	—
Installment and other loans (a)	40	42	45	42	51	(5)	(22)

Total consumer	5,130	3,334	2,098	1,466	1,208	54	—

Total nonaccrual loans	7,788	4,995	2,715	1,945	1,632	56	—

Restructured loans	56	—	—	—	—	—	—

Foreclosed properties (b)	530	389	334	207	155	36	—

Total nonperforming assets	$8,374	5,384	3,049	2,152	1,787	56	—
As % of loans, net, and foreclosed properties (c)	1.74%	1.16	0.68	0.50	0.42	—	—

Nonperforming assets included in loans held for sale
Commercial	$—	—	—	—	1	—	—
Consumer	5	62	50	37	23	(92)	(78)

Total nonperforming assets included in loans held for sale	5	62	59	42	26	(92)	(81)

Nonperforming assets included in loans and in loans held for sale	$8,379	5,446	3,108	2,194	1,813	54	—
As % of loans, net, foreclosed properties and loans held for sale (d)	1.70%	1.14	0.66	0.49	0.42	—	—

Past due loans, 90 days and over, and nonaccrual loans
Accruing loans past due 90 days and over	$1,047	708	590	562	555	48	89
Nonaccrual loans	7,788	4,995	2,715	1,945	1,632	56	—

Total past due loans 90 days and over, and nonaccrual loans	$8,835	5,703	3,305	2,507	2,187	55%	—
Commercial, as a % of loans, net	1.31%	0.89	0.38	0.31	0.28	—	—
Consumer, as a % of loans, net	2.26%	1.49	1.00	0.78	0.68	—	—

(a)	Principally auto loans; nonaccrual status does not apply to student loans.
(b)	Restructured loans are not significant.
(c)	These ratios do not include nonperforming assets included in loans held for sale.
(d)	These ratios reflect nonperforming assets included in loans held for sale.

•	Nonperforming loans in the loan portfolio of $7.8 billion increased $2.8 billion driven by growth in consumer and commercial real estate

—	Commercial nonaccruals of $2.7 billion rose $1.0 billion driven by a $691 million increase in commercial real estate

•

Commercial real estate nonaccruals of $1.8 billion included $615 million in new REFS portfolio inflows following the 4Q07 and 1Q08 reviews of all land and condominium loans as well as residential-related loans with an average loan balance in excess of $2 million; $477 million of this increase related to the residential portion of the REFS portfolio

Page - 13

Wachovia 1Q08 Quarterly Earnings Report

•	Commercial, financial and agricultural nonaccruals of $908 million rose $306 million

—	Consumer nonaccruals of $5.2 billion increased $1.9 billion largely on consumer real estate and included $1.4 billion from the Pick-a-Payment portfolio

•	1Q08 results include $632 million of Pick-a-Payment modified loans vs. $286 million in 4Q07

•	$253 million of the increase reflects non-branch originated Alt-A loans in the Corporate and Investment Bank transferred at market value from held-for-sale to the portfolio

•	1Q08 period-end average LTV of the consumer real estate nonaccrual loan portfolio of 75% based on values at origination and only 3% of nonaccrual loans were originated with an LTV of 90% or higher

•	$75 million, or 1.5%, of consumer real estate nonaccrual loans secured by a second lien

•	Foreclosed properties of $530 million increased $141 million driven by consumer real estate

—	Pick-a-Payment foreclosed properties increased $67 million to $237 million, up 282 properties to 917

•	During the quarter 825 properties were sold compared with 1,107 new properties reflecting our strategy of aggressive resolution of problem assets

Nonperforming Loans (a)

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Balance, beginning of period	$4,995	2,715	1,945	1,632	1,234	84%	305

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	1,661	643	479	420	319	—	—
New nonaccrual loans and advances	1,421	1,303	298	205	196	9	—
Charge-offs	(252)	(184)	(46)	(43)	(40)	37	—
Transfers (to) from other real estate owned	(26)	—	(5)	(2)	—	—	—
Sales	(33)	(26)	(14)	(15)	(1)	27	—
Other, principally payments	(113)	(75)	(69)	(86)	(54)	51	—

Net commercial nonaccrual loan activity	997	1,018	164	59	101	(2)	—

Commercial nonaccrual loans, end of period	2,658	1,661	643	479	420	60	—

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	3,334	2,072	1,466	1,212	915	61	—
Transfer (to) from loans held for sale	100	—	—	—	—	—	—
Restructured loans (TDR)	56	—	—	—	—	—	—
Nonaccrual loans sold or securitized	—	—	—	(3)	—	—	—
Other, net	1,696	1,262	606	257	297	—	—

Net consumer nonaccrual loan activity	1,852	1,262	606	254	297	47	—

Consumer nonaccrual loans, end of period	5,186	3,334	2,072	1,466	1,212	56	—

Balance, end of period	$7,844	4,995	2,715	1,945	1,632	57%	—

(a)	Nonperforming assets included in loans held for sale at March 31, 2008 and at December 31, September 30, June 30 and March 31, 2007, were $5 million, $62 million, $59 million, $42 million and $26 million, respectively.

Page - 14

Wachovia 1Q08 Quarterly Earnings Report

SUMMARY OPERATING RESULTS

BUSINESS SEGMENTS

Business segment results are presented excluding (i) merger-related and restructuring expenses, (ii) deposit base intangible and other intangible amortization expense, (iii) amounts presented as discontinued operations, and (iv) the cumulative effect of a change in accounting principles. This is the basis on which we manage and allocate capital to our business segments. We continuously assess assumptions, methodologies and reporting classifications to better reflect the true economics of our business segments and the management of our businesses.

A provision for credit losses is allocated to each core business segment based on net charge-offs, and the difference between the total for each segment and the consolidated provision for credit losses is recorded in the Parent segment.

In order to remove interest rate risk from each core business segment, the management reporting model employs a funds transfer pricing (FTP) system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument is expected to reprice or mature, allocates interest income and/or interest expense to each segment to insulate its resulting net interest income from interest rate risk.

In a falling rate environment, we experience a tightening spread between deposit costs and wholesale funding costs. However, our FTP system passes the effect of this tightening to deposit-providing business units on a lagged basis. Additionally, the effect of the FTP system is a decrease in charges to business units for funding to support predominantly floating-rate assets. The impact of lower rates earned on floating-rate assets and lagging rates on longer duration deposits is captured in the central money book in the Parent. Interest rate risk at Wachovia is actively managed at the corporate level and is unaffected by volatility in the central money book that may arise as a result of our FTP methodology.

ADOPTION OF NEW ACCOUNTING STANDARDS

On January 1, 2008, we adopted Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements,” and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 157 establishes a framework for measuring fair value under U.S. GAAP, expands disclosures about fair value measurements and provides new income recognition criteria for certain derivative contracts. SFAS 157 does not establish any new fair value measurements; rather it defines “fair value” for other accounting standards that require the use of fair value for recognition or disclosure. SFAS 159 permits companies to elect to carry certain financial instruments at fair value with corresponding changes in fair value recorded in the results of operations. The effect of adopting SFAS 157 is recorded either directly to first quarter 2008 results of operations or as a cumulative effect of a change in accounting principle through an adjustment to beginning retained earnings on January 1, 2008, depending on the nature of the fair value adjustment. The transition adjustment for SFAS 159 is recorded as a cumulative effect of a change in accounting principle through an adjustment to beginning retained earnings on January 1, 2008.

The adoption of SFAS 157 resulted in net gains in the first quarter 2008 results of operations of $517 million pre-tax related primarily to a change in the methodology used to calculate the fair value of certain investments in private equity funds held in a wholly-owned investment company. Also, on January 1, 2008, we recorded a $38 million after-tax gain ($61 million pre-tax) as a cumulative effect adjustment to beginning retained earnings related to removal of blockage discounts previously applied in determining the fair value of certain actively traded public equity investments and to profits previously deferred on certain derivative transactions. SFAS 157 prohibits the use of blockage discounts in determining the fair value of financial instruments.

Upon adoption of SFAS 159, we elected to record certain existing securities available for sale and a small percentage of our loans held-for-sale portfolio at fair value, and in connection therewith recorded a $38 million after-tax ($60 million pre-tax) charge to 2008 beginning retained earnings as a cumulative effect of the adoption of SFAS 159. During first quarter 2008, we elected fair value for certain newly originated retail mortgage loans held for sale, resulting in gains of $42 million in results of operations. Securities elected upon adoption and their related interest-rate hedges resulted in a net $114 million charge to results of operations. Prospectively, we plan to elect fair value for certain newly originated loans and loans held for sale, certain purchased securities and certain debt issuances with related unrealized gains and losses reported in the results of operations.

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Wachovia 1Q08 Quarterly Earnings Report

To summarize, the total impact of adoption of SFAS 157 was a net gain of $517 million, and the total impact of adoption of SFAS 159 was a net charge of $72 million, for a total net gain of $445 million in results of operations.

On January 1, 2008, we adopted two EITF issues relating to the accounting for split-dollar life insurance policies that we hold on certain current and former employees. The impact of adoption of these standards amounted to a $19 million after-tax reduction in beginning retained earnings.

INVESTMENT IN BLUEPOINT

Wachovia controls 100% of the outstanding equity of BluePoint Re Limited (“BluePoint”), a Bermuda-based monoline bond reinsurer, and accordingly consolidates this subsidiary. BluePoint management is pursuing a restructuring strategy that, if completed, would lead to a significant reduction in Wachovia’s ownership interest in BluePoint and result in de-consolidation of BluePoint in Wachovia’s financial statements.

Management currently expects that a resolution with respect to BluePoint will be effected by September 30, 2008. Accordingly, the results for the third and fourth quarters of 2007 have been reclassified to reflect the results of BluePoint as a discontinued operation. Results from inception of BluePoint in 2005 through the third quarter of 2007 were not material, and accordingly, have not been included in discontinued operations.

In 2007, BluePoint recorded significant losses on ABS CDO certain derivative instruments (principally, credit default swaps on ABS CDOs) and these losses through December 31, 2007, approximated substantially all of Wachovia’s investment in BluePoint and were included in Wachovia’s 2007 consolidated financial results. Wachovia has no further obligation to inject capital in BluePoint. BluePoint continued to record these instruments at fair value in the first quarter of 2008. In estimating the fair value of these instruments under SFAS 157, a company must consider, among other things, its own credit rating, which in this case is BluePoint’s. As Wachovia has no obligation to fund losses in excess of BluePoint’s equity, BluePoint assessed the discount required in valuing these instruments to reflect a market participant’s view of BluePoint’s non-performance risk. BluePoint’s valuation at March 31, 2008, reflected a very significant discount for its non-performance risk, such that BluePoint recorded no further loss on the derivative instruments in the quarter. Accordingly, our first quarter 2008 consolidated results reflect no additional losses in discontinued operations.

GOODWILL

We test goodwill for impairment on an annual basis, or more often if events or circumstances indicate there may be impairment. If the carrying amount of a reporting unit’s goodwill exceeds its implied fair value, we would recognize an impairment loss in an amount equal to that excess. A reporting unit is our sub-segment level.

Historically, we determined fair values of reporting units using two methods, one based on market earnings multiples of peer companies for each reporting unit, and the other based on discounted cash flow models with estimated cash flows based on internal forecasts of revenues and expenses. In the first quarter of 2008, we added a third method, one based on the previously described market earnings multiples of peer companies adjusted to include a control premium calculated based on comparable transactions for each reporting unit. The earnings multiples for the first method ranged between 8.7 times and 17.2 times. The estimated cash flows for the second method used market-based discount rates ranging from 12.4 percent to 17.8 percent. The earnings multiple method adjusted for a control premium ranged from 11.8 times to 23.7 times. These three methods provide a range of valuations we use in evaluating goodwill for possible impairment. Also, we stress the results of each of our three testing methods by 20% to identify areas where additional investigation or procedures may be necessary to complete our analysis.

Our goodwill impairment testing indicated that none of our goodwill is impaired at March 31, 2008. However, as a result of the market disruption, the impact of which is demonstrated by the further spread between our market capitalization and our book value, the excess of the fair value over the carrying value of several of our reporting units continues to narrow. A prolonged period of market disruption, or further market deterioration, may result in the impairment of our goodwill in the future.

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Wachovia 1Q08 Quarterly Earnings Report

GENERAL BANK

This segment includes Retail and Small Business, and Commercial.

General Bank

Performance Summary

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$3,455	3,402	3,464	3,371	3,398	2%	2
Fee and other income	990	929	935	936	845	7	17
Intersegment revenue	55	58	58	56	47	(5)	17

Total revenue (Tax-equivalent)	4,500	4,389	4,457	4,363	4,290	3	5
Provision for credit losses	569	320	207	154	147	78	—
Noninterest expense	2,050	2,041	1,897	1,926	1,869	—	10
Income taxes (Tax-equivalent)	686	741	859	833	830	(7)	(17)

Segment earnings	$1,195	1,287	1,494	1,450	1,444	(7)%	(17)

Performance and other data
Economic profit	$997	1,041	1,188	1,122	1,123	(4)%	(11)
Risk adjusted return on capital (RAROC)	42.58%	47.92	54.29	52.57	53.73	—	—
Economic capital, average	$12,695	11,179	10,894	10,819	10,662	14	19
Cash overhead efficiency ratio (Tax-equivalent)	45.55%	46.50	42.57	44.14	43.56	—	—
Lending commitments	$132,165	133,024	132,778	129,850	124,253	(1)	6
Average loans, net	311,447	303,269	294,579	291,493	288,229	3	8
Average core deposits	$297,680	296,568	290,377	290,591	284,046	—	5
FTE employees	54,847	55,579	56,538	57,595	56,722	(1)%	(3)

General Bank Key Metrics

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Customer overall satisfaction score (a)	6.62	6.62	6.63	6.65	6.63	—%	—
New/Lost ratio	1.27	1.33	1.34	1.29	1.26	(5)	1
Online active customers (In thousands) (b)	4,849	4,677	4,491	4,322	4,102	4	18
Financial centers	3,323	3,355	3,381	3,361	3,399	(1)%	(2)

(a)	Gallup survey measured on a 1-7 scale; 6.4 = “best in class”.
(b)	Retail and small business.

SEGMENT EARNINGS OF $1.2 BILLION, DOWN 7% AND 17% FROM 1Q07

•	Revenue of $4.5 billion increased 3% and 5% from 1Q07

—	Net interest income rose $53 million, or 2%, as 3% loan and low-cost core deposit growth more than offset the effect of rising nonperforming assets and lower deposit spreads

—	Strong fee growth of 7% reflected improved mortgage banking on improved securitization spreads and higher marketable volumes, partially offset by seasonally lower consumer service charges; fees were up 17% from 1Q07 on strong consumer service charge growth and robust interchange income on higher volumes

•	Provision expense increased $249 million to $569 million driven by higher losses in consumer real estate

•	Expenses were relatively flat, reflecting strong core expense discipline, despite strategic investment, as well as higher loss mitigation and real estate owned (REO) expense

—	Includes $30 million in retirement-eligible stock compensation expense

—	Reflects strategic investment spend of $42 million including $19 million of de novo and branch consolidation costs and $23 million relating to the Western expansion

•	Average loans grew 3% and 8% from 1Q07

—	Consumer loans increased $5.9 billion, or 3%, driven by growth in consumer real estate, student and auto

—	Commercial loans up $2.3 billion, or 3%, driven by growth in middle-market and business banking

•

Average core deposits were relatively stable as strong momentum in money market and interest checking reflecting strong sales and a flight to quality were partially offset by declines in CDs and lower DDA balances

—	Retail net new checking account sales of 174,000 compared with 94,000 in 4Q07

•	422,000 Way2Save accounts opened to date and include 139,000 linked to new checking accounts

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Wachovia 1Q08 Quarterly Earnings Report

•	Opened 23 de novo branches during the quarter; including 5 branches in California; consolidated 58 branches

RETAIL AND SMALL BUSINESS

This sub-segment includes Retail Banking, Small Business Banking, Wachovia Mortgage, Wachovia Home Equity, Wachovia Education Finance and other retail businesses.

Retail and Small Business

Performance Summary

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$2,513	2,471	2,563	2,506	2,562	2%	(2)
Fee and other income	850	812	821	826	736	5	15
Intersegment revenue	12	15	14	14	11	(20)	9

Total revenue (Tax-equivalent)	3,375	3,298	3,398	3,346	3,309	2	2
Provision for credit losses	395	142	86	58	50	—	—
Noninterest expense	1,640	1,652	1,551	1,573	1,510	(1)	9
Income taxes (Tax-equivalent)	489	549	643	625	639	(11)	(23)

Segment earnings	$851	955	1,118	1,090	1,110	(11)%	(23)

Performance and other data
Economic profit	$785	800	933	892	910	(2)%	(14)
Risk adjusted return on capital (RAROC)	52.08%	57.36	66.25	64.31	65.96	—	—
Economic capital, average	$7,680	6,847	6,699	6,710	6,718	12	14
Cash overhead efficiency ratio (Tax-equivalent)	48.60%	50.07	45.67	46.98	45.65	—	—
Average loans, net	$226,607	221,180	214,442	213,331	212,314	2	7
Average core deposits	$249,967	250,207	247,625	247,526	240,524	—%	4

GENERAL BANK- RETAIL AND SMALL BUSINESS LOAN PRODUCTION

Retail and Small Business

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Loan production
Mortgage	$12,787	12,419	13,983	15,943	14,425	3%	(11)
Home equity	4,837	6,122	7,315	9,044	8,137	(21)	(41)
Student	1,431	733	1,346	645	1,155	95	24
Installment	86	127	158	201	175	(32)	(51)
Other retail and small business	1,034	1,168	1,356	1,529	1,429	(11)	(28)

Total loan production	$20,175	20,569	24,158	27,362	25,321	(2)%	(20)

WACHOVIA.COM

Wachovia.com

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Online product and service enrollments
Retail	13,844	13,272	12,664	11,997	11,517	4%	20
Wholesale	857	821	781	748	723	4	19

Total online product and service enrollments	14,701	14,093	13,445	12,745	12,240	4	20
Enrollments per quarter	835	823	878	767	796	1	5

Dollar value of transactions (In billions)	$79.6	67.3	62.4	57.5	47.3	18%	68

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Wachovia 1Q08 Quarterly Earnings Report

COMMERCIAL

This sub-segment includes Business Banking, Middle-Market Commercial and Government Banking.

Commercial

Performance Summary

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$942	931	901	865	836	1%	13
Fee and other income	140	117	114	110	109	20	28
Intersegment revenue	43	43	44	42	36	—	19

Total revenue (Tax-equivalent)	1,125	1,091	1,059	1,017	981	3	15
Provision for credit losses	174	178	121	96	97	(2)	79
Noninterest expense	410	389	346	353	359	5	14
Income taxes (Tax-equivalent)	197	192	216	208	191	3	3

Segment earnings	$344	332	376	360	334	4%	3

Performance and other data
Economic profit	$212	241	255	230	213	(12)%	—
Risk adjusted return on capital (RAROC)	28.02%	33.00	35.19	33.42	32.90	—	—
Economic capital, average	$5,015	4,332	4,195	4,109	3,944	16	27
Cash overhead efficiency ratio (Tax-equivalent)	36.41%	35.71	32.63	34.78	36.55	—	—
Average loans, net	$84,840	82,089	80,137	78,162	75,915	3	12
Average core deposits	$47,713	46,361	42,752	43,065	43,522	3%	10

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Wachovia 1Q08 Quarterly Earnings Report

WEALTH MANAGEMENT

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, and high net worth life).

Wealth Management

Performance Summary

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$181	183	185	182	181	(1)%	—
Fee and other income	211	214	185	202	196	(1)	8
Intersegment revenue	5	3	4	3	3	67	67

Total revenue (Tax-equivalent)	397	400	374	387	380	(1)	4
Provision for credit losses	5	7	6	2	1	—	—
Noninterest expense	246	249	240	244	247	(1)	—
Income taxes (Tax-equivalent)	54	53	47	51	48	2	13

Segment earnings	$92	91	81	90	84	1%	10

Performance and other data
Economic profit	$70	73	62	70	63	(4)%	11
Risk adjusted return on capital (RAROC)	50.80%	58.23	50.85	56.74	54.31	—	—
Economic capital, average	$705	616	616	613	592	14	19
Cash overhead efficiency ratio (Tax-equivalent)	62.08%	62.27	64.36	62.74	65.12	—	—
Lending commitments	$7,007	7,011	7,007	6,892	6,686	—	5
Average loans, net	22,413	21,791	21,564	21,127	20,394	3	10
Average core deposits	$17,397	16,773	16,935	17,342	17,267	4	1
FTE employees	4,650	4,712	4,547	4,580	4,589	(1)%	1

Wealth Management Key Metrics

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Assets under management (a)	$79,834	83,933	82,801	79,329	76,214	(5)	5
Wealth Management producers	970	985	969	981	949	(2)%	2

(a)	Includes $39 billion in assets managed by and reported in Capital Management.

SEGMENT EARNINGS OF $92 MILLION, UP 1% AND 10% FROM 1Q07

•	Revenue of $397 million decreased 1%, up 4% from 1Q07

—	Net interest income declined 1% as tighter spreads more than offset strong growth in average loans and core deposits

—	Fee and other income decreased 1% as record fiduciary and asset management fees were more than offset by lower insurance commissions on continued market weakness

—	Fiduciary and asset management fees included a $12 million increase related to a receivables adjustment driven in part by 2007 pricing increases which more than offset declines in equity valuations

•	Expenses decreased 1% as efficiency initiatives and lower severance expense more than offset $8 million in retirement eligible employee stock compensation expense

•	Average loans grew 3% and 10% from 1Q07, led by commercial lending

•	Assets under management decreased 5% from 4Q07 due to market performance; up 5% vs. 1Q07 as asset gathering overcame market depreciation

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Wachovia 1Q08 Quarterly Earnings Report

CORPORATE AND INVESTMENT BANK

This segment includes Corporate Lending, Investment Banking, and Treasury and International Trade Finance.

Corporate and Investment Bank

Performance Summary

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$1,032	988	838	774	716	4%	44
Fee and other income	(159)	(555)	175	1,522	1,109	(71)	—
Intersegment revenue	(50)	(50)	(52)	(50)	(43)	—	16

Total revenue (Tax-equivalent)	823	383	961	2,246	1,782	—	(54)
Provision for credit losses	197	112	1	(2)	6	76	—
Noninterest expense	747	952	626	1,020	911	(22)	(18)
Income taxes (benefits) (Tax-equivalent)	(44)	(250)	123	449	315	(82)	—

Segment earnings (loss)	$(77)	(431)	211	779	550	(82)%	—

Performance and other data
Economic profit (loss)	$(411)	(746)	(114)	490	286	(45)%	—
Risk adjusted return on capital (RAROC)	(1.49)%	(15.18)	6.36	33.22	24.91	—	—
Economic capital, average	$13,242	11,293	9,794	8,852	8,329	17	59
Cash overhead efficiency ratio (Tax-equivalent)	90.76%	247.83	65.23	45.43	51.10	—	—
Lending commitments	$113,521	118,127	119,295	114,971	110,214	(4)	3
Average loans, net	101,024	91,702	83,002	76,779	73,385	10	38
Average core deposits	$33,623	36,200	37,177	36,702	34,227	(7)	(2)
FTE employees	6,358	6,589	6,719	6,860	6,650	(4)%	(4)

SEGMENT LOSS OF $77 MILLION, IMPROVED $354 MILLION; DOWN $627 MILLION FROM 1Q07

•	Revenue of $823 million increased $440 million and decreased $959 million from 1Q07

—	Results reflect the continued effect of the market disruption with valuation losses of $1.6 billion somewhat offset by $539 million of net gains related to FAS 157/159 fair value accounting adoption, largely in principal investing

—	Net interest income increased $44 million, or 4%, largely reflecting higher trading related income in global rate products and equities as well as increased loan outstandings in structured products and corporate lending

•

Average loans rose 10% led by 4Q07 and 1Q08 transfers of commercial and residential real estate and leveraged finance loans from held for sale to the portfolio as well as growth in corporate lending; up 38% from 1Q07

—	Fee and other income increased $396 million driven by principal investing largely reflecting the adoption of the new accounting standard on fair value, improved advisory and underwriting fees and service charges, partially offset by $175 million higher market disruption-related losses and reduced origination volume across most investment banking areas; down $1.3 billion from 1Q07

(Please see page 22 for additional detail on market disruption-related losses)

•

Principal investing gains of $447 million increased $405 million from 4Q07 and included $486 million in fair value accounting adjustments, partially offset by mark-to-market losses in the direct investment portfolio

•	Securities losses of $66 million improved $194 million from losses of $260 million in 4Q07 due to lower market disruption-related losses in structured products

•

Trading account losses of $247 million improved $298 million from losses of $545 million largely reflecting lower net market disruption-related valuation losses of $399 million vs. $577 million in 4Q07

•

Advisory and underwriting revenue of $308 million increased $7 million from 4Q07 reflecting increased originations in high grade and equities despite the continued negative impact of the credit market disruption on investment banking activity

•

Other income decreased $495 million to a net loss of $889 million on a $548 million increase in market disruption-related losses, largely in leveraged finance, partially offset by lower write-downs in structured products as well as reduced lower of cost or market valuation losses on loans held for sale

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Wachovia 1Q08 Quarterly Earnings Report

•

Provision expense increased $85 million largely driven by higher losses in residential-related commercial real estate as well as increased losses in commercial loans collateralized by residential mortgage asset-backed securities

•	Expenses decreased $205 million, or 22%, driven by lower salaries and incentives despite $15 million in retirement-eligible employee stock compensation expense; down 18% from 1Q07

•

Net market disruption-related valuation losses were $1.6 billion and reflected higher leveraged finance and consumer mortgage-related losses, partially offset by decreased marks in structured product warehouses (CDO/CLO and other structured products) and commercial mortgage

Market Disruption-Related Losses, Net

	2008				2007
	First Quarter				2nd Half
(Pre-tax dollars in millions)	Trading profits (losses)	Securities gains (losses)	Other Income	Total	Trading profits (losses)	Securities gains (losses)	Other Income	Total
Corporate and Investment Bank
ABS CDO and other subprime-related	$(281)	(67)	9	(339)	(747)	(263)	(38)	(1,048)
Commercial mortgage (CMBS)	(283)	0	(238)	(521)	(367)	0	(721)	(1,088)
Consumer mortgage	(187)	0	(64)	(251)	(105)	0	(100)	(205)
Leveraged finance	483	0	(792)	(309)	245	(3)	(421)	(179)
Other	(131)	(4)	(9)	(144)	(50)	0	0	(50)

Total	$(399)	(71)	(1,094)	(1,564)	(1,024)	(266)	(1,280)	(2,570)

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Wachovia 1Q08 Quarterly Earnings Report

CORPORATE LENDING

This sub-segment includes Large Corporate Lending, Leasing and Real Estate Financial Services.

Corporate Lending

Performance Summary

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$432	418	413	406	400	3%	8
Fee and other income	154	148	135	140	125	4	23
Intersegment revenue	13	18	16	19	18	(28)	(28)

Total revenue (Tax-equivalent)	599	584	564	565	543	3	10
Provision for credit losses	132	103	2	(1)	5	28	—
Noninterest expense	141	137	139	148	152	3	(7)
Income taxes (Tax-equivalent)	119	126	153	152	142	(6)	(16)

Segment earnings	$207	218	270	266	244	(5)%	(15)

Performance and other data
Economic profit	$46	65	82	98	89	(29)%	(48)
Risk adjusted return on capital (RAROC)	13.77%	15.37	17.15	19.22	18.81	—	—
Economic capital, average	$6,634	5,929	5,273	4,784	4,619	12	44
Cash overhead efficiency ratio (Tax-equivalent)	23.55%	23.46	24.58	26.19	28.08	—	—
Average loans, net	$64,161	62,473	58,663	56,186	55,193	3	16
Average core deposits	$4,537	4,606	5,101	5,067	5,083	(1)%	(11)

Corporate Lending

Loans Outstanding

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Large corporate loans	$16,972	15,915	14,318	13,348	14,068	7%	21
Real estate financial services	37,054	36,220	34,384	33,377	32,455	2	14
Capital finance	10,135	10,338	9,961	9,461	8,670	(2)	17

Total loans outstanding	$64,161	62,473	58,663	56,186	55,193	3%	16

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Wachovia 1Q08 Quarterly Earnings Report

INVESTMENT BANKING

This sub-segment includes Equity Capital Markets, M&A, Fixed Income Division, Loan Syndications and Principal Investing.

Investment Banking

Performance Summary

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$488	460	321	268	225	6%	—
Fee and other income	(532)	(922)	(180)	1,169	775	(42)	—
Intersegment revenue	(16)	(21)	(22)	(20)	(16)	(24)	—

Total revenue (Tax-equivalent)	(60)	(483)	119	1,417	984	(88)	—
Provision for credit losses	67	9	—	(1)	1	—	—
Noninterest expense	431	641	317	700	586	(33)	(26)
Income taxes (benefits) (Tax-equivalent)	(204)	(415)	(70)	264	143	(51)	—

Segment earnings (loss)	$(354)	(718)	(128)	454	254	(51)%	—

Performance and other data
Economic profit	$(513)	(867)	(254)	344	156	(41)%	—
Risk adjusted return on capital (RAROC)	(22.17)%	(57.68)	(13.11)	48.03	29.66	—	—
Economic capital, average	$6,225	5,009	4,179	3,733	3,376	24	84
Cash overhead efficiency ratio (Tax-equivalent)	(719.88)%	(133.14)	270.51	49.44	59.46	—	—
Average loans, net	$23,402	16,920	13,526	11,053	9,923	38	—
Average core deposits	$9,463	10,764	10,854	10,544	9,236	(12)%	2

Investment Banking

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Total revenue
Fixed income global rate products	$135	91	135	150	125	48%	8
Fixed income credit products (Excluding loan portfolio)	246	166	201	215	208	48	18
Fixed income structured products/other	527	441	471	588	457	20	15
Market disruption losses	(1,564)	(1,389)	(1,181)	—	—	13	—

Total fixed income	(656)	(691)	(374)	953	790	(5)	—
Principal investing	414	23	361	300	43	—	—
Total equities/M&A/other	182	185	132	164	151	—	21

Total revenue	(60)	(483)	119	1,417	984	(88)	—

Trading-related revenue
Net interest income (Tax-equivalent)	147	115	34	43	42	28	—
Trading account profits (losses)	(246)	(564)	(383)	191	115	(56)	—
Other fee income	188	180	141	160	128	4	47

Total net trading-related revenue (Tax-equivalent)	89	(269)	(208)	394	285	—	(69)

Principal investing balances
Direct investments	1,636	1,554	1,534	1,197	1,029	5	59
Fund investments	1,052	789	776	779	805	33	31

Total principal investing balances	$2,688	2,343	2,310	1,976	1,834	15%	47

Investment Banking

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Total revenue
Investment banking (a)	$401	400	422	482	443	—%	(9)
Capital markets (b)	(875)	(906)	(664)	635	498	(3)	—
Principal investing	414	23	361	300	43	—	—

Total revenue	$(60)	(483)	119	1,417	984	(88)%	—

(a)	Activities relating to corporate customers.
(b)	Activities relating to institutional clients.

Page - 24

Wachovia 1Q08 Quarterly Earnings Report

TREASURY AND INTERNATIONAL TRADE FINANCE

This sub-segment includes Treasury Services, International Correspondent Banking and Trade Finance.

Treasury and International Trade Finance

Performance Summary

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$112	110	104	100	91	2%	23
Fee and other income	219	219	220	213	209	—	5
Intersegment revenue	(47)	(47)	(46)	(49)	(45)	—	4

Total revenue (Tax-equivalent)	284	282	278	264	255	1	11
Provision for credit losses	(2)	—	(1)	—	—	—	—
Noninterest expense	175	174	170	172	173	1	1
Income taxes (Tax-equivalent)	41	39	40	33	30	5	37

Segment earnings	$70	69	69	59	52	1%	35

Performance and other data
Economic profit	$56	56	58	48	41	—%	37
Risk adjusted return on capital (RAROC)	70.22%	74.10	77.79	68.14	61.40	—	—
Economic capital, average	$383	355	342	335	334	8	15
Cash overhead efficiency ratio (Tax-equivalent)	61.69%	61.78	60.99	65.13	67.79	—	—
Average loans, net	$13,461	12,309	10,813	9,540	8,269	9	63
Average core deposits	$19,623	20,830	21,222	21,091	19,908	(6)%	(1)

•	Total treasury services product revenues for the company were $720 million in 1Q08 vs. $737 million in 4Q07 and $680 million in 1Q07

Page - 25

Wachovia 1Q08 Quarterly Earnings Report

CAPITAL MANAGEMENT

This segment includes Asset Management and Retail Brokerage Services.

Capital Management

Performance Summary

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$274	318	268	260	259	(14)%	6
Fee and other income	2,191	2,211	1,444	1,536	1,477	(1)	48
Intersegment revenue	(10)	(11)	(8)	(11)	(8)	9	(25)

Total revenue (Tax-equivalent)	2,455	2,518	1,704	1,785	1,728	(3)	42
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	1,855	1,938	1,241	1,294	1,237	(4)	50
Income taxes (Tax-equivalent)	219	212	169	179	179	3	22

Segment earnings	$381	368	294	312	312	4%	22

Performance and other data
Economic profit	$322	309	258	275	275	4%	17
Risk adjusted return on capital (RAROC)	71.51%	68.92	88.96	92.77	94.78	—	—
Economic capital, average	$2,143	2,120	1,310	1,348	1,334	1	61
Cash overhead efficiency ratio (Tax-equivalent)	75.54%	76.96	72.82	72.47	71.59	—	—
Lending commitments	$1,348	1,281	1,164	1,169	961	5	40
Average loans, net	2,562	2,295	2,142	1,663	1,554	12	65
Average core deposits	$43,084	38,019	31,489	31,221	31,683	13	36
FTE employees	29,838	29,885	17,908	17,905	17,703	—%	69

Capital Management Key Metrics

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(Dollars in billions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Equity assets	$74.1	83.7	84.7	85.3	107.1	(11)%	(31)
Fixed income assets	117.8	122.9	137.6	135.1	143.2	(4)	(18)
Money market assets	66.8	68.1	63.1	61.1	64.3	(2)	4

Total assets under management (a)	258.7	274.7	285.4	281.5	314.6	(6)	(18)

Gross fluctuating mutual fund sales	$2.6	2.5	2.0	2.7	3.7	4	(30)

Full-service financial advisors series 7	14,583	14,607	8,391	8,303	8,166	—	79
Financial center advisors series 6	4,059	3,296	2,996	2,531	2,521	23	61
Broker client assets	$1,118.5	1,170.4	807.2	795.8	773.0	(4)	45
Customer receivables including margin loans	$6.3	6.4	4.7	4.8	4.7	(2)	34
Traditional brokerage offices	1,527	1,539	786	774	768	(1)	99
Banking centers with brokerage services	2,569	2,203	2,038	1,834	1,850	17%	39

(a)	Includes $39 billion in assets managed for Wealth Management, which are also reported in that segment.

SEGMENT EARNINGS OF $381 MILLION, UP 4% AND UP 22% FROM 1Q07 INCLUDING THE EFFECT OF AGE

•	Revenue of $2.5 billion down 3%; up 42% from 1Q07 including $718 million relating to acquisitions

•	Net interest income declined 14% as FDIC deposit growth of $5.0 billion reflecting organic growth including increases from AGE was more than offset by spread compression

•

Fee and other income decreased $20 million, or 1%, on slightly lower retail brokerage commissions and asset management fees reflecting lower valuations partially offset by improvement from lower 4Q07 levels which included a $17 million valuation loss on certain asset-backed commercial paper purchased from Evergreen money market funds in 3Q07; up $714 million, or 48%, from 1Q07

•

Expenses decreased $83 million, or 4%, driven by lower commissions, other incentives and legal costs, partially offset by $30 million in retirement eligible employee stock compensation expense; up 50% from 1Q07 largely reflecting merger activity and legal costs

•	Assets under management decreased 6% largely reflecting lower market valuations

•	Growth in recently hired, high producing brokers offset by lower producing broker attrition

•	Strong growth in Series 6 Financial Advisors throughout footprint, including Western region

•	AGE integration on track

•	Combined broker-dealers

•	Re-branding under way

•	Credit product rollout

Page - 26

Wachovia 1Q08 Quarterly Earnings Report

RETAIL BROKERAGE SERVICES

This sub-segment consists of the retail brokerage, and annuity and reinsurance businesses.

Retail Brokerage Services

Performance Summary

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$268	311	262	254	256	(14)%	5
Fee and other income	1,898	1,934	1,202	1,227	1,207	(2)	57
Intersegment revenue	(9)	(11)	(7)	(11)	(8)	18	(13)

Total revenue (Tax-equivalent)	2,157	2,234	1,457	1,470	1,455	(3)	48
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	1,634	1,725	1,038	1,076	1,022	(5)	60
Income taxes (Tax-equivalent)	191	185	154	143	158	3	21

Segment earnings	$332	324	265	251	275	2%	21

Performance and other data
Economic profit	$279	271	235	219	244	3%	14
Risk adjusted return on capital (RAROC)	69.23%	67.17	94.13	88.54	99.04	—	—
Economic capital, average	$1,929	1,915	1,116	1,133	1,127	1	71
Cash overhead efficiency ratio (Tax-equivalent)	75.74%	77.15	71.33	73.18	70.22	—	—
Average loans, net	$2,521	2,273	2,106	1,646	1,521	11	66
Average core deposits	$42,631	37,614	31,071	30,857	31,405	13%	36

Retail Brokerage Transaction

The Retail Brokerage Services sub-segment results shown in the above table include 100% of the results of the Wachovia Securities retail brokerage business which is the combination of Wachovia and Prudential’s retail brokerage operations. The combined entity is owned by Wachovia Securities Financial Holdings, LLC (“WSFH”), which is a consolidated subsidiary of Wachovia Corporation for GAAP purposes.

As a result of Wachovia’s contribution to WSFH of the retail securities business of A.G. Edwards on January 1, 2008, Prudential Financial’s percentage interest in WSFH has been diluted as of that date based on the value of the contributed business relative to the value of WSFH. Although the adjustment in Prudential Financial’s interest will be effective as of the January 1, 2008, contribution date, the valuations necessary to calculate the precise reduction in that percentage interest are not yet complete. Based on currently available information, Wachovia estimates that Prudential Financial’s percentage interest will be diluted from its pre-contribution interest of 38% to approximately 23% as a result of the A.G. Edwards contribution.

Prudential Financial’s minority interest is included in minority interest expense reported in the Parent (see page 29) and in Wachovia Corporation’s consolidated statements of income on a GAAP basis, which differs from our segment reporting as noted on page 1. For the three months ended March 31, 2008, Prudential Financial’s pre-tax minority interest on a GAAP basis was $48 million. This amount may be adjusted higher or lower in a subsequent quarter if the final valuations differ from Wachovia’s current estimate.

The Retail Brokerage Services sub-segment results reported in the above table also include our Insurance Services business, as well as additional corporate allocations not included in the Wachovia Securities Financial Holdings results.

Page - 27

Wachovia 1Q08 Quarterly Earnings Report

ASSET MANAGEMENT

This sub-segment consists of the mutual fund business and customized investment advisory services, including retirement services.

Asset Management

Performance Summary

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$6	7	6	5	3	(14)%	—
Fee and other income	295	279	244	312	272	6	8
Intersegment revenue	(1)	—	(1)	—	—	—	—

Total revenue (Tax-equivalent)	300	286	249	317	275	5	9
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	224	217	206	222	220	3	2
Income taxes (Tax-equivalent)	28	26	15	35	20	8	40

Segment earnings	$48	43	28	60	35	12%	37

Performance and other data
Economic profit	$42	37	22	55	29	14%	45
Risk adjusted return on capital (RAROC)	90.31%	82.68	56.73	112.79	68.24	—	—
Economic capital, average	$214	205	194	215	207	4	3
Cash overhead efficiency ratio (Tax-equivalent)	74.75%	76.33	82.50	70.01	80.04	—	—
Average loans, net	$41	22	36	17	33	86	24
Average core deposits	$453	405	418	364	278	12%	63

Capital Management Eliminations

In addition to the above sub-segments, Capital Management results include eliminations among business units. Certain brokerage commissions earned on mutual fund sales by our brokerage sales force are eliminated and deferred in the consolidation of Capital Management reported results. In 1Q08, brokerage revenue and expense eliminations were a reduction of $2 million and $3 million, respectively.

Page - 28

Wachovia 1Q08 Quarterly Earnings Report

PARENT

This sub-segment includes the central money book, investment portfolio, some consumer real estate and mortgage assets, minority interest in consolidated subsidiaries, the cross-border leveraged lease portfolio, businesses being wound down or divested, other intangible amortization and eliminations.

Parent

Performance Summary

	2008	2007				1Q08 vs 4Q07	1Q08 vs 1Q07
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$(137)	(217)	(171)	(100)	(17)	(37)%	—
Fee and other income	(142)	(55)	194	44	107	—	—
Intersegment revenue	—	—	(2)	2	1	—	—

Total revenue (Tax-equivalent)	(279)	(272)	21	(54)	91	3	—
Provision for credit losses	2,060	1,058	194	25	23	95	—
Noninterest expense	302	419	485	374	347	(28)	(13)
Minority interest	198	118	189	139	136	68	46
Income taxes (benefits) (Tax-equivalent)	(1,021)	(853)	(495)	(322)	(333)	20	—
Dividends on preferred shares	43	—	—	—	—	—	—

Segment earnings (loss)	$(1,818)	(1,014)	(352)	(270)	(82)	79%	—

Performance and other data
Economic profit (loss)	$(842)	(338)	(229)	(244)	(61)	—%	—
Risk adjusted return on capital (RAROC)	(168.09)%	(51.89)	(26.84)	(29.14)	1.61	—	—
Economic capital, average	$1,889	2,143	2,394	2,434	2,658	(12)	(29)
Cash overhead efficiency ratio (Tax-equivalent)	(71.99)%	(113.51)	1,841.86	(489.55)	250.80	—	—
Lending commitments	$538	599	529	569	503	(10)	7
Average loans, net	28,490	30,748	28,514	30,195	31,699	(7)	(10)
Average core deposits	$2,729	2,483	3,031	2,640	2,047	10	33
FTE employees	24,685	25,125	24,012	23,553	24,705	(2)%	—

Page - 29

Wachovia 1Q08 Quarterly Earnings Report

MERGER-RELATED AND RESTRUCTURING EXPENSES

A.G. Edwards Transaction One-time Costs (In millions)	Net Merger- Related and Restructuring Expenses	Exit Cost Purchase Accounting Adjustments(b)	Total
Total estimated costs and expenses(a)	$1,204	196	1,400

Actual expenses
First quarter 2008	$206	35	241
Total 2007	124	43	167

Total actual expenses	$330	78	408

(a)	Represents the original estimate at the time of the deal announcement.
(b)	These adjustments represent incremental costs related to combining the two companies and are specifically attributable to A.G. Edwards’ business.

Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant A.G. Edwards acquired facilities.

These adjustments are reflected in goodwill and are not charges against income.

Golden West Transaction One-time Costs (In millions)	Net Merger- Related and Restructuring Expenses	Exit Cost Purchase Accounting Adjustments(b)	Total
Total estimated costs and expenses(a)	$288	192	480

Actual expenses
First quarter 2008	$35	—	35
Total 2007	118	173	291
Total 2006	40	41	81

Total actual expenses	$193	214	407

(a)	Represents the original estimate at the time of the deal announcement.
(b)	These adjustments represent incremental costs related to combining the two companies and are specifically attributable to Golden West’s business.

Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant Golden West acquired facilities.

These adjustments are reflected in goodwill and are not charges against income.

Merger-Related and Restructuring Expenses (Income Statement Impact)

	2008	2007
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Total Golden West merger-related and restructuring expenses	$35	64	32	20	2
Total A.G. Edwards merger-related and restructuring expenses	206	121	3	—	—
Other merger-related and restructuring expenses	—	2	1	12	8

Net merger-related and restructuring expenses	241	187	36	32	10
Minority interest share in merger-related and restructuring expenses	(43)	(11)	—	—	—
Income taxes (benefits)	(75)	(67)	(15)	(12)	(4)

After-tax net merger-related and restructuring expenses	$123	109	21	20	6

Goodwill and Other Intangibles Recorded	2008	2007
in the A.G. Edwards Transaction (In millions)	First Quarter	Fourth Quarter
Purchase price less former A.G. Edwards ending tangible stockholders’ equity as of October 1, 2007	$4,598	4,600

Fair value purchase accounting adjustments(a)
Investments	(1)	(1)
Restricted stock awards	(14)	—
CRE	(31)	—
Other assets	10	8
Deposits, short-term borrowings, long-term debt and other liabilities	(23)	(27)
Income taxes	41	11

Total fair value purchase accounting adjustments	(18)	(9)

Exit cost purchase accounting adjustments(b)
Personnel and employee termination benefits	48	22
Other liabilities	8	2
Occupancy and equipment	3	—
Other	19	19

Total pre-tax exit costs	78	43
Income taxes	(24)	(10)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	54	33

Total purchase intangibles	4,634	4,624
Customer and other intangibles (Net of income taxes)	513	513

Goodwill, end of period	$4,121	4,111

(a)	These amounts represent fair value adjustments to adjust assets and liabilities of the former A.G. Edwards to their fair values as of October 1, 2007.
(b)	These adjustments represent incremental costs relating to combining the two companies and are specifically attributable to those businesses of the former A.G. Edwards.

Page - 30

Wachovia 1Q08 Quarterly Earnings Report

EXPLANATION OF OUR USE OF CERTAIN NON-GAAP FINANCIAL MEASUR ES

In addition to results presented in accordance with GAAP, this quarterly earnings report includes certain non-GAAP financial measures, including those presented on pages 1 and 3 under the captions “Earnings Reconciliation”, and “Other Financial Measures”, with the sub-headings – “Earnings excluding merger-related and restructuring expenses” — “Earnings excluding merger-related and restructuring expenses, and discontinued operations” and — “Earnings excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations”, and which are reconciled to GAAP financial measures on pages 32-35. In addition, in this quarterly earnings report certain designated net interest income amounts are presented on a tax-equivalent basis, including the calculation of the overhead efficiency ratio.

Wachovia believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons with the performance of others in the financial services industry. Specifically, Wachovia believes the exclusion of merger-related and restructuring expenses and discontinued operations permits evaluation and a comparison of results for on-going business operations, and it is on this basis that Wachovia’s management internally assesses the company’s performance. Those non-operating items are excluded from Wachovia’s segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. In addition, because of the significant amount of deposit base intangible amortization, Wachovia believes the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial services firms. Wachovia’s management makes recommendations to its board of directors about dividend payments based on reported earnings excluding merger-related and restructuring expenses, other intangible amortization, discontinued operations and the cumulative effect of a change in accounting principle, and has communicated certain dividend payout ratio goals to investors on this basis. Management believes this payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor Wachovia’s dividend payout policy. Wachovia also believes the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry standards. Wachovia operates one of the largest retail brokerage businesses in our industry, and we have presented an overhead efficiency ratio excluding these brokerage services, which management believes is useful to investors in comparing the performance of our banking business with other banking companies.

Although Wachovia believes the above non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

Page - 31

Wachovia 1Q08 Quarterly Earnings Report

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

Reconciliation of Certain Non-GAAP Financial Measures

		2008	2007
(In millions)	*	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income (loss) from continuing operations
Net income (loss) (GAAP)	A	$(393)	51	1,618	2,341	2,302
Discontinued operations, net of income taxes (GAAP)		—	142	88	—	—

Income (loss) from continuing operations (GAAP)		(393)	193	1,706	2,341	2,302
Merger-related and restructuring expenses (GAAP)		123	108	22	20	6

Income (loss) excluding merger-related and restructuring expenses, and discontinued operations	B	(270)	301	1,728	2,361	2,308
Other intangible amortization (GAAP)		64	65	59	66	76

Income (loss) excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	C	$(206)	366	1,787	2,427	2,384

Income (loss) available to Common Stockholders
Net income (loss) available to common shareholders (GAAP)	D	$(393)	51	1,618	2,341	2,302
Discontinued operations, net of income taxes (GAAP)		—	142	88	—	—

Income (loss) from continuing operations available to common stockholders		(393)	193	1,706	2,341	2,302
Merger-related and restructuring expenses (GAAP)		123	108	22	20	6

Income (loss) excluding merger-related and restructuring expenses, and discontinued operations	E	(270)	301	1,728	2,361	2,308
Other intangible amortization (GAAP)		64	65	59	66	76

Income (loss) available to common stockholders excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	F	$(206)	366	1,787	2,427	2,384

Return on average common stockholders’ equity
Average common stockholders’ equity (GAAP)	G	$74,697	73,599	69,857	69,317	69,320
Merger-related and restructuring expenses and other (GAAP)		110	100	36	14	1

Average common stockholders’ equity, excluding merger-related and restructuring expenses, and discontinued operations	H	74,807	73,699	69,893	69,331	69,321
Average intangible assets (GAAP)	I	(45,211)	(44,941)	(40,198)	(40,328)	(40,263)

Average common stockholders’ equity, excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	J	$29,596	28,758	29,695	29,003	29,058

Return on average common stockholders’ equity
GAAP	D/G	(2.11)%	0.28	9.19	13.54	13.47
Excluding merger-related and restructuring expenses, and discontinued operations	E/H	(1.45)	1.62	9.81	13.66	13.50
Return on average tangible common stockholders’ equity
GAAP	D/G+I	(5.36)	0.71	21.64	32.38	32.14
Excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	F/J	(2.80)%	5.05	23.88	33.57	33.27

Table continued on next page.

Page - 32

Wachovia 1Q08 Quarterly Earnings Report

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

Reconciliation of Certain Non-GAAP Financial Measures

		2008	2007
(In millions)	*	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Return on average assets
Average assets (GAAP)	K	$783,593	763,487	729,004	704,773	691,029
Average intangible assets (GAAP)		(45,211)	(44,941)	(40,198)	(40,328)	(40,263)

Average tangible assets (GAAP)	L	$738,382	718,546	688,806	664,445	650,766

Average assets (GAAP)		$783,593	763,487	729,004	704,773	691,029
Merger-related and restructuring expenses and other (GAAP)		110	100	36	14	1

Average assets, excluding merger-related and restructuring expenses, and discontinued operations	M	783,703	763,587	729,040	704,787	691,030
Average intangible assets (GAAP)		(45,211)	(44,941)	(40,198)	(40,328)	(40,263)

Average tangible assets, excluding merger- related and restructuring expenses, and discontinued operations	N	$738,492	718,646	688,842	664,459	650,767

Return on average assets
GAAP	A/K	(0.18)%	0.03	0.88	1.33	1.35
Excluding merger-related and restructuring expenses, and discontinued operations	B/M	(0.12)	0.16	0.94	1.34	1.35
Return on average tangible assets
GAAP	A/L	(0.19)	0.03	0.93	1.41	1.43
Excluding merger-related and restructuring expenses, other intangible amoritization and discontinued operations	C/N	(0.09)%	0.20	1.03	1.47	1.49

*	The letters included in the column are provided to show how the various ratios presented in the tables on pages 32 through 35 are calculated.

For example, return on average assets on a GAAP basis is calculated by dividing net income (GAAP) by average assets (GAAP) (i.e., A/H), and annualized where appropriate.

Table continued on next page.

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Wachovia 1Q08 Quarterly Earnings Report

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

Reconciliation of Certain Non-GAAP Financial Measures

		2008	2007
(In millions)	*	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Overhead efficiency ratios
Noninterest expense (GAAP)	O	$5,441	5,786	4,525	4,890	4,621
Merger-related and restructuring expenses (GAAP)		(241)	(187)	(36)	(32)	(10)

Noninterest expense, excluding merger-related and restructuring expenses	P	5,200	5,599	4,489	4,858	4,611
Other intangible amortization (GAAP)		(103)	(111)	(92)	(103)	(118)

Noninterest expense, excluding merger-related and restructuring expenses, and other intangible amoritization	Q	$5,097	5,488	4,397	4,755	4,493

Net interest income (GAAP)		$4,752	4,630	4,551	4,449	4,500
Tax-equivalent adjustment		53	44	33	38	37

Net interest income (Tax-equivalent)		4,805	4,674	4,584	4,487	4,537
Fee and other income (GAAP)		3,091	2,744	2,933	4,240	3,734

Total	R	$7,896	7,418	7,517	8,727	8,271

Retail Brokerage Services, excluding insurance
Noninterest expense (GAAP)	S	$1,628	1,719	1,033	1,070	1,015

Net interest income (GAAP)		$261	303	255	248	249
Tax-equivalent adjustment		1	1	—	—	—

Net interest income (Tax-equivalent)		262	304	255	248	249
Fee and other income (GAAP)		1,866	1,908	1,180	1,202	1,185

Total	T	$2,128	2,212	1,435	1,450	1,434

Overhead efficiency ratios
GAAP	O/R	68.91%	78.00	60.20	56.02	55.88
Excluding merger-related and restructuring expenses	P/R	65.85	75.48	59.73	55.65	55.75
Excluding merger-related and restructuring expenses, and brokerage	P-S/R-T	61.92	74.54	56.82	52.04	52.60
Excluding merger-related and restructuring expenses, and other intangible amoritization	Q/R	64.55	73.97	58.51	54.47	54.33
Excluding merger-related and restructuring expenses, other intangible amoritization and brokerage	Q-S/R-T	60.14%	72.40	55.32	50.61	50.88

Table continued on next page.

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Wachovia 1Q08 Quarterly Earnings Report

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

Reconciliation of Certain Non-GAAP Financial Measures

		2008	2007
(In millions, except per share data)	*	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Operating leverage
Operating leverage (GAAP)		$823	(1,359)	(847)	189	(13)
Merger-related and restructuring expenses (GAAP)		54	151	4	21	(38)

Operating leverage, excluding merger-related and restructuring expenses		877	(1,208)	(843)	210	(51)
Other intangible amortization (GAAP)		(8)	21	(12)	(13)	(24)

Operating leverage, excluding merger-related and restructuring expenses, and other intangible amortization		$869	(1,187)	(855)	197	(75)

Dividend payout ratios on common shares
Dividends paid per common share	U	$0.64	0.64	0.64	0.56	0.56

Diluted/Basic earnings per common share (GAAP)	V	$(0.20)	0.03	0.85	1.22	1.20
Merger-related and restructuring expenses (GAAP)		0.06	0.05	—	0.01	—
Other intangible amortization (GAAP)		0.04	0.03	0.04	0.04	0.04
Discontinued operations (GAAP)		—	0.07	0.05	—	—

Diluted/Basic earnings per common share, excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	W	$(0.10)	0.18	0.94	1.27	1.24

Dividend payout ratios
GAAP	U/V	(320.00)%	2,133.33	75.29	45.90	46.67
Excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	U/W	(640.00)%	355.56	68.09	44.09	45.16

*	The letters included in the column are provided to show how the various ratios presented in the tables on pages 32 through 35 are calculated. For example, return on average assets on a GAAP basis is calculated by dividing net income (GAAP) by average assets (GAAP) (i.e., A/H), and annualized where appropriate.

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Wachovia 1Q08 Quarterly Earnings Report

CAUTIONARY STATEMENT

The foregoing materials and management’s discussion of them may contain, among other things, certain forward-looking statements with respect to Wachovia, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Wachovia, including, without limitation, (i) statements regarding certain of Wachovia’s goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of Wachovia’s credit quality trends, (ii) statements relating to the benefits of the merger between Wachovia and A.G. Edwards, Inc. completed on October 1, 2007 (the “A.G. Edwards Merger”), including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the A.G. Edwards Merger, (iii) statements relating to the benefits of the merger between Wachovia and Golden West Financial Corporation completed on October 1, 2006 (the “Golden West Merger”), including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the Golden West Merger, and (iv) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. These forward-looking statements are based on the current beliefs and expectations of Wachovia’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia’s control). Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause Wachovia’s financial performance to differ materially from that expressed in such forward-looking statements: (1) the risk that the applicable businesses in connection with the A.G. Edwards Merger or the Golden West Merger will not be integrated successfully or such integrations may be more difficult, time-consuming or costly than expected; (2) the risk that expected revenue synergies and cost savings from the A.G. Edwards Merger or the Golden West Merger may not be fully realized or realized within the expected time frame; (3) the risk that revenues following the A.G. Edwards Merger or the Golden West Merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the A.G. Edwards Merger or the Golden West Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the risk that the strength of the United States economy in general and the strength of the local economies in which Wachovia conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s loan portfolio and allowance for loan losses; (6) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (7) potential or actual litigation; (8) inflation, interest rate, market and monetary fluctuations; (9) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s brokerage and capital markets activities; (10) unanticipated regulatory or judicial proceedings or rulings; (11) the impact of changes in accounting principles; (12) adverse changes in financial performance and/or condition of Wachovia’s borrowers which could impact repayment of such borrowers’ outstanding loans; and (13) the impact on Wachovia’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Wachovia cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning Wachovia, the A.G. Edwards Merger or the Golden West Merger or other matters and attributable to Wachovia or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia does not undertake any obligation to update any forward-looking statement, whether written or oral.

Wachovia cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning Wachovia, the A.G. Edwards Merger or the Golden West Merger or other matters and attributable to Wachovia or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia does not undertake any obligation to update any forward-looking statement, whether written or oral.

The issuer may file a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus after filing if you request it by calling toll-free 1-800-326-5897.

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